UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUPERTEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPERTEX, INC.

1235 Bordeaux Drive

Sunnyvale, California 94089

(408) 222-8888

Dear Shareholder:

We invite you to attend a special meeting of shareholders of Supertex, Inc., or Supertex or the Company, to be held at Supertex’s offices at 1235 Bordeaux Drive, Sunnyvale, California 94089, at 10:00 a.m., local time, on April 1, 2014, or the Special Meeting. Holders of record of Supertex common stock, no par value per share, or Supertex common stock, at the close of business on February 24, 2014, or the record date, will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

On February 9, 2014, we entered into an Agreement and Plan of Merger with Microchip Technology Incorporated and Orchid Acquisition Corporation, or the Merger Agreement. At the Special Meeting, we will ask you to adopt the Merger Agreement and approve the principal terms of the Merger as contemplated by the Merger Agreement, or the Merger. As a result of the Merger, Supertex will become a wholly-owned subsidiary of Microchip Technology Incorporated. Microchip Technology Incorporated is a Delaware corporation. Orchid Acquisition Corporation is a California corporation and is a wholly-owned subsidiary of Microchip Technology Incorporated.

We are also asking you to (i) approve, on an advisory (non-binding) basis, certain of the compensation that may be paid or become payable to Supertex’s named executive officers that is based on or otherwise relates to the Merger, as well as the agreements pursuant to which such compensation may be paid or become payable and (ii) expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the principal terms of the Merger and adopt the Merger Agreement.

If the Merger is consummated, you will be entitled to receive $33.00 in cash, without interest and less any applicable withholding taxes, for each share of Supertex common stock that you own, and you will have no ongoing ownership interest in the continuing business of Supertex. We cannot complete the Merger unless all of the conditions to closing are satisfied, including the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Supertex common stock as of the record date.

Our board of directors reviewed and considered the terms and conditions of the Merger. Our board of directors also determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Supertex and our shareholders, declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and recommended that our shareholders vote to approve the principal terms of the Merger and adopt the Merger Agreement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

(1) THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AND

THE ADOPTION OF THE MERGER AGREEMENT, (2) THE APPROVAL, ON AN ADVISORY

(NON-BINDING) BASIS, OF CERTAIN OF THE COMPENSATION THAT MAY BE PAID OR

BECOME PAYABLE TO OUR NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR

OTHERWISE RELATES TO THE MERGER, AS WELL AS THE AGREEMENTS PURSUANT TO

WHICH SUCH COMPENSATION MAY BE PAID OR BECOME PAYABLE AND (3) THE GRANT

OF AUTHORITY TO VOTE YOUR SHARES TO

ADJOURN THE SPECIAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING

ADDITIONAL PROXIES TO VOTE IN FAVOR OF APPROVING THE PRINCIPAL TERMS OF

THE MERGER AND ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy statement relating to the actions to be taken by our shareholders at the Special Meeting and a proxy card. The proxy statement includes other important information about the Merger Agreement and the Merger. We encourage you to read the entire proxy statement, including its annexes, carefully.

All of our shareholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the Internet as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the approval of the principal terms of the Merger and the adoption of the Merger Agreement.

Sincerely,

Henry C. Pao

President and Chief Executive Officer

March 7, 2014

SUPERTEX, INC.

1235 Bordeaux Drive

Sunnyvale, California 94089

(408) 222-8888

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 1, 2014

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Supertex, Inc., a California corporation, or Supertex, that will be held at our offices at 1235 Bordeaux Drive, Sunnyvale California 94089, at 10:00 a.m., local time, on April 1, 2014, or the Special Meeting, for the following purposes:

1.	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 9, 2014, by and among Microchip Technology Incorporated, Orchid Acquisition Corporation and Supertex, or the Merger Agreement, and approve the principal terms of the merger as contemplated by the Merger Agreement, or the Merger—referred to as the Merger Proposal;

2.	to consider and vote upon a proposal to approve, by an advisory (non-binding) vote, certain of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, as well as the agreements pursuant to which such compensation may be paid or become payable—referred to as the Advisory Compensation Proposal; and

3.	to consider and vote upon a proposal to approve the grant of authority to vote your shares to adjourn the Special Meeting to a later time and date, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval of the Merger Proposal—referred to as the Adjournment Proposal.

Microchip Technology Incorporated is a Delaware corporation. Orchid Acquisition Corporation is a California corporation and is a wholly-owned subsidiary of Microchip Technology Incorporated.

Our board of directors reviewed and considered the terms and conditions of the Merger and determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Supertex and our shareholders, declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and recommended that Supertex shareholders vote to approve the Merger Proposal. This item of business to be submitted to a vote of the shareholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also recommends that you approve the Advisory Compensation Proposal and the Adjournment Proposal. No other business may be transacted at the Special Meeting.

Shareholders of record at the close of business on the record date, February 24, 2014, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. The proxy statement is dated March 7, 2014, and is first being mailed to shareholders of Supertex on or about March 10, 2014. All shareholders are cordially invited to attend the Special Meeting in person. Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Supertex common stock as of the record date. Approval of the Advisory Compensation Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the shares of Supertex common stock present, in person or by proxy, at the Special Meeting, excluding abstentions.

Supertex shareholders have the right to exercise dissenters’ rights with respect to their shares of Supertex common stock and may have the right to obtain payment in cash for the fair market value of their shares of Supertex common stock, but only if they perfect their dissenters’ rights and comply with the applicable provisions of California law. A copy of the California statutory provisions relating to dissenters’ rights is attached as Annex D to the attached proxy statement, and a summary of these provisions can be found under “The Merger—Dissenters’ Rights” in the attached proxy statement.

You should not send any certificates representing shares of Supertex common stock with your proxy card. Upon the consummation of the Merger, you will be sent instructions regarding the procedure to exchange your stock certificates for $33.00 in cash, without interest and less any applicable withholding taxes, for each share of Supertex common stock that you own.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

(1) THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AND

THE ADOPTION OF THE MERGER AGREEMENT, (2) THE APPROVAL, ON AN ADVISORY

(NON-BINDING) BASIS, OF CERTAIN OF THE COMPENSATION THAT MAY BE PAID OR

BECOME PAYABLE TO OUR NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR

OTHERWISE RELATES TO THE MERGER, AS WELL AS THE AGREEMENTS PURSUANT TO

WHICH SUCH COMPENSATION MAY BE PAID OR BECOME PAYABLE AND (3) THE GRANT

OF AUTHORITY TO VOTE YOUR SHARES TO

ADJOURN THE SPECIAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING

ADDITIONAL PROXIES TO VOTE IN FAVOR OF APPROVING THE PRINCIPAL TERMS OF

THE MERGER AND ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return your proxy card in the enclosed envelope, or appoint a proxy over the Internet as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Merger Proposal, in favor of the Advisory Compensation Proposal, and in favor of the Adjournment Proposal. If you fail to return your proxy card or if you fail to appoint a proxy over the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against approving the Merger Proposal. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held of record in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Supertex or any other person.

By Order of the Board of Directors

Henry C. Pao

President and Chief Executive Officer

Sunnyvale, California

March 7, 2014

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES

AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE

COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR

UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS

DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

In addition to delivering the proxy materials for the Special Meeting to be held on April 1, 2014 to shareholders by mail, the proxy statement for such meeting is also is available at www.supertex.com.

ADJOURNMENT OF THE SPECIAL MEETING	71

OTHER MATTERS	71

Other Matters for Action at the Special Meeting	71

Shareholder Proposals	71

Where You Can Find More Information	72

ANNEX A	AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 9, 2014, BY AND AMONG MICROCHIP TECHNOLOGY INCORPORATED, ORCHID ACQUISITION CORPORATION AND SUPERTEX, INC.	A-1

ANNEX B	VOTING AGREEMENT, DATED AS OF FEBRUARY 9, 2014, BY AND AMONG MICROCHIP TECHNOLOGY INCORPORATED AND SHAREHOLDERS OF SUPERTEX, INC.	B-1

ANNEX C	OPINION OF OPPENHEIMER & CO., INC.	C-1

ANNEX D	CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE	D-1

ANNEX E	CLASS ACTION COMPLAINT	E-1

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and Merger,” summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the Special Meeting. In addition, you may obtain additional business and financial information about Supertex, Inc. without charge by following the instructions in “Where You Can Find More Information” beginning on page 72. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. Attached as Annex A to this proxy statement is the Agreement and Plan of Merger, dated as of February 9, 2014, among Microchip Technology Incorporated, Orchid Acquisition Corporation and Supertex, Inc., or the Merger Agreement. We encourage you to read the Merger Agreement, as it is the legal document that governs the merger, or the Merger. In this proxy statement, “we,” “us,” “our” and “Supertex” refer to Supertex, Inc. and, including, where applicable, our subsidiaries.

The Merger and the Merger Agreement.

•	The Parties to the Merger (see page 14). Supertex, Inc., a California corporation, is a leading provider of high voltage and mixed signal semiconductor components, including integrated circuits. Microchip Technology Incorporated, a Delaware corporation, or Parent or Microchip, is a leading provider of microcontroller and analog semiconductors. Orchid Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent, or Merger Sub, has not engaged in any business except for the purpose of effecting the Merger.

•	The Merger. You are being asked to vote to approve the principal terms of the Merger and adopt the Merger Agreement, or the Merger Proposal. Pursuant to the Merger Agreement, Merger Sub will merge with and into Supertex with Supertex being the surviving corporation in the Merger, or the Surviving Corporation. As a result of the Merger, Supertex will cease to be an independent, publicly-traded company. You will no longer have any interest in Supertex’s future earnings or growth. Following consummation of the Merger, the registration of Supertex common stock and our reporting obligations with respect to Supertex common stock under the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, or the SEC. In addition, upon completion of the Merger, shares of Supertex common stock will no longer be listed on any stock exchange, including the NASDAQ Global Market, or quotation system. See “The Merger Agreement” beginning on page 51.

•	Merger Consideration. If the Merger is consummated, you will be entitled to receive $33.00, or the Merger Consideration, in cash, without interest and less any applicable withholding taxes, for each share of Supertex common stock that you own (other than shares as to which dissenters’ rights have been properly exercised). See “The Merger Agreement—Merger Consideration” beginning on page 52.

•	Treatment of Options (see page 52). Upon the consummation of the Merger, all outstanding vested options (that is, options then exercisable) to acquire Supertex common stock will be cancelled. In consideration for the cancellation of the options, the holder of any such option will receive an amount equal to the number of shares of Supertex common stock underlying the option multiplied by the amount (if any) by which $33.00 exceeds the exercise price for each share of Supertex common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the vested option is equal to or exceeds $33.00, the holder of such option will not be entitled to any Merger Consideration. All outstanding unvested options will be assumed by Parent and remain subject to substantially the same terms and conditions, except that: (1) the number of shares of Parent common stock subject to each such outstanding unvested option will be equal to the product of the number of shares of Supertex common stock underlying such option and the Exchange Ratio (as defined in “Interests of Directors and Executive Officers in the Merger Agreement—Treatment of Stock Options” beginning on page 32), rounded down to the nearest whole share, and (2) the exercise price of each such outstanding unvested option will be equal to the quotient determined by dividing the exercise price by the Exchange Ratio, rounded up to the nearest cent.

•	Treatment of Employee Stock Purchase Plan (see page 53). The offering period underway under our Employee Stock Purchase Plan at the time of the Merger will be shortened and terminate on either the last business day or the last payroll date prior to the consummation of the Merger and Supertex will make such pro-rata adjustments as necessary to reflect such shortened offering period, but will otherwise treat such shortened offering period as a fully effective and completed offering period for all other purposes. Supertex will provide that no additional offering periods commence under the plan after March 31, 2014 and the Supertex Employee Stock Purchase Plan will terminate prior to the consummation of the Merger.

•	Conditions to the Merger (see page 60). The consummation of the Merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the Merger Agreement must have been adopted and the principal terms of the Merger must have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Supertex common stock as of the record date, February 24, 2014;

•	any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, must have expired or been terminated;

•	no governmental entity of competent jurisdiction must have enacted, issued, promulgated, entered or enforced any law that is in effect and has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction, and no court of competent jurisdiction must have issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction;

•	there must not have been any Company Material Adverse Effect (as defined in “The Merger Agreement—Representations and Warranties” beginning on page 53) upon Supertex;

•	Supertex’s, Parent’s and Merger Sub’s respective representations and warranties in the Merger Agreement must be true and correct as of the date of the Merger Agreement and on and as of the date of the closing of the Merger in the manner described under the caption “The Merger Agreement—Conditions to the Merger” beginning on page 60; and

•	Supertex, Parent and Merger Sub must have performed or complied with in all material respects all obligations under the Merger Agreement that each is required to perform or comply with at or prior to the closing of the Merger.

•	Restrictions on Solicitations of Other Offers and the Recommendation of our Board of Directors (see pages 62 and 20).

•	The Merger Agreement provides that we must cause each of our company representatives to immediately cease any existing activities, discussions or negotiations with any third party conducted prior to the execution of the Merger Agreement with respect to an Acquisition Proposal (as defined in “The Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 62) and, until the consummation of the Merger or its earlier termination, we are generally not permitted to:

•	solicit, initiate, knowingly encourage or facilitate the making, submission or announcement of, an Acquisition Proposal;

•	furnish to any third party (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to us or any of our subsidiaries that we believe or reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal, or afford access to our business, properties, assets, books or records to any third party (other than Parent, Merger Sub or any designees of Parent or Merger Sub) that we believe or reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would be reasonably expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any third party with respect to an Acquisition Proposal;

•	approve, endorse or recommend an Acquisition Proposal;

•	execute or enter into any letter of intent, memorandum of understanding or contract contemplating or otherwise relating to an Acquisition Transaction (as defined in “The Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 62); or

•	terminate, amend, modify, waive or fail to enforce any rights under any “standstill” or other similar agreement between us or any of our subsidiaries and any third party (other than Parent).

•	The Merger Agreement provides that (subject to certain exceptions) neither our board of directors nor any of its committees may:

•	withhold, withdraw, amend or modify in a manner adverse to Parent our board of directors’ recommendation to our shareholders that they approve the principal terms of the Merger and adopt the Merger Agreement;

•	approve or recommend any Acquisition Proposal of a third party; or

•	cause or permit Supertex to enter into (or publicly propose that Supertex enter into) any alternative acquisition agreement with respect to any Acquisition Proposal.

Notwithstanding these restrictions, under certain circumstances, and so long as Supertex complies with certain terms of the Merger Agreement described under “The Merger Agreement—Restrictions on Solicitations of Other Offers” and “The Merger Agreement—Recommendation and Recommendation Change,” our board of directors may (1) respond to a bona fide unsolicited Acquisition Proposal not obtained in violation of our covenants in the Merger Agreement which our board of directors reasonably concludes in good faith after consultation with its financial advisors and outside legal counsel constitutes or is reasonably likely to lead to a Superior Proposal (as defined in “The Merger Agreement—Restrictions on Solicitations of Other Offers”), (2) approve or recommend certain Superior Proposals and, in connection with such approval or recommendation, withdraw or modify its recommendation of the Merger Agreement and/or terminate the Merger Agreement, and/or (3) withdraw or modify our board of directors’ recommendation of the Merger Agreement in response to a material development occurring after the date of the Merger Agreement that was neither known by our board of directors or reasonably foreseeable, where our board of directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to our shareholders.

•	Termination of the Merger Agreement (see page 64). The Merger Agreement may be terminated:

•	by mutual written consent of Supertex and Parent;

•	by either Supertex or Parent, if:

•	the Merger is not consummated on or before July 14, 2014, unless the failure of the Merger to be consummated by such date is primarily caused by the failure of the party seeking to exercise such termination right to fulfill any obligation under the Merger Agreement;

•	any governmental entity having jurisdiction over Supertex, Parent or Merger Sub has issued a final and non-appealable order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger; or

•	the Special Meeting concludes without the approval by our shareholders of the Merger Agreement in accordance with the California Corporations Code, or the CCC;

•	by Parent, if:

•	we breach any of our covenants or agreements in the Merger Agreement or if any of our representations and warranties in the Merger Agreement were inaccurate when made or become inaccurate, and such breach or inaccuracy (i) would give rise to the failure of a condition to Parent’s or Merger Sub’s obligation to consummate the Merger and (ii) if curable by the exercise of our commercially reasonable efforts, is not cured within 30 days or by July 14, 2014 after delivery of written notice to us of such breach or inaccuracy;

•	we breach (or are deemed to have breached) the restrictions on solicitation or board of directors’ recommendation change provisions described under “The Merger Agreement—Restrictions on Solicitations of Other Offers” and “The Merger Agreement—Recommendation and Recommendation Change” beginning on pages 62 and 64 in any material respect, without regard as to whether such breach results in an Acquisition Proposal;

•	our board of directors or any board committee withdraws its recommendation that our shareholders approve the principal terms of the Merger and adopt the Merger Agreement;

•	we fail to include our board of directors’ recommendation of the Merger Agreement in this proxy statement;

•	our board of directors or any board committee approves, or recommends that our shareholders approve, any Acquisition Proposal or Acquisition Transaction;

•	we enter into a letter of intent, memorandum of understanding or contract (other than a confidentiality agreement contemplated by the non-solicitation provisions of the Merger Agreement) accepting or agreeing to discuss or negotiate an Acquisition Proposal; or

•	following the date of any public announcement of a bona fide Acquisition Proposal, our board of directors fails to issue a press release to unconditionally reaffirm our board of directors’ recommendation within five business days after Parent or Merger Sub delivers a request in writing to do so (which request may be made only once with respect to an Acquisition Proposal).

•	by Supertex, if:

•	Parent or Merger Sub has breached any of its covenants or agreements in the Merger Agreement or if any of the representations and warranties of Parent and Merger Sub in the Merger Agreement were inaccurate when made or become inaccurate, and such breach or inaccuracy (i) would give rise to the failure of a condition to our obligation to consummate the Merger and (ii) if curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, is not cured within 30 days or by July 14, 2014 after delivery of written notice to Parent of such breach or inaccuracy; or

•	prior to the Special Meeting, in order to enter into a definitive agreement with respect to a Superior Proposal, our board of directors effects a Recommendation Change and authorizes us to enter into an agreement for a transaction that constitutes a Superior Proposal, provided that immediately prior to such termination, we pay to Parent the termination fee as described under “The Merger Agreement—Termination Fees” beginning on page 66 and immediately following termination, we enter into a definitive agreement with respect to such Superior Proposal.

•	Termination Fees (see page 66). If the Merger Agreement is terminated under certain circumstances, Supertex will be obligated to pay:

•	a termination fee of $15,760,000, and

•	the expenses of Parent incurred since January 1, 2014, up to $4.0 million.

The Special Meeting of Supertex Shareholders.

See “Questions and Answers About the Special Meeting and Merger” beginning on page 7 and “The Special Meeting” beginning on page 48.

Other Important Considerations.

•	Voting Agreement. In connection with the execution of the Merger Agreement, each of our directors, in his capacity as a shareholder of Supertex, has entered into a voting agreement with Parent, or the voting agreement, pursuant to which he or she has agreed to vote all of his or her shares of Supertex common stock in favor of the adoption of the Merger Agreement. See “The Voting Agreement” beginning on page 66.

•	Board Recommendation. Our board of directors recommends that Supertex shareholders vote “FOR” (1) the approval of the principal terms of the Merger and adoption of the Merger Agreement, or the Merger Proposal, (2) the approval, on an advisory (non-binding) basis, of certain compensation that may be paid or become payable to Supertex’s named executive officers that is based on or otherwise relates to the Merger, as well as the agreements pursuant to which such compensation may be paid or become payable, or the Advisory Compensation Proposal, and (3) the grant of authority to vote your shares to adjourn of the Special Meeting, if necessary, to solicit additional proxies, or the Adjournment Proposal. See “The Merger—Reasons for the Merger of Supertex and Recommendation of Our Board of Directors” beginning on page 20.

•	Reasons for the Merger. For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why our board of directors determined that the Merger is advisable and fair, see “The Merger—Reasons for the Merger of Supertex and Recommendation of Our Board of Directors” beginning on page 20.

•	Share Ownership of Directors and Executive Officers. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 69.

•	Interests of Supertex’s Directors and Executive Officers in the Merger. In considering the recommendation of our board of directors in favor of approval of the Merger Proposal, you should be aware that the Merger, certain provisions and conditions of the Merger Agreement and certain board actions taken prior to entry into the Merger Agreement will result in certain benefits to our directors and executive officers, including the continuation of certain indemnification and insurance arrangements and the acceleration of certain stock options. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 32. As of February 21, 2014, our directors and executive officers collectively beneficially held, including shares subject to options exercisable within 60 days of February 21, 2014, approximately 11.5% of the outstanding shares of Supertex common stock. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 69.

•	Opinion of Oppenheimer & Co., Inc. On February 9, 2014, Oppenheimer & Co., Inc., or Oppenheimer, rendered an oral opinion to the Supertex board of directors (which was confirmed in writing by delivery of Oppenheimer’s written opinion dated February 9, 2014), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Oppenheimer in preparing its opinion, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Supertex common stock, as of February 9, 2014. Oppenheimer’s opinion was based on the information available to Oppenheimer and the general economic, financial and stock market conditions and circumstances as they existed.

Oppenheimer’s opinion was directed to the Supertex board of directors and only addressed the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Supertex common stock as of February 9, 2014 and does not address any other aspect or implication of the Merger as of any subsequent date. The full text of Oppenheimer’s written opinion is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Oppenheimer in preparing its opinion. We encourage our shareholders to carefully read the full text of Oppenheimer’s written opinion. However, neither Oppenheimer’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to our board of directors or any shareholder as to how to act or vote with respect to the Merger or related matters. See “The Merger—Opinion of the Financial Advisor to Supertex Board of Directors” beginning on page 25.

•	Regulatory Approvals (see page 47). The Merger Agreement requires us, Parent and Merger Sub to use our and their reasonable best efforts to prepare any Merger notifications or obtain any government clearances or approvals required to close the Merger under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC. After signing the Merger Agreement, we and Parent concluded that we were required to file the notification under the HSR Act and accordingly made such required filing, which commenced the applicable waiting period before the Merger could be consummated. On March 4, 2014, the parties were granted early termination of the applicable waiting period under the HSR Act, and therefore the closing condition for the Merger related to the HSR Act was satisfied.

•	Tax Consequences. Your receipt of cash in exchange for your shares of Supertex common stock in the Merger generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger, determined before the deduction of any applicable withholding taxes, and your adjusted tax basis in your shares of Supertex common stock. If you are a U.S. person, as defined under “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger to Supertex Shareholders,” such recognized gain will generally be subject to U.S. federal income taxation. If you are a non-U.S. person, also as defined under “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger to Supertex Shareholders,” such recognized gain will generally not be subject to U.S. federal income taxation except in the circumstances described under “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger to Supertex Shareholders.” Under U.S. federal income tax law, you will be subject to information reporting on cash received in the Merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive in the Merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state and local and/or foreign tax. See “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger to Supertex Shareholders” beginning on page 44.

•	Dissenters’ Rights (see page 38). If you do not wish to accept the $33.00 per share Merger Consideration, you may have the right to seek payment in cash of the fair market value of your shares, provided that you comply with certain procedures. These dissenters’ rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters’ rights, among other things, (1) you must not vote to approve the Merger Proposal, (2) you must make a written demand for appraisal in compliance with California law and submit to Supertex the certificates representing your shares, which must be received by Supertex not later than 30 days after the date notice is provided that the Merger Agreement has been approved and (3) you must hold shares of Supertex common stock on the record date and continuously hold such shares through the consummation of the Merger. The fair market value of your shares of Supertex common stock as determined in accordance with California law may be more than, less than or the same as the Merger Consideration to be paid to non-dissenting shareholders. Merely voting against approval of the principal terms of the Merger and adoption of the Merger Agreement will not preserve your dissenters’ rights under California law. Annex D to this proxy statement contains a copy of the California statute relating to shareholders’ dissenters’ rights. Failure to follow all of the steps required by this statute may result in the loss of your dissenters’ rights.

•	Market Price of Supertex Common Stock. Supertex common stock is listed on the NASDAQ Global Market under the ticker symbol “SUPX.” The $33.00 per share Merger Consideration represents a premium of approximately 35.4% to the $24.38 per share closing price of Supertex common stock on February 7, 2014, the last full trading day prior to the public announcement of the Merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER

Q:	What will happen to Supertex as a result of the Merger?

A:	Upon the consummation of the Merger, Supertex will cease to be a publicly-traded company and will become a wholly-owned subsidiary of Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of Supertex common stock and our reporting obligations with respect to Supertex common stock under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, shares of Supertex common stock will no longer be listed on any stock exchange, including the NASDAQ Global Market, or quotation system.

Q:	What will happen to my shares of Supertex common stock after the Merger?

A:	Upon the consummation of the Merger, each outstanding share of Supertex common stock, other than shares held by Supertex, Parent, Merger Sub, or any of their respective subsidiaries and shareholders who perfect their dissenters’ rights, will automatically be cancelled and will be converted into the right to receive $33.00 in cash, without interest and less any applicable withholding taxes.

Q:	How does the per share Merger Consideration compare to the market price of Supertex common stock?

A:	The Merger Consideration of $33.00 per share of Supertex common stock represents approximately a 35.4% premium over $24.38, the closing price of Supertex common stock on NASDAQ on February 7, 2014, the last full trading day before the execution of the Merger Agreement was publicly announced. On March 6, 2014, which was the last full trading day before the date of this proxy statement, the closing sale price of Supertex common stock on NASDAQ was $33.04 per share. You are encouraged to obtain current market quotations for Supertex common stock in connection with voting your shares.

Q:	Will I own any shares of Supertex common stock or Parent common stock after the Merger?

A:	No. You will be paid cash for your shares of Supertex common stock. Our shareholders will not have the option to receive shares of Parent common stock in exchange for their shares instead of cash.

Q:	What happens to Supertex stock options in the Merger?

A:

Upon the consummation of the Merger, all outstanding vested options to acquire Supertex common stock will be cancelled. In consideration for the cancellation of the options, the holder of any such option will receive an amount equal to the number of shares of Supertex common stock underlying the option multiplied by the amount (if any) by which $33.00 exceeds the exercise price for each share of Supertex common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the vested option is equal to or exceeds $33.00, the holder of such option will not be entitled to any Merger Consideration. All outstanding unvested options will be assumed by Parent and remain subject to substantially the same terms and conditions, except that: (1) the number of shares of

Parent common stock subject to each such outstanding unvested option will be equal to the product of the number of shares of Supertex common stock underlying such option and the Exchange Ratio, rounded down to the nearest whole share, and (2) the exercise price of each such outstanding unvested option will be equal to the quotient determined by dividing the exercise price by the Exchange Ratio, rounded up to the nearest cent.

Q:	What happens to the Supertex Employee Stock Purchase Plan in the Merger?

A:	The offering period underway at the time of the Merger will be shortened and terminate on either the last business day or the last payroll date prior to the Merger. Supertex will make such pro-rata adjustments as necessary to reflect such shortened offering period, but will otherwise treat the shortened offering period as a fully effective and completed offering period and rights of plan participants will be exercised at the end of this offering period. Supertex will provide that no additional offering periods commence under the plan after March 31, 2014 and the Employee Stock Purchase Plan will terminate prior to the consummation of the Merger.

Q:	Will the Merger be taxable to me?

A:	If you are a U.S. person, as defined under “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger to Supertex Shareholders,” gain recognized as a result of the Merger will generally be subject to U.S. federal income taxation. If you are a non-U.S. person, also as defined under “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger to Supertex Shareholders,” such recognized gain will generally not be subject to U.S. federal income taxation except in the circumstances described under “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger to Supertex Shareholders.” For discussion of tax-related implications, see “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger to Supertex Shareholders” beginning on page 44.

Q:	What am I being asked to vote on?

A:	Supertex and Parent have entered into a Merger Agreement pursuant to which Parent will acquire Supertex through the merger of Merger Sub with and into Supertex. Supertex will be the surviving corporation in the Merger and will continue as a wholly-owned subsidiary of Parent. You are being asked to consider and vote upon proposals to (1) adopt the Merger Agreement and approve the principal terms of the Merger, referred to as the Merger Proposal, (2) approve, by an advisory (non-binding) vote, certain of the compensation that may be paid or become payable to Supertex’s named executive officers that is based on or otherwise relates to the Merger, as well as the agreements pursuant to which such compensation may be paid or become payable, referred to as the Advisory Compensation Proposal and (3) approve the grant of authority to vote your shares to adjourn the Special Meeting to a later time or date, if necessary, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the Merger Agreement, referred to as the Adjournment Proposal.

Q:	Does our board of directors recommend approval of the Merger Proposal?

A:	Yes. Our board of directors reviewed and considered the terms and conditions of the Merger. Our board of directors determined that the Merger and the Merger Agreement are fair to, and in the best interests of, Supertex and our shareholders, and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable. Our board of directors recommends that our shareholders approve the Merger Proposal.

Q:	Why am I being asked to consider and cast an advisory (non-binding) vote to approve the Advisory Compensation Proposal?

A:	In July 2010, the SEC adopted rules that require companies to seek an advisory (non-binding) vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to the Merger and the agreements pursuant to which such compensation may be paid or become payable. In August 2013, our shareholders approved, on an advisory (non-binding) basis, certain of the compensation that may be paid or become payable to our named executive officers and the agreements pursuant to which such compensation may be paid or become payable. In accordance with the rules promulgated under Section 14A of the Exchange Act, Supertex is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the balance of the compensation that may be paid or become payable to Supertex’s named executive officers in connection with the Merger, as well as the agreements pursuant to which such compensation may be paid or become payable.

Q:	What will happen if Supertex’s shareholders do not approve the Advisory Compensation Proposal?

A:	The vote to approve the Advisory Compensation Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Approval of the Advisory Compensation Proposal is not a condition to completion of the Merger and is advisory in nature only, meaning that it will not be binding on Supertex or Microchip or any of their respective subsidiaries. Accordingly, if the Merger Agreement is adopted by the Supertex shareholders and the Merger is consummated, the compensation that is based on or otherwise relates to the Merger may be paid or be payable to our named executive officers even if the Advisory Compensation Proposal is not approved.

Q:	What vote of the shareholders is required to approve the Merger Proposal?

A:	To approve the Merger Proposal, shareholders of record as of the record date, February 24, 2014, holding a majority of the outstanding shares of Supertex common stock must vote “FOR” the approval of the Merger Proposal. There are 11,561,753 shares of Supertex common stock entitled to be voted at the Special Meeting.

Q:	What vote of the shareholders is required to approve the Advisory Compensation Proposal?

A:	The approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Supertex common stock present, in person or by proxy, at the Special Meeting, excluding abstentions.

Q:	What vote of the shareholders is required to approve the Adjournment Proposal?

A:	The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Supertex common stock present, in person or by proxy, at the Special Meeting, excluding abstentions.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Supertex. In addition, we have retained Innisfree M&A Incorporated, or the proxy solicitor, to assist in the solicitation. We will pay Innisfree M&A Incorporated approximately $15,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Supertex common stock that the brokers and other custodians, nominees and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. Under California law, you have the right to exercise dissenters’ rights with respect to your shares and obtain payment in cash for the fair market value of your shares, but only if you do not vote in favor of the Merger Proposal and comply with the California law procedures explained in this proxy statement in the section entitled “The Merger—Dissenters’ Rights” beginning on page 38.

Q:	What is the date, time and location of the Special Meeting?

A:	The Special Meeting will be held at Supertex’s offices at 1235 Bordeaux Drive, Sunnyvale, California 94089, at 10:00 a.m., local time, on April 1, 2014.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the Merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or to vote in person) will have the same effect as voting “AGAINST” approval of the Merger Proposal.

Q:	How are votes counted?

A:	For the proposal relating to the approval of the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will count for the purpose of determining whether a quorum is present. However, if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the approval of the Merger Proposal. For the Advisory Compensation Proposal and the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will count for the purpose of determining whether a quorum is present. If you “ABSTAIN,” it will have no effect on the vote concerning the Advisory Compensation Proposal or the Adjournment Proposal. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares. Please do NOT send in your share certificates with your proxy card.

Q:	May I vote in person?

A:	Yes. You may vote in person at the Special Meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted in the event you do not attend the Special Meeting. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I appoint a proxy over the Internet?

A:	Yes. You may appoint a proxy over the Internet by following the instructions included in these materials. Please have your proxy card in hand when accessing the website over the Internet. See “The Special Meeting—Voting over the Internet” beginning on page 49.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to Vote Processing, c/o Broadridge at the address immediately below, stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Written notices of revocation and other communications with respect to revocation of any proxies should be addressed to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will NOT vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” approval of the Merger Proposal.

Q:	Who is entitled to attend and vote at the Special Meeting?

A:	Only Supertex shareholders of record at the close of business on February 24, 2014, or the record date, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. On the record date, there were 11,561,753 issued and outstanding shares of Supertex common stock entitled to vote at the Special Meeting.

Q:	How many votes am I entitled to cast?

A:	You are entitled to cast one vote for each share of Supertex common stock that you own on the record date.

Q:	How many votes must be present to conduct business at the Special Meeting?

A:	In order for business to be conducted, a quorum must be represented in person or by proxy at the Special Meeting. A quorum is the presence in person, or representation by proxy, of shareholders holding a majority of the shares of Supertex common stock entitled to vote at the Special Meeting. Shares represented by a proxy marked “abstain” will be considered present at the Special Meeting for purposes of determining a quorum. If you are a Supertex shareholder of record and you submit a properly executed proxy card or via the Internet or vote in person at the Special Meeting, then your shares of Supertex common stock will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your bank, broker or other nominee with instructions on how to vote your shares or obtain a legal proxy from such bank, broker or nominee to vote your shares in person at the Special Meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you do not provide your bank, broker or other nominee with instructions on how to vote your shares and do not obtain a legal proxy from such bank, broker or nominee to vote your shares in person at the Special Meeting, then shares (also known as broker non-votes) will be counted as part of the quorum. All shares of Supertex common stock held by Supertex shareholders that are present in person or represented by proxy at the Special Meeting, regardless of how such shares are voted or whether such Supertex shareholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares of Supertex common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or via the Internet by using the different control number(s) on each proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is consummated, you will receive written instructions for exchanging your shares of Supertex common stock for the Merger Consideration of $33.00 in cash, without interest and less any applicable withholding taxes, for each share of Supertex common stock.

Q:	When do you expect the Merger to be consummated?

A:	We are working toward completing the Merger as soon as possible after the Special Meeting, but we cannot predict the exact timing. We currently expect the Merger to be consummated in the second quarter of 2014. In addition to obtaining shareholder approval, all other closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the Merger Consideration for my shares of Supertex common stock?

A:	After the Merger is consummated, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the Merger Consideration of $33.00 in cash, without interest and less any applicable withholding taxes, for each share of Supertex common stock you own. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the payment agent a payment of the Merger Consideration for your shares.

Q:	What happens if I sell my shares of Supertex common stock before the Special Meeting?

A:	The record date for shareholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting and the expected closing date of the Merger. If you transfer your shares of Supertex common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the Special Meeting or prior to the consummation of the Merger, you will not be eligible to exercise your dissenters’ rights in respect of the Merger. For a more detailed discussion of your dissenters’ rights and the requirements for perfecting your dissenter’ rights, see “The Merger—Dissenters’ Rights” beginning on page 38.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact us or our proxy solicitor, Innisfree M&A Incorporated, as follows:

Supertex, Inc. Investor Relations 1235 Bordeaux Drive Sunnyvale, California 94089 Telephone: (408) 222-8888	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Shareholders call toll-free: (888) 750-5834 Banks and brokers call collect: (212) 750-5833

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements that involve risks, uncertainties, estimates and assumptions. If such risks or uncertainties materialize or such estimates or assumptions prove incorrect, the results of Supertex and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “estimate,” “anticipate,” “intend,” “plan,” “continue,” “predict,” “potential,” “contemplate,” “expect,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases, although the absence of such words or phrases does not necessarily mean that a statement is not forward-looking. These statements are subject to risks, uncertainties and other factors, including, among others:

•	the effect of the announcement of the Merger on Supertex’s business relationships, operating results and business generally;

•	the retention of certain key employees by Supertex;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the shareholder approval or other conditions to the consummation of the Merger not being satisfied, or the regulatory approvals required for the Merger not being obtained on the terms expected or on the anticipated schedule;

•	the amount of fees and expenses related to the Merger;

•	the diversion of management’s attention from ongoing business concerns;

•	the Merger Agreement’s contractual restrictions on the conduct of our business prior to the completion of the Merger;

•	the possible adverse effect on our business and the price of our common stock if the Merger is not completed in a timely manner or at all;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the Merger;

•	the possibility that the selected unaudited prospective financial information in this proxy statement will not turn out to be accurate or necessarily predictive of actual future operating results; and

•	Supertex’s and Microchip’s ability to meet expectations regarding the timing and completion of the Merger.

In addition, we are subject to risks and uncertainties and other factors detailed in Supertex’s annual report on Form 10-K for the fiscal year ended March 30, 2013, filed with the SEC on June 13, 2013, which should be read in conjunction with this proxy statement. For a detailed discussion of these and other risk factors, please refer to this and our other filings with the SEC on Forms 10-K, 10-Q and 8-K, which should be read in conjunction with this proxy statement. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of our website at www.supertex.com, at the SEC website at www.sec.gov or from commercial document retrieval services.

Many of the factors that will determine Supertex’s future results are beyond Supertex’s ability to control or predict. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the Merger or on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent Supertex’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation and do not intend to update forward-looking statements or update the reasons for actual results differing materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Supertex, Inc.

Supertex is a California corporation with headquarters in Sunnyvale, California. Supertex designs, manufactures and markets a diversified range of integrated circuits, or ICs, utilizing high voltage analog and mixed signal technologies. Supertex’s principal executive offices are located at 1235 Bordeaux Drive, Sunnyvale, California 94089, and our telephone number is (408) 222-8888. For more information about Supertex, please visit our website at www.supertex.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Supertex is publicly traded on the NASDAQ Global Market under the ticker symbol “SUPX.”

Microchip Technology Incorporated

Microchip Technology Incorporated is a Delaware corporation with headquarters in Chandler, Arizona. Microchip Technology Incorporated is a leading provider of microcontroller and analog ICs. The principal office address of Microchip Technology Incorporated is 2355 W. Chandler Blvd., Chandler, Arizona 85224, and its telephone number is (480) 792-7200. For more information about Microchip Technology Incorporated, please visit its website at www.microchip.com. This website address is provided as an inactive textual reference only. The information provided on Microchip Technology Incorporated’s website is not part of this proxy statement, and therefore is not incorporated by reference. Microchip Technology Incorporated is publicly traded on the NASDAQ Global Market under the ticker symbol “MCHP.”

Orchid Acquisition Corporation

Orchid Acquisition Corporation is a California corporation and is a wholly-owned subsidiary of Microchip Technology Incorporated and has not engaged in any business activity other than in connection with its formation and the Merger. The principal office address of Orchid Acquisition Corporation is 2355 W. Chandler Blvd., Chandler, Arizona 85224, and its telephone number is (480) 792-7200.

THE MERGER

The discussion of the Merger and the Merger Agreement contained in this proxy statement summarizes the material terms of the Merger and the Merger Agreement. Although we believe that the description covers the material terms of the Merger and the Merger Agreement, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and the other documents referred to herein (including the other annexes) carefully for a more complete understanding of the Merger and the Merger Agreement.

Background of the Merger

Over the past several years, Supertex’s business has faced increasingly strengthened competition in its end markets and it has become clear that in order to compete successfully in today’s global marketplace, size and scale are crucial. In part because the semiconductor market is characterized by substantial cyclicality and long lead times between the development of products and revenue-generating shipments, the Supertex board of directors periodically reviews Supertex’s business plan and potential strategic opportunities with Supertex management. These discussions focus, among other matters, on the competitive environment in the semiconductor industry and our specific target markets. The Supertex board of directors and Supertex management have also recognized that many of Supertex’s competitors are larger, more diversified companies, with substantially greater financial resources and capacity to invest in the development and marketing of new products and technologies. Accordingly, in connection with their desire to leverage Supertex’s technology and proprietary intellectual property, members of Supertex senior management and its board of directors have periodically reviewed and assessed its business strategy, the various trends and conditions affecting its business and the semiconductor industry generally, and a variety of strategic alternatives as part of its long-term strategy to increase revenue and profitability and maximize shareholder value. In light of these market and business dynamics, the Supertex board of directors and Supertex management have evaluated the strategic alternatives available to Supertex, including Supertex’s prospects as a standalone company.

The Supertex board of directors has continually looked for ways to increase shareholder value. Supertex management has held preliminary strategic discussions with companies that might be potential acquirers over the years, and has explored the potential of an acquisition when interest was expressed. In addition, Supertex looked for synergistic companies or product lines it could acquire, but did not find a business that it wanted to acquire on terms it deemed attractive. Supertex also deployed approximately $25 million of cash on stock repurchases and a one-time dividend in an attempt to increase shareholder value.

Despite being profitable and cash flow positive, Supertex has not been able to consistently materially grow its revenues and, in the past few years, the stock price has typically fluctuated between $18 and $25, with the stock price at the upper end of that range when the Merger was announced. The Supertex board of directors felt that Supertex’s value would increase with revenue growth and that, when the time was right, an acquisition of Supertex by a larger company would provide the size and scope beneficial for Supertex’s technology and products. As a result, Supertex’s business focus has been on new product development, design wins, and marketing and sales activity in order to grow its revenues.

Strategic Discussions with Companies other than Microchip in Prior Two Years

The Supertex board of directors, together with Supertex senior management, periodically reviews and considers Supertex’s long-term business strategy and the various strategic opportunities available, including whether the continued execution of Supertex’s strategy as a stand-alone company or the sale of Supertex to, or a combination of Supertex with, a third party offers the best avenue to maximize shareholder value. In connection with such review, members of Supertex senior management have met, from time to time, with various third parties who expressed an interest in engaging in a strategic transaction with Supertex.

In 2012 and 2013, Supertex had discussions with five other strategic parties, not including Microchip, to explore areas of potential collaboration. During such meetings, Supertex management, accompanied by financial representatives, provided a presentation of Supertex’s business. During this period of time, Supertex management and financial representatives also conducted calls and other interactions with the various potential buyers to respond to initial diligence questions based on meetings with Supertex management. On August 12, 2012, Company A entered into non-disclosure agreement with Supertex so that Supertex and Company A could exchange confidential due diligence information and engage in discussions concerning a potential transaction in which Supertex would be acquired by Company A. The discussions did not result in the consummation of a transaction, as Company A never submitted a written proposal, and in part because Company A and Supertex appeared to be far apart on the value of Supertex.

Material Interactions with Microchip

Between November 2008 and December 2010, executives from Supertex and Microchip met on several occasions to explore areas of potential collaboration between the companies, during which Microchip expressed an interest in exchanging confidential due diligence information. These meetings were held pursuant to mutual non-disclosure agreements between Supertex and Microchip executed on November 12, 2008 and on November 11, 2010.

Between January and May 2008, Microchip acquired 597,400 shares, or 4.9% of Supertex common stock, in the open market. Microchip also sold certain put options in Supertex stock in the open market between June and September 2008, the contracts for which had put dates between March 2008 and March 2009. In December 2008 and March 2009, the exercise of multiple put contracts resulted in Microchip acquiring additional shares of Supertex stock, and by March 2009, Microchip owned 1,187,400 shares, or 9.2% of Supertex common stock. In May 2009, Microchip approached Supertex with an offer to acquire the remaining Supertex shares. However, this transaction was abandoned in June 2009 after a term sheet had been submitted with a proposed price of $28.73 per share, due diligence had begun, and drafts of a definitive agreement had been exchanged, although no exclusivity agreement had been executed. The Supertex board of directors met with Supertex management and Supertex’s then financial advisor regarding this proposed transaction. Beginning in July 2009, Microchip began selling its Supertex shares and had sold all of its Supertex shares by the end of September 2009.

In October 2010, Microchip again approached Supertex. On October 27, 2010, Supertex and Microchip entered into an exclusivity agreement and Microchip submitted a term sheet offering $29.00 per share, which was subsequently negotiated and increased to $30.00 per share on October 29, 2010, to acquire Supertex by merger. In addition, Supertex and Microchip entered into a new non-disclosure agreement on November 11, 2010. Drafts of a definitive agreement were exchanged and due diligence recommenced. Supertex management conferred with members of the Supertex board of directors regarding this proposed transaction. However, the discussions did not result in the consummation of a transaction and efforts were abandoned in December 2010. Thereafter, between March and May 2011, Microchip purchased a total of 248,059 shares of Supertex common stock in the open market, which it then sold between July and August 2013.

On December 9, 2013, Steve Sanghi, the Chairman of the Board, President and Chief Executive Officer of Microchip, called Henry Pao, the President and Chief Executive Officer of Supertex, to catch up on industry trends and Supertex’s business with the aim of seeing whether there could be a transaction between the two companies. On December 19, 2013, Mr. Sanghi and Dr. Pao had another conversation regarding the possibility of a strategic transaction, during which Mr. Sanghi communicated a price of $30.00 per share of Supertex common stock. Dr. Pao responded that he believed the value of Supertex to Microchip to be higher. On January 10, 2014, Mr. Sanghi and Dr. Pao spoke by telephone. During this conversation, Mr. Sanghi told Dr. Pao that he had calculated the value of Supertex to Microchip to be in the range of $30.00 to $31.00 per share of Supertex common stock. This range was consistent with the premium negotiated in 2009 and 2010. After consultation with Benedict Choy, a director and Senior Vice President of Supertex, Dr. Pao responded that he believed that the value of Supertex to Microchip should be $33.00 per share or higher. Mr. Sanghi indicated that he wished to invite Supertex management to visit Microchip and make a presentation about Supertex. Dr. Pao responded that he would do so only if Microchip would be willing to pay $33.00 per share for Supertex. Mr. Sanghi replied that he would have to consult with Microchip’s board of directors.

Also, on January 10, 2014, in connection with the renewed discussions, Dr. Pao contacted Oppenheimer because of its qualifications, expertise, reputation and knowledge of Supertex’s business and affairs and the industry in which Supertex operates and because representatives from Oppenheimer, when at another firm, had previously discussed Supertex’s strategic positioning, future prospects, and strategic partners with the Supertex board of directors in connection with the Supertex board of director’s prior strategic discussions and review of business performance, risks, strategic direction and opportunities in prior years.

Over the weekend of January 11-12, 2014, Mr. Sanghi spoke with certain members of Microchip’s board of directors telephonically as well as with members of Microchip’s management team to discuss the potential transaction. Subsequently, on January 12, 2014, Mr. Sanghi confirmed to Dr. Pao that Microchip would offer a price of $33.00 per share, subject to confirmatory due diligence, which he proposed to begin immediately. Consequently, Mr. Sanghi provided a mutual non-disclosure agreement to Dr. Pao, which was executed on January 14, 2014. At Dr. Pao’s request, this agreement did not contain any exclusivity provision.

On January 13, 2014, Mr. Sanghi and Dr. Pao agreed that the Supertex team would visit the Microchip team in Chandler, Arizona on January 25, 2014 to make presentations concerning Supertex, to provide due diligence materials, and to continue discussions concerning the potential acquisition.

On January 14, 2014, Microchip sent a request for confidential due diligence information to Supertex, which included requests for a company overview and background and financial information.

Also, on January 14, 2014, Supertex entered into a letter agreement with Oppenheimer to engage Oppenheimer as its financial advisor.

On January 17, 2014, after Supertex’s audit committee meeting, Dr. Pao told Mark Loveless, a Supertex outside director and audit committee chair, about the discussions he had been having with Mr. Sanghi. Dr. Pao had been conferring with Mr. Choy throughout regarding his discussions with Mr. Sanghi.

Also, on January 17, 2014, representatives from Microchip and its outside legal counsel, Wilson Sonsini Goodrich & Rosati, P.C., or WSGR, sent a draft of the Merger Agreement to Oppenheimer. This draft was accompanied by a red-line to Supertex’s mark-up of the prior draft Merger Agreement, which Supertex’s outside legal counsel, Pillsbury Winthrop Shaw Pittman LLP, or Pillsbury, had provided to representatives from WSGR in 2010.

On January 22, 2014, Dr. Pao informed the other two outside directors of the discussions with Microchip by email.

On January 25, 2014, the management teams of both Supertex and Microchip met at Microchip’s headquarters in Chandler, Arizona to discuss and provide additional background regarding Supertex and to explore the possibility of a strategic transaction. In attendance at the meeting from Microchip were Mr. Sanghi as well as several key Microchip executives. In attendance at the meeting on behalf of Supertex were Dr. Pao, Mr. Choy and representatives from Oppenheimer. The parties discussed Supertex’s business, including its market position, growth drivers, organizational structure and end market opportunities. The parties also discussed Supertex’s product portfolio, manufacturing operations and financial performance. Executives from both Supertex and Microchip agreed that there were merits in pursuing a potential transaction and Mr. Sanghi and Dr. Pao confirmed their prior understanding regarding a price of $33.00 per share based on the due diligence provided in the interim.

Over the course of the next two weeks, several telephonic meetings occurred between representatives from Microchip and Supertex and their respective financial and legal advisors, as Microchip updated its due diligence conducted in the fall of 2010. During this time, Supertex and Microchip renewed their negotiations over the terms of the Merger Agreement, including provisions relating to Supertex’s business during the period after execution of the Merger Agreement, but prior to consummation of the Merger, the conditions to the closing of the transaction, the situations under which the parties could terminate the Merger Agreement and under which termination fees would be payable and the circumstances under which Supertex could review and accept alternative transactions. The parties also negotiated a proposed voting agreement to be entered into by members of the Supertex board of directors in their capacity as Supertex shareholders. In addition, during this time period, Supertex management prepared revenue forecasts and various assumptions regarding operating results for calendar years 2014 through 2018 for use in developing a discounted cash flow analysis.

On January 26, 2014, Dr. Pao sent an email to Supertex’s outside directors calling for a board meeting on January 30, 2014 to update them about the results of the meeting in Chandler, Arizona. On January 27, 2014, Mr. Sanghi spoke telephonically with members of Microchip’s board of directors to apprise them of the transaction and the diligence meeting.

On January 27, 2014, additional due diligence requests were made by Microchip concerning topics such as further financial and capitalization information and wafer fabrication operations. Supertex provided these additional items on an ongoing basis.

On January 28, 2014, representatives from Pillsbury and WSGR met telephonically to discuss the proposed transaction and review the draft of the Merger Agreement dated January 17, 2014, during which representatives from WSGR explained their proposed edits to the 2010 draft agreement from Pillsbury. As a result, representatives from Pillsbury communicated to Supertex and Oppenheimer a variety of issues which Supertex might wish to raise in the next revision of the Merger Agreement.

Also, on January 30, 2014, Supertex received additional due diligence requests from Microchip concerning its manufacturing facilities, which Supertex provided later that day. Additionally, Microchip requested tax due diligence, which Supertex and representatives from Oppenheimer provided to Microchip.

On January 30, 2014, representatives from Pillsbury sent an initial draft of Supertex’s disclosure schedules as related to the draft of the Merger Agreement dated January 17, 2014 to representatives from WSGR and Microchip. Additionally, representatives from WSGR provided representatives from Pillsbury a draft of the voting agreement. This draft of the voting agreement was accompanied by a red-line to Supertex’s mark-up of the prior draft voting agreement representatives from Pillsbury had provided to representatives from WSGR in 2010.

Later, on January 30, 2014, the Supertex board of directors met telephonically, with representatives from Pillsbury and Oppenheimer participating, to discuss the valuation proposed by Microchip and to consider a potential strategic transaction with Microchip. At this meeting, a representative of Pillsbury reviewed with the members of the Supertex board of directors the directors’ fiduciary duties and Supertex management sought the Supertex board of directors’ guidance as to key legal and business issues to further negotiate in connection with the draft Merger Agreement. In responding and choosing such provisions, the Supertex board of directors emphasized the need for assurances that the transaction would close, the need to maintain stability among Supertex’s employees both between signing and closing and to ensure that the proposed Merger Agreement did not unduly restrict the Supertex board of directors’ ability to take actions necessary to comply with its fiduciary duties during the period following entry into the Merger Agreement. The Supertex board of directors also highlighted the importance of having appropriate termination rights and remedies available to Supertex under the Merger Agreement. Oppenheimer provided a preliminary financial analysis relating to a potential acquisition of Supertex by Microchip. The Supertex board of directors also reviewed Supertex’s one-year, two-year, four-year and ten-year stock price averages of $22.87 per share, $20.88 per share, $21.78 per share and $25.34 per share, respectively. In addition, the Supertex board of directors was advised that 99% of the stock traded below $27.00 per share over the last two years.

From January 30, 2014 through February 7, 2014, representatives from Microchip, Supertex and their respective financial and legal advisors further discussed and negotiated the outstanding issues with respect to the terms of Microchip’s proposed acquisition of Supertex, including with respect to mechanics and timing of the potential merger. The management teams and legal and financial advisors of Microchip and Supertex further negotiated the terms and conditions of the Merger Agreement, including, among other things, the termination provisions, Microchip’s right to terminate the Merger Agreement in the event of a material adverse effect, the termination fee and transaction expenses provisions, the non-solicitation covenants, the Supertex board of directors’ ability to change its recommendation of the Merger and other representations, warranties and covenants. During that period, drafts of the Merger Agreement were exchanged and negotiated between the parties and Supertex’s and Microchip’s respective legal advisors participated in numerous conference calls.

On January 31, 2014, Microchip held a tax due diligence call with advisors from both companies. Microchip’s representatives were in attendance as well as a representative from KPMG LLP. Representatives from Supertex and Oppenheimer were in attendance on behalf of Supertex.

Also, on January 31, 2014, representatives from Pillsbury provided a revised draft of the Merger Agreement to representatives from WSGR and Microchip, which was a revision of the draft Merger Agreement dated January 17, 2014 and addressed certain terms including deal certainty provisions as well as deal protection provisions such as the termination fee, non-solicitation provisions, and termination rights.

On February 1, 2014, after further review with Supertex, representatives from Pillsbury sent a revised version of Supertex’s disclosure schedules to representatives from WSGR and Microchip for review.

On February 3, 2014, representatives from Pillsbury and WSGR met telephonically to discuss WSGR’s comments to the revised Merger Agreement dated February 1, 2014. Subsequently, on February 4, 2014, representatives from Pillsbury provided written feedback on several open items to representatives from WSGR as a result of the discussion the day prior, which included a proposal covering the major open items, including deal protection terms such as the termination fee and termination rights.

Later, on February 4, 2014, Microchip requested additional financial due diligence from Supertex.

On February 5, 2014, Microchip requested additional due diligence items around the product portfolio from Supertex, after which Dr. Pao provided feedback concerning any current and new product introductions. Additionally, later that day, Microchip held a board meeting to discuss the proposed transaction with Supertex, review of the results of the due diligence, synergy and valuation analysis, and as a result decided to move forward with the transaction. Mr. Sanghi called Dr. Pao and a representative of Oppenheimer on separate occasions to discuss some of the key issues outstanding on the Merger Agreement contained in Pillsbury’s proposal. Also, representatives from WSGR provided representatives from Pillsbury with some questions and comments regarding the disclosure schedule.

On February 6, 2014, representatives from WSGR provided representatives from Pillsbury with a revised draft of the Merger Agreement which reflected their discussions earlier during the week and Microchip’s reaction to Pillsbury’s proposal. Subsequently, on February 6, 2014, representatives from Pillsbury and WSGR met telephonically to discuss the revisions to the Merger Agreement and to resolve Pillsbury’s remaining comments on both the voting agreement and Merger Agreement.

Representatives from WSGR sent copies of a revised Merger Agreement and voting agreement to representatives from Pillsbury on February 7, 2014, in which they had resolved the remaining open items and finalized the agreements. Also, on February 7, 2014, representatives from Pillsbury provided an updated draft of Supertex’s disclosure schedule to representatives from WSGR.

On February 7, 2014, the Supertex board of directors met telephonically, with representatives from Pillsbury and Oppenheimer also participating. Representatives from Oppenheimer presented Oppenheimer’s financial analysis of the consideration to be received by holders of Supertex common stock pursuant to the Merger Agreement and responded to questions. Representatives from Pillsbury again reviewed the Supertex board of directors’ fiduciary duties in the context of a merger and reviewed the draft Merger Agreement circulated previously to the Supertex board of directors, including the resolution of the issues highlighted to the Supertex board of directors at its January 30, 2014, meeting. The Supertex board of directors discussed the reasons for the Merger and the alternatives, including remaining a stand-alone company, trying to negotiate a higher price from Microchip, or terminating discussions with Microchip and seeking a higher price elsewhere. The Supertex board of directors then discussed the prospects and risks of remaining a stand-alone company and for a variety of reasons determined that the present time was an optimal time to sell Supertex. The Supertex board of directors also ratified Supertex entering into the January 14, 2014, letter agreement with Oppenheimer.

On February 8 and 9, 2014, representatives from Pillsbury and WSGR, together with representatives from Supertex and Microchip, worked together to resolve Microchip’s comments to the disclosure schedule and finalize it in the morning of February 9, 2014.

In the afternoon of February 9, 2014, Microchip’s board of directors met telephonically to review the final terms of the final Merger Agreement and to consider and approve the transaction.

In the afternoon of February 9, 2014, the Supertex board of directors then met telephonically, with representatives from Pillsbury and Oppenheimer also participating. Representatives from Oppenheimer responded to questions from the Supertex board of directors regarding its financial analysis presented at the February 7, 2014 board meeting and orally rendered Oppenheimer’s opinion, which was confirmed by delivery of written opinion dated February 9, 2014, to the effect that as of February 9, 2014 and based on and subject to the considerations, limitations, and other matters set forth therein, the Merger Consideration to be received by the holders of shares of Supertex common stock pursuant to the Merger Agreement was fair to such holders from a financial point of view. Representatives from Pillsbury next reviewed the Supertex board of directors’ discussion from the prior meeting concerning the reasons for the Merger and the alternatives and the minor changes to the voting agreement and Merger Agreement from the versions sent to the Supertex board of directors in advance of the prior meeting and responded to questions. After further discussion, the Supertex board of directors, having determined that the terms of the Merger Agreement and the transactions contemplated thereby on the terms discussed by the board of directors at the meeting, including the Merger, were fair to and in the best interests of the Supertex shareholders, unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, directed that the Merger Agreement as approved by the board of directors be submitted to the Supertex shareholders for adoption and approval, and recommended that the Supertex shareholders vote in favor of the adoption and approval for the Merger Agreement and the transactions contemplated thereby, including the Merger.

Later, on February 9, 2014, the Merger Agreement was entered into by Microchip and Supertex and voting agreements were entered into by Microchip and each of the members of the Supertex board of directors, in their capacities as Supertex shareholders. Microchip and Supertex issued a joint press release announcing the execution of the Merger Agreement before the opening of trading in Microchip and Supertex common stock on February 10, 2014.

On February 18, 2014, each of Supertex and Microchip filed a notification and report form with the FTC and the DOJ under the HSR Act and each requested early termination of the waiting period. The parties were granted early termination of the waiting period under the HSR Act on March 4, 2014.

Reasons for the Merger of Supertex and Recommendation of our Board of Directors

Reasons for the Recommendation of our Board of Directors

After careful review and consideration of the terms and conditions of the Merger, as set forth in the Merger Agreement, the Supertex board of directors determined that the Merger and the Merger Agreement, and the transactions contemplated thereby, are fair to, and in the best interests of, Supertex and its shareholders and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable to Supertex and its shareholders. Accordingly, the Supertex board of directors unanimously approved the Merger and the Merger Agreement and unanimously recommends that Supertex shareholders vote “FOR” adoption and approval of the Merger Proposal.

In the course of determining that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to, in the best interests of and advisable to Supertex and its shareholders, the Supertex board of directors consulted with management as well as its financial and legal advisors and considered a number of factors in making its determination, including the following substantive factors and potential benefits of the Merger, each of which the Supertex board of directors believed supported its decision (which are not listed in any relative order of importance):

•	the current and historical financial condition, results of operations, business and prospects of Supertex if Supertex were to remain an independent company and the potential impact on the trading price of the Supertex common stock (which is not feasible to quantify numerically). The Supertex board of directors discussed the risks associated with achieving and executing upon Supertex’s business plan, the impact of general economic market trends on Supertex’s sales, as well as the general risks of market conditions that could reduce Supertex’s stock price. Among the potential risks identified by our board of directors were Supertex’s exposure to volatile end-markets, the impact of pricing pressure and manufacturer’s capital expenditure dynamics on Supertex’s business units and risks associated with Supertex deriving a significant portion of its revenue from mature markets and technologies. In part in light of the foregoing, the Supertex board of directors believed that the per share amount of $33.00 offered greater certainty of value to Supertex shareholders than continuing to operate on a stand-alone basis;

•	possible alternatives to the acquisition by Microchip (including the possibility of continuing to operate Supertex as an independent entity and the desirability and perceived risks of that alternative), potential benefits to Supertex shareholders of these alternatives and the timing and likelihood of accomplishing the goals of such alternatives, as well as the Supertex board of directors’ assessment that none of these alternatives was reasonably likely to present superior opportunities for Supertex to create greater value for Supertex shareholders, taking into account risks of execution as well as business, competitive, industry and market risks;

•	the fact that the Merger Consideration of $33.00 per share represents a significant premium over the market price at which Supertex common stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger Consideration of $33.00 per share represents an approximate premium of 35.4% based on the closing price per share of $24.38 on February 7, 2014, the last full trading day before the execution of the Merger Agreement was publicly announced and an enterprise premium of 72%;

•	the oral opinion delivered to the Supertex board of directors by Oppenheimer on February 9, 2014 (which was confirmed in writing by delivery of Oppenheimer’s written opinion dated February 9, 2014) to the effect that, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Oppenheimer in preparing its opinion, the Merger Consideration to be received by the holders of Supertex common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders, and Oppenheimer’s related financial analyses presented to the Supertex board of directors in connection with the delivery of its oral opinion. You are urged to read Oppenheimer’s written opinion, which is set forth in its entirety in Annex C to this proxy statement, and the discussion of the opinion and Oppenheimer’s analyses in “The Merger—Opinion of the Financial Advisor to Supertex Board of Directors” beginning on page 25;

•	the risks and uncertainties associated with maintaining Supertex’s existence as an independent company and the opportunities presented by the Merger, including the risks and uncertainties with respect to:

•	achieving Supertex’s growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the semiconductor industries specifically;

•	the general risks and market conditions that could affect the price of Supertex common stock;

•	the “risk factors” set forth in the Supertex’s Form 10-Q for the fiscal quarter ended December 28, 2013 and subsequent reports filed with the SEC;

•	the advanced age of key members of Supertex’s executive management team, including, without limitation, Henry Pao, its Chief Executive Officer and President, who is 76, and its Senior Vice President Benedict Choy, who is 68 and has cut back to half-time in order to help care for his wife and mother-in-law who are not in good health, which presents Supertex with transition risks associated with replacing these senior executives;

•	the implications of the fact that Supertex’s lease for its wafer fabrication facility in San Jose, California expires in approximately two years thus presenting Supertex with the potential risks associated with renewing such lease, finding a new fabrication facility for itself, or outsourcing fabrication by negotiating an agreement with a new fabrication facility and migrating its processes to such new fabrication facility;

•	Supertex’s business and competitive prospects if it remains an independent company and the scale and other skills and assets required to compete effectively, noting in particular:

•	the intensely competitive nature of the semiconductor industry in which Supertex competes, including strategic and financial challenges associated with Supertex’s current business structure;

•	consolidation trends within the semiconductor industry;

•	the importance of scale in a competitive market environment and the associated challenges to growth as a smaller independent company;

•	the significant and increasing cost of complying with obligations as a publicly traded micro-cap company and the lack of significant research coverage and trading volume;

•	the need to develop new products to remain competitive and relevant to existing and prospective customers, the substantial required investment and long lead times associated with new products, and the risk that Supertex could make substantial investments in products for markets that do not develop as Supertex may have originally anticipated;

•	Supertex’s lack of overall revenue growth in recent periods and its prospects for future growth, and the general risks associated with Supertex’s ability to execute on a business plan that would create shareholder value in excess of the consideration offered by Microchip;

•	the negotiation process with Microchip, which was conducted at arm’s length, and the fact that Supertex’s senior management and its legal and financial advisors were directly involved throughout the negotiations and updated the Supertex board of directors directly and regularly;

•	the availability of dissenters’ rights under California law to holders of shares of Supertex common stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under California law, which provides those eligible shareholders with an opportunity to have a California court determine the fair market value of their shares, which may be more than, less than, or the same as the amount such shareholders would have received under the Merger Agreement;

•	the business reputation, management and substantial financial resources of Microchip, which our board of directors believed supported the conclusion that a transaction with Microchip could be consummated relatively quickly and in an orderly manner;

•	the impact of the Merger on Supertex’s employees, business partners and customers and that the timing of the Merger would mean transitioning our manufacturing to Microchip rather than transitioning it first to a third party and hence to any future acquirer;

•	the fact that the proposed Merger Consideration is all cash, which provides certainty of value and liquidity to Supertex shareholders for their shares of Supertex common stock;

•	that the members of the Supertex board of directors were unanimous in their determination to recommend the Merger Agreement for adoption by Supertex shareholders; and

•	the terms and conditions of the Merger Agreement and related transaction documents, in addition to those described above (relating to regulatory approvals, antitrust approvals and financing) including:

•	the relatively limited nature of the closing conditions included in the Merger Agreement, including the likelihood that the Merger would be approved by the relevant regulatory authorities and Supertex shareholders would vote in favor of the proposals being voted upon at the Special Meeting;

•	the requirement that the Merger will only be effective if approved by the holders of a majority of the outstanding shares of Supertex common stock;

•	Supertex’s ability to seek damages in the event of a knowing and intentional breach by Microchip of its obligations under the Merger Agreement;

•	prior to approval of the Merger by Supertex shareholders, Supertex’s ability, under certain limited circumstances, to furnish information to, and conduct negotiations with, third parties regarding an Acquisition Proposal;

•	prior to approval of the Merger by Supertex shareholders, Supertex’s ability, subject to certain conditions, to terminate the Merger Agreement in order to accept a superior proposal, subject to paying or causing to be paid to Microchip a termination fee of $15.76 million (equal to approximately 4% of the equity value of the transaction), which the Supertex board of directors determined, with the assistance of its legal advisors, was reasonable in light of, among other things, the benefits of the Merger to Supertex shareholders, the typical size of such fees in similar transactions and the belief that a fee of such size would not preclude or unreasonably restrict the emergence of alternative transaction proposals as more fully described in “Restrictions on Solicitation of Other Offers” beginning on page 62 of this proxy statement;

•	our ability to seek to specifically enforce Microchip’s obligations under the Merger Agreement, including Microchip’s obligations to consummate the Merger;

•	the ability of the Supertex board of directors, subject to certain conditions, to change its recommendation supporting the Merger;

•	the customary nature of the other representations, warranties and covenants of Supertex in the Merger Agreement; and

•	the fact that the financial and other terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Supertex’s business during the pendency of the Merger.

The Supertex board of directors also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, including the following (not in any relative order of importance):

•	the fact that the completion of the Merger will generally preclude Supertex shareholders from having any ongoing equity participation in Supertex and, as such, current shareholders of Supertex will cease to participate in Supertex’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Supertex common stock;

•	the risks and costs to Supertex if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the risk that certain key members of Supertex’s senior management might choose not to remain employed with Supertex prior to the consummation of the Merger;

•	that Supertex is obligated to pay Microchip a termination fee of $15.76 million if the Merger Agreement is terminated under certain circumstances, which the Supertex board of directors believes, after consulting with its legal and financial advisors, would not preclude competing superior offers following the announcement of the transaction;

•	that the Merger is conditioned on the receipt of regulatory approvals and clearances, including the expiration or termination of the waiting period under the HSR Act, and, therefore, the Merger may not be consummated in a timely manner or at all;

•	the risk that the Merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from Supertex shareholders, including the possibility that conditions to the parties’ obligations to complete the Merger may not be satisfied and the potential resulting disruptions to Supertex’s business;

•	the fact that Supertex may be unable to obtain shareholder approval for the transactions contemplated by the Merger Agreement;

•	the Merger Agreement’s restrictions on the conduct of Supertex’s business prior to the completion of the Merger, generally requiring Supertex to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Supertex from undertaking business opportunities that may arise pending completion of the Merger;

•	the fact that Supertex has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the Merger is consummated; and

•	the fact that the receipt of cash by our shareholders in exchange for their shares of Supertex common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered by the Supertex board of directors is not intended to be exhaustive but includes the material factors considered by the Supertex board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Supertex board of directors did not find it useful to and did not attempt to quantify, rank, or otherwise assign relative weights to these factors. In addition, the Supertex board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Supertex board of directors conducted an overall analysis of the factors described above, including discussions with Supertex management and its financial and legal advisors. In considering the factors described above, individual members of the Supertex board of directors may have given different weights to different factors.

Our board of directors recommends that you vote “FOR” the approval of the Merger Proposal.

Opinion of the Financial Advisor to Supertex Board of Directors

Supertex engaged Oppenheimer as its financial advisor in connection with the Merger. In connection with this engagement, the Supertex board of directors requested that Oppenheimer evaluate the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger, taken together, by holders of Supertex common stock. On February 9, 2014, at a meeting of the Supertex board of directors held to evaluate the Merger, Oppenheimer rendered to the Supertex board of directors an oral opinion, confirmed by delivery of a written opinion dated February 9, 2014, or the Opinion, to the effect that, as of that date and based on and subject to the matters described in the Opinion, the $33.00 per share cash consideration to be received in the Merger by holders of Shares was fair, from a financial point of view, to such holders.

The full text of Oppenheimer’s written Opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this document as Annex C and is incorporated by reference in its entirety. Oppenheimer’s opinion was provided for the use of the Supertex board of directors (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications the Merger, including, without limitation, the form or structure of the Merger or any term, aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Oppenheimer expressed no view as to, and its Opinion did not address, the underlying business decision of Supertex to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for Supertex or the effect of any other transaction in which Supertex might engage. Oppenheimer’s Opinion should not be construed as creating any fiduciary duty on the part of Oppenheimer to any party and the Opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the Merger or otherwise. This summary of Oppenheimer’s Opinion is qualified in its entirety by reference to the full text of its Opinion.

In arriving at its Opinion, Oppenheimer:

•	reviewed a draft of the Merger Agreement and certain related documents;

•	reviewed audited financial statements of Supertex for fiscal years ended March 31, 2012 and March 30, 2013, and unaudited financial statements of Supertex for the nine months ended December 28, 2013;

•	reviewed financial forecasts and estimates relating to Supertex from Supertex management;

•	reviewed the historical market prices and trading volume of Supertex common stock;

•	held discussions with the senior management of Supertex with respect to the business and prospects of Supertex;

•	reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating Supertex;

•	reviewed and analyzed certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the Merger;

•	analyzed the estimated present value of the future cash flows of Supertex based on financial forecasts and estimates from the management of Supertex;

•	reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions Oppenheimer deemed relevant in evaluating the Merger;

•	reviewed other public information concerning Supertex; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its Opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by Supertex and its employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the financial forecasts and estimates relating to Supertex referred to above, Oppenheimer assumed, at the direction of Supertex management and with Supertex’s consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Supertex as to the future financial condition and operating results of Supertex and the other matters covered thereby. At the direction of representatives from Supertex, Oppenheimer also assumed that the final terms of the Merger Agreement did not vary materially from those set forth in the draft reviewed by Oppenheimer. Oppenheimer also assumed, with the consent of Supertex, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Supertex or the Merger. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Supertex.

Oppenheimer expressed no view as to, and its Opinion did not address, the underlying valuation, future performance or long term viability of Supertex or the price at which Supertex common stock will trade at any time. Oppenheimer expressed no view as to, and its Opinion did not address, any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified therein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of Supertex, or class of such persons, relative to the Merger Consideration. In addition, Oppenheimer expressed no view as to, and its Opinion did not address, the underlying business decision of Supertex to proceed with or effect the Merger nor did Oppenheimer’s Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Supertex or the effect of any other transaction in which Supertex might engage. Oppenheimer’s Opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its Opinion. It should be understood that, although subsequent developments may affect Oppenheimer’s Opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its Opinion.

Oppenheimer is not a legal, tax, regulatory or accounting advisor and has relied on the assessments made by Supertex and its advisors with respect to such issues. This Opinion does not address any legal, tax, regulatory or accounting matters. In addition, Oppenheimer’s Opinion does not constitute a solvency opinion or a fair value opinion, and Oppenheimer has not evaluated the solvency or fair value of Supertex under any federal or state laws relating to bankruptcy, insolvency or similar matters. Except as described in this summary, Supertex imposed no other instructions or limitations on Oppenheimer with respect to the investigations made or the procedures followed by it in rendering its Opinion.

This summary is not a complete description of Oppenheimer’s Opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its Opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and Opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its Opinion, many of which are beyond Supertex’s control. No company, business or transaction used in the analyses is identical to Supertex or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiation between Supertex and Microchip and was approved by the Supertex board of directors. The decision to enter into the Merger Agreement was solely that of the Supertex board of directors. Oppenheimer’s opinion and financial analysis were only one of many factors considered by the Supertex board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Supertex board of directors or management with respect to the Merger or the consideration payable in the Merger.

The following is a summary of the material financial analyses reviewed with the Supertex board of directors in connection with the Opinion dated February 9, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Selected Companies Analysis. Oppenheimer reviewed publicly available financial information of the following twenty-two selected publicly traded companies, which are providers of semiconductors and analog and mixed signal integrated circuits:

•	Texas Instruments Inc.

•	Analog Devices, Inc.

•	NXP Semiconductors NV

•	Infineon Technologies AG

•	Microchip Technology Inc.

•	Maxim Integrated Products, Inc.

•	Skyworks Solutions Inc.

•	Atmel Corporation

•	Microsemi Corporation

•	Power Integrations Inc.

•	International Rectifier Corporation

•	Integrated Device Technology, Inc.

•	Semtech Corporation

•	Intersil Corporation

•	Dialog Semiconductor Plc

•	Monolithic Power Systems Inc.

•	Cirrus Logic Inc.

•	Micrel Inc.

•	Silicon Image, Inc.

•	Wolfson Microelectronics plc

•	Pericom Semiconductor Corp.

•	O2Micro International Ltd.

Oppenheimer reviewed (a) enterprise values of the selected companies, calculated as fully-diluted equity values based on closing stock prices on February 5, 2014 plus debt less cash and cash equivalents, as multiples of calendar years 2013 and 2014 (i) estimated revenue and (ii) estimated earnings before interest, taxes, depreciation and amortization as adjusted for non-cash compensation expense and one-time, non-recurring items, referred to as Adjusted EBITDA, and (b) equity values for the selected companies, as multiples of calendar years 2013 and 2014 estimated earnings per share, or EPS. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. The overall low to high ranges of calendar year 2013 and calendar year 2014 estimated revenue multiples observed for the selected companies were 0.7x to 4.6x (with a mean of 2.5x) and 0.7x to 4.1x (with a mean of 2.3x), respectively. The overall low to high ranges of calendar year 2013 and calendar year 2014 estimated Adjusted EBITDA multiples observed for the selected companies were 3.8x to 18.1x (with a mean of 10.6x) and 5.6x to 14.1x (with a mean of 8.9x), respectively. The overall low to high ranges of calendar year 2013 and calendar year 2014 EPS multiples observed for the selected companies were 6.1x and 30.0x (with a mean of 20.0x) and 10.1x and 25.0x (with a mean of 16.8x), respectively. Oppenheimer then applied the low to high selected ranges of calendar year 2013 and calendar year 2014 estimated (i) revenue multiples of 2.1x to 2.9x and 2.0x to 2.7x, respectively, and (ii) Adjusted EBITDA multiples of 9.0x to 12.2x and 7.6x to 10.3x, respectively, derived from the selected companies to corresponding data of Supertex. Financial data of Supertex were based on Supertex’s public filings, internal estimates of Supertex management, and calculations based on such estimates. This analysis resulted in low to high enterprise value ranges for Supertex of (i) $141.4 million to $191.4 million and $144.0 million to $194.8 million, based on the selected calendar year 2013 and calendar year 2014 revenue multiples, respectively, and (ii) $111.3 million to $150.5 million and $103.9 million to $140.6 million, based on calendar year 2013 and calendar year 2014 Adjusted EBITDA multiples, respectively. Oppenheimer then calculated implied per share equity values based on (i) debt of $0.0 million and cash of $158.8 million, in each case, as of December 28, 2013 and (ii) shares outstanding using the treasury stock method, and based on applying EPS selected multiples of 17.0x to 23.0x and 14.3x to 19.4x calendar year 2013 and calendar year 2014 earnings of Supertex, respectively, as derived from the selected companies analysis. These calculations yielded the following per share equity value ranges:

	Per Share Equity Value
	Low	High
Revenue
CY 2013A	$25.79	$29.64
CY 2014E	$25.99	$29.90

Adjusted EBITDA
CY 2013A	$23.40	$26.50
CY 2014E	$22.82	$25.72

Adjusted EPS
CY 2013A	$18.10	$24.48
CY 2014E	$14.43	$19.52

From these calculations Oppenheimer selected the following implied per Share equity reference ranges for Supertex, as compared to the Merger Consideration:

Implied Per Share Equity Reference Range	Merger Consideration
$ 21.75 – $ 25.96	$ 33.00

Selected Precedent Transactions Analysis. Oppenheimer reviewed, to the extent publicly available, financial information relating to the following twenty-two selected transactions, which transactions involve companies that are providers of semiconductors and analog and mixed signal integrated circuits:

Announcement Date	Acquiror	Target

16-Dec-13	AVAGO Technologies Wireless (U.S.A) Manufacturing Inc.	LSI Corporation

26-Nov-13	Microsemi Corporation	Symmetricom Inc.

5-Nov-13	M/A-Com Technology Solutions Holdings, Inc.	Mindspeed Technologies

15-Aug-13	Maxim Integrated Products, Inc.	Volterra Semiconductor Corporation

26-Dec-13	Diodes Incorporated	BCD Semiconductor Manufacturer Limited

12-Jun-12	Cypress Semiconductor Corporation	Ramtron International Corp.

2-May-12	Microchip Technology Inc.	Standard Microsystems Corporation

23-Jan-12	Semtech Corporation	Gennum Corporation

20-Jul-11	Microsemi Corporation	Zarlink Semiconductor Inc.

26-May-11	Skyworks Solutions Inc.	Advanced Analogic Technologies Incorporated

21-Feb-11	CSR plc	Zoran Corporation

4-Oct-10	Microsemi Corporation	Actel Corporation

8-Sep-10	Zoran Corporation	Microtune, Inc.

30-Mar-10	Microsemi Corporation	White Electronic Designs Corporation

11-Mar-10	Ralink Technology, Corp.	Trendchip Technologies Corp.

3-Feb-10	Microchip Technology Inc.	Silicon Storage Technology, Inc.

14-Dec-09	ON Semiconductor Corp.	California Micro Devices Corporation

7-Dec-09	IXYS Corp.	Zilog Inc.

27-Apr-09	Integrated Device Technology, Inc.	Tundra Semiconductor Corporation

16-Jul-08	ON Semiconductor Corp.	Catalyst Semiconductor, Inc.

4-Apr-08	Diodes Incorporated	Zetex Semiconductors plc

13-Dec-07	ON Semiconductor Corp.	AMIS Holdings, Inc.

Oppenheimer reviewed enterprise values, calculated as the purchase prices paid for the target companies in the selected transactions plus debt less cash and cash equivalents, (i) as multiples of such target companies’ latest 12 months for which financial information was available at the time of announcement, or LTM, revenue and LTM Adjusted EBITDA and (ii) as multiples of such target companies’ next twelve months immediately following LTM, or NTM, revenue and NTM Adjusted EBITDA. Financial data of the selected transactions were based on research analysts’ estimates, public filings and other information publicly available (at the announcement of the applicable transaction). The overall low to high range of LTM revenue multiples observed for the selected transactions was 0.6x to 3.6x (with a mean of 1.6x) and the overall low to high range of LTM Adjusted EBITDA multiples observed for the selected transactions was 6.1x to 19.4x (with a mean of 12.5x). The overall low to high range of NTM revenue multiples observed for the selected transactions was 0.4x to 3.2x (with a mean of 1.5x) and the overall low to high range of NTM Adjusted EBITDA multiples observed for the selected transactions was 5.3x to 15.7x (with a mean of 9.7x). Oppenheimer then applied (i) a selected low to high range of LTM revenue and LTM Adjusted EBITDA multiples of 1.4x to 1.9x and 10.6x to 14.4x, respectively, derived from the selected transactions to the LTM revenue (as of December 28, 2013) and LTM Adjusted EBITDA of Supertex and (ii) a selected low to high range of NTM revenue and NTM Adjusted EBITDA multiples of 1.3x to 1.8x and 8.2x to 11.2x, respectively, derived from the selected transactions to the NTM revenue (as of December 28, 2013) and NTM Adjusted EBITDA of Supertex. Financial data of Supertex were based on Supertex’s public filings, internal estimates of Supertex management, and calculations based on such estimates. This analysis resulted in low to high enterprise value ranges for Supertex of (i) $92.3 million to $124.8 million and $131.0 million to $177.3 million, based on the selected LTM revenue and LTM Adjusted EBITDA multiples, respectively, and (ii) $95.6 million to $129.4 million and $112.7 million to $152.4 million, based on the selected NTM revenue and NTM Adjusted EBITDA multiples, respectively. Oppenheimer then calculated implied per share equity values based on (i) debt of $0.0 million and cash of $158.8 million, in each case, as of December 28, 2013 and (ii) shares outstanding using the treasury stock method:

	Per Share Equity Value
	Low	High
LTM Revenue	$21.90	$24.47
LTM Adjusted EBITDA	$24.96	$28.56

NTM Revenue	$22.17	$24.83
NTM Adjusted EBITDA	$23.51	$26.65

From these calculations Oppenheimer selected the following implied per Share equity reference ranges for Supertex, as compared to the Merger Consideration:

Implied Per Share Equity Reference Range	Merger Consideration
$ 23.14 – $ 26.13	$ 33.00

Discounted Cash Flow Analysis. Oppenheimer conducted an illustrative discounted cash flow analysis, which is designed to imply a potential value of Supertex by calculating the estimated present value of the standalone after-tax free cash flows that Supertex was forecasted to generate during the calendar year ending December 28, 2014 through the full calendar year ending December 28, 2018 (refer to section entitled “Selected Unaudited Prospective Financial Information” beginning on page 40). For purposes of this analysis, stock-based compensation was treated as a cash expense. Oppenheimer calculated terminal values for Supertex by applying to Supertex’s estimated calendar year 2018 adjusted EBITDA a selected range of terminal value adjusted EBITDA multiples of 12.0x to 14.0x. The cash flows and terminal values were then discounted to present value using discount rates ranging from 13.2% to 17.2%, which were based on an estimated weighted average cost of capital. This analysis indicated the following approximate implied per share equity reference range for Supertex common stock, as compared to the Merger Consideration:

Implied Per Share Equity Reference Range	Merger Consideration
$ 22.65 – $ 25.43	$ 33.00

Other Factors. Oppenheimer also noted certain additional factors that were not considered part of Oppenheimer’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	premiums paid in 54 selected all-cash transactions involving public targets with transaction values of between $100 million and $1,000 million, in the technology (or related) industry, announced between January 31, 2009 and February 5, 2014 and successfully closed; Oppenheimer applied to the closing prices of shares of Supertex common stock for the one-day, one-week and one-month periods ended on February 5, 2014 a selected range of premiums derived from the 25th to 75th percentiles of the implied premiums in such transactions, which indicated an average implied per share equity reference range for Supertex of approximately $24.71 to $29.45 per share; and

•	historical trading prices of shares of Supertex common stock during the 52-week period ended on February 5, 2014, noting that the overall low to high range of closing prices of shares of Supertex common stock during such period was $19.53 to $27.14 per share of Supertex common stock.

Miscellaneous

In the ordinary course of business, Oppenheimer and its affiliates may actively trade securities of Supertex, securities of Microchip and their respective affiliates for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Supertex selected Oppenheimer to act as its financial advisor in connection with the Merger based on Oppenheimer’s reputation and experience. Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer.

Supertex has entered into a written agreement with Oppenheimer which provides for Supertex to pay Oppenheimer for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $3.95 million, $250,000 of which was payable in connection with Oppenheimer’s delivery of its Opinion and approximately $3.70 million of which is contingent upon consummation of the Merger. During the two-year period prior to the date of Oppenheimer’s Opinion, no material investment banking, financial services or other commercial services were provided by Oppenheimer or any of their affiliates to Supertex or Microchip for which Oppenheimer received fees.

Neither Supertex nor any person acting on its behalf has employed, retained or compensated any person to make solicitations or recommendations to security holders of Supertex with respect to the Merger.

Delisting and Deregistration of Supertex Common Stock

If the Merger is consummated, Supertex common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act. Therefore, the provisions of the Exchange Act will no longer apply to Supertex, including the requirement that Supertex furnish a proxy or information statement to Supertex shareholders in connection with meetings of Supertex shareholders. Supertex will also no longer be required to file periodic reports with the SEC.

Accounting

For financial reporting purposes, the Merger will be accounted for by Parent under a purchase price allocation where the assets and liabilities will be presented at their fair value.

Effects on Supertex if the Merger is Not Consummated

If Supertex shareholders do not approve the Merger Proposal, or if the Merger is not consummated for any other reason, shareholders will not receive any payment for their shares in connection with the Merger. Instead, Supertex will remain an independent public company and the Supertex common stock will continue to be listed and traded on the NASDAQ Global Market. In addition, if the Merger is not consummated, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Supertex shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the semiconductor component industry on which Supertex’s business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Supertex shares. In such event, from time to time, we expect that the Supertex board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of Supertex and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If Supertex shareholders do not approve the Merger Proposal, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Supertex will be offered, or that the business, prospects or results of operations of Supertex will not be adversely impacted. We may be required to pay the Parent’s expenses and the termination fees as described in “The Merger Agreement—Termination Fees.”

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the Supertex board of directors with respect to the Merger, you should be aware that some of the Supertex directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Supertex board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Treatment of Stock Options

As of the record date, there were 577,900 shares of Supertex common stock subject to stock options granted under our equity incentive plans to our current ten executive officers and directors.

Upon the consummation of the Merger, all outstanding vested options to acquire Supertex common stock pursuant to our 2001 Stock Option Plan and our 2009 Equity Incentive Plan held by our executive officers and employee directors, like all other outstanding and vested stock options held by our other employees, will be cancelled, and in consideration for the cancellation of vested options, the holder of any such option will receive an amount equal to the number of shares of Supertex common stock underlying the option multiplied by the amount (if any) by which $33.00 exceeds the exercise price for each share of Supertex common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the vested option is equal to or exceeds $33.00, the holder of such option will not be entitled to any Merger Consideration. Pursuant to our 2009 Equity Incentive Plan, all outstanding options to acquire Supertex common stock held by our non-employee directors will accelerate and vest in full on a change of control, which includes the Merger, and will likewise be cancelled in exchange for the consideration described above.

All outstanding unvested options held by our executive officers and employee directors, like all other outstanding unvested options held by our other employees will be assumed by Parent and remain subject to substantially the same terms and conditions, except that: (1) the number of shares of Parent common stock subject to each such outstanding unvested option will be equal to the product of the number of shares of Supertex common stock underlying such option and the Exchange Ratio, rounded down to the nearest whole share, and (2) the exercise price of each such outstanding unvested option will be equal to the quotient determined by dividing the exercise price by the Exchange Ratio, rounded up to the nearest cent.

Our seven executive officers as a group will receive $2,758,050 pursuant to the Merger Agreement in connection with the cancellation of their 227,000 vested options with exercise prices less than $33.00 per share upon the consummation of the Merger, of which Henry C. Pao, our President, CEO and director, and Benedict C.K. Choy, our Senior Vice President and director, will each receive $607,500 in connection with 50,000 vested options each holds. A total of 78,000 vested options held by our seven executive officers as a group will be cancelled for no consideration since the options have an exercise price in excess of $33.00, of which 15,000 are held by each of Mr. Pao and Mr. Choy. Our seven executive officers as a group will hold 128,900 unvested options, which will be assumed by Microchip pursuant to the Merger Agreement, of which 20,000 are held by each of Mr. Pao and Mr. Choy.

Supertex Director and Officer Compensation Arrangements and Other Interests

As of February 21, 2014, our non-employee directors held options to purchase an aggregate of 144,000 shares of Supertex common stock of which 57,000 were unvested and 87,000 were vested. 129,000 of these vested options had exercise prices below $33.00 per share at a weighted average exercise price of $23.17 per share while 15,000 of the vested options had exercise prices in excess of $33.00 per share. All outstanding options to acquire Supertex common stock held by our non-employee directors will accelerate and vest in full upon a change of control, which includes the Merger, pursuant to our 2009 Equity Incentive Plan. Upon consummation of the Merger, these vested options will be cancelled and converted into the right to receive the amount, if any, by which the Merger Consideration exceeds the exercise price for each share underlying such options. The aggregate cash payment that will be made to these non-employee directors in connection with the cancellation of all of their options upon the consummation of the Merger is anticipated to be $1,415,010, based on a Merger Consideration of $33.00 per share. Based solely on their economic interests in Supertex, the non-employee directors will have no other economic interest or any expectancy of an economic interest in Parent or its affiliates, and will not retain an economic interest in the Surviving Corporation or Parent following the Merger.

As of February 21, 2014, our employee directors, Henry C. Pao and Benedict C.K. Choy, each held options to purchase an aggregate of 70,000 shares of Supertex common stock with exercise prices below $33.00 per share at a weighted average exercise price of $19.50 per share, of which 50,000 are vested. Henry C. Pao and Benedict C.K. Choy also each hold vested options to purchase 15,000 shares of Supertex common stock with exercise prices greater than $33.00 per share. Upon the consummation of the Merger, all outstanding and vested options to acquire Supertex common stock held by employee directors, like all other outstanding and vested stock options held by our other employees, will be cancelled and converted into the right to receive the Merger Consideration. The aggregate cash payment that will be made to each of Dr. Pao and Mr. Chang in connection with the cancellation of their vested options upon the consummation of the Merger is anticipated to be $607,500, based on a Merger Consideration of $33.00 per share, and not counting any withholding taxes.

The 20,000 outstanding unvested options held by each of our employee directors, like all other outstanding unvested options held by our other employees, will be assumed by Parent and remain subject to substantially the same terms and conditions except that: (1) the number of shares of Parent common stock subject to each such outstanding unvested option will be equal to the product of the number of shares of Supertex common stock underlying such option and Exchange Ratio, rounded down to the nearest whole share, and (2) the exercise price of each such outstanding unvested option will be equal to the quotient determined by dividing the exercise price by the Exchange Ratio, rounded up to the nearest cent.

In addition, each of our executive officers, including our two employee directors, are entitled to certain benefits under a change of control agreement with us if an executive officer undergoes a so-called Qualifying Termination, meaning that such executive officer is terminated without cause or resigns for good reason (each as defined in such agreement) within 12 months after the consummation of this Merger. The benefits include:

•	salary continuation for one year or until such executive officer finds another position, whichever is sooner;

•	earned but unpaid profit share which the executive officer would have received at the next profit sharing payment date had there been no change of control and the executive officer had continued to be employed by Supertex until such payment date;

•	full vesting of any outstanding options (with the ability to exercise such vested options until the earlier of the original normal expiration date of the options or one year after termination);

•	COBRA premium reimbursement for one year or until the officer is covered by the medical and dental plans of another employer, whichever is sooner.

However, if the named executive officer has not been employed for at least twelve months prior to the consummation of the Merger, then these benefits will be pro-rated by the number of months worked divided by twelve.

Further, our employees, including our executive officers, have accrued certain vested benefits under our Non-Qualified Deferred Compensation Plan, or NQDCP. The NQDCP is a non-qualified deferred compensation plan that covers a select group of senior management or highly compensated employees of Supertex. The NQDCP was adopted by Supertex, effective January 1, 1996. The NQDCP assets, as of March 30, 2013, of $9,673,000 are included at their fair value in short-term investments in Supertex’s consolidated balance sheet as of March 30, 2013 and classified as trading securities. Such assets shall at all times be subject to claims of the general creditors of Supertex. Supertex’s liability for the NQDCP as of March 30, 2013 amounts to $9,673,000 and this amount is included in accrued salaries and employee benefits in Supertex’s consolidated balance sheet as of March 30, 2013.

The NQDCP is voluntary and is 100% funded by each participant. Participants can defer up to 60% of a combination of base salary, profit sharing bonus, and commission. Supertex does not make a matching or other contribution to the NQDCP. Investment of funds in the NQDCP is at the discretion of the participant within the menu of available mutual fund options. The Supertex Executive Compensation Committee is responsible for the general administration and interpretation of the NQDCP and for carrying out its provisions. Supertex pays the administrative expenses of the NQDCP. The NQDCP terminates by its terms upon a change in control, such as the Merger, and, as a result, all balances in the NQDCP as of a date proximate to the date of the closing of the Merger will be paid out in accordance with the NQDCP, including to our executive officers. Supertex is investigating whether it could amend the NQDCP to defer such termination and/or payments without adverse income tax consequences. The Merger Agreement, however, requires the NQDCP to be terminated prior to the consummation of the Merger.

Quantification of Payments to Our Named Executive Officers

The information set forth below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for our named executive officers that is based on or otherwise relates to the Merger.

Total Compensation

The table below sets forth the amount of payments and benefits that each named executive officer of Supertex would receive in connection with the Merger, including, without limitation, pursuant to those compensatory arrangements approved by the shareholders in an advisory (non-binding) vote held at Supertex’s 2013 annual shareholder meeting on August 16, 2013. As indicated, certain of the payments and benefits in such table assume a Qualifying Termination. For additional details regarding the terms of the payments described below, refer to the section entitled “Supertex Director and Officer Compensation Arrangements and Other Interests,” immediately above.

Total Golden Parachute Compensation

Named Executive Officers	Severance ($)(1) (a)	Profit Sharing ($)(2) (b)	Total Cash ($) (a+b)	Equity ($)(3)	Pension/ NQDCP ($)(4)	Perquisites/ Benefits ($)(5)	Total ($)
Henry C. Pao	298,241	73,463	371,704	877,300	4,447,032	21,626	5,717,662
President and Chief Executive Officer

Phillip A. Kagel	289,231	63,291	352,522	614,400	365,901	21,815	1,354,638
Vice President, Finance and Chief Financial Officer

Michael Lee	269,930	63,291	333,221	744,975	31,101	2,244	1,111,541
Vice President, I.C. Design and Vice President, Marketing

Michael Tsang	230,214	55,380	285,594	373,310	699,174	10,335	1,368,413
Vice President, Operations and Product Engineering

William Petersen	164,865	10,000	174,865	438,650	307,342	17,740	938,597
Vice President, Worldwide Sales

(1)	Assumes a Qualifying Termination on or before one year after the closing of the Merger and that such named executive officer does not find employment on or before one year after the date of such Qualifying Termination. This severance payment is in the form of salary continuation for one year in an amount equal to the named executive officer’s base salary at the time of termination. The cash payments are contingent upon the execution of a release of claims in favor of the surviving corporation and its affiliates.
(2)	Assumes a Qualifying Termination prior to the next profit sharing payment date on or about June 2014, when Supertex would otherwise typically determine and pay profit sharing amounts. The amounts set forth in this column represent estimates of the amounts that are payable to each named executive officer pursuant to regular profit sharing distributions from the profit sharing reserve for earned but unpaid profit sharing amounts that the named executive officer would have received if there were no Merger. These amounts are based on the estimated amount of the accrual under the Profit-Sharing Bonus Incentive Plan, or the Plan, net of employee 401(k) matching for the fourth fiscal quarter of fiscal 2014, or a total of $1,500,000. A description of the Plan can be found under the Compensation Discussion and Analysis in the proxy statement for our 2013 annual shareholders meeting, a copy of which can be found on the SEC EDGAR website or on Supertex’s website under the Company, Investor Relations, SEC filings.
(3)

The amounts in this column represent payment of $33.00 per share less the exercise price per share (a) as payment for each option that is unvested as of the date of the closing of the Merger on the assumption that a Qualifying Termination occurs on or before one year after the closing of the Merger and (b) as payment for cancellation for each option that is vested as of the date of the closing of the Merger, which is how vested options held by all Supertex employees are treated as a result of the Merger. For a description of the treatment of equity incentive awards held by the named executive officers in connection with the Merger, refer to the above section entitled “Supertex Director and Officer Compensation Arrangements and Other Interests.” The named executive officers will not receive any “single-trigger” accelerated vesting of their equity awards in connection with the Merger. Unvested options are assumed in the Merger and the payout upon their cancellation assuming a Qualifying Termination occurs within one year of the closing of the Merger also assumes that such options have not been exercised in the interim and that Microchip common stock is then trading at a price per share equal to the average closing sales price for a share of Microchip common stock, rounded to the nearest one-tenth of a cent, as reported on NASDAQ for the ten (10) most recent days ending on the last trading day immediately prior to the date on which the closing of the Merger occurs; however, the payment such named executive officer would receive as a result of unvested options held as of the closing of the Merger if a Qualifying Termination were to occur at any time during the applicable one-year period could vary significantly based on the price of Microchip common stock on the date of the Qualifying Termination.
(4)	The amount set forth in this column represents estimated vested benefit amounts under our NQDCP. These amounts were determined as the sum of (a) the amounts accrued under the NQDCP as of March 31, 2013, plus (b) the amounts contributed to the NQDCP through January 25, 2014, by each named executive officer as a result of salary deferrals, plus (c) an estimate of the amounts that will be contributed to the NQDCP through March 29, 2014, by each named executive officer assuming the named executive officer continues to defer his or her pay at the same rate, plus (d) the amount of earnings or loss on the account of each named executive officer under the NQDCP from April 1, 2013, through January 25, 2014. The NQDCP terminates by its terms upon a change in control, such as the Merger, and, as a result, all balances in the NQDCP as of a date proximate to the date of the closing of the Merger will be paid out in accordance with the NQDCP, including to our named executive officers. Supertex is investigating whether it could amend the NQDCP to defer such termination and/or payments without adverse income tax consequences. The Merger Agreement, however, requires the NQDCP to be terminated prior to the consummation of the Merger.
(5)	Assumes a Qualifying Termination on or before one year after the closing of the Merger. These amounts are based on our current rates for medical and dental insurance coverage of each named executive officer under COBRA and assume that the named executive officer was not covered by a medical or dental insurance plan of a subsequent employer on or before one year after the date of the Qualifying Termination.

Compensation Subject to Shareholder Advisory (Non-Binding) Vote (the Advisory Compensation Proposal)

The below table is intended to reflect the compensatory amounts that named executive officers will receive in connection with the Merger under compensatory agreements which are in addition to compensatory arrangements approved by the shareholders in an advisory vote held at Supertex’s 2013 annual shareholder meeting on August 16, 2013. These amounts are comprised of payments to the named executive officers under the Merger Agreement in cancellation of their vested options as of the date of the closing of the Merger in the same manner as payment will be made to Supertex employees under the Merger Agreement in cancellation of their vested options as of the date of the closing of the Merger and payments of vested account balances under the NQDCP upon termination of the Plan. These amounts were included in the table above labeled “Total Golden Parachute Compensation.”

Golden Parachute Compensation Subject to Shareholder Advisory (Non-Binding) Vote (the Advisory Compensation Proposal)

Named Executive Officers	Equity ($)(1)	Pension/ NQDCP ($)(2)	Total ($)
Henry C. Pao	607,500	4,447,032	5,054,532
President and Chief Executive Officer

Phillip A. Kagel	425,250	365,901	791,151
Vice President, Finance and Chief Financial Officer

Michael Lee	425,250	31,101	456,351
Vice President, I.C. Design and Vice President, Marketing

Michael Tsang	85,050	699,174	784,224
Vice President, Operations and Product Engineering

William Petersen	303,750	307,342	611,092
Vice President, Worldwide Sales

(1)	Assumes the Merger occurs on or before June 2, 2014. The amount shown represents the cash payment made in cancellation of the option of $33.00 per vested option less the exercise price of the option, which is the same treatment that all holders of vested options receive. The amounts do not include any deduction for withholding taxes. If the Merger occurs on or after June 3, 2014, additional options held by the named executive officers would vest and be cancelled upon the closing of the Merger. However, in such event, the aggregate amount shown under the Equity Column of the table above-labeled Total Golden Parachute Compensation would not change as there would be correspondingly fewer unvested options as of the date of the closing of the Merger that would be accelerated upon a Qualifying Termination.
(2)	The amount set forth in this column represents estimated vested benefit amounts under our NQDCP. These amounts were determined as the sum of (a) the amounts accrued under the NQDCP as of March 31, 2013, plus (b) the amounts contributed to the NQDCP through January 25, 2014, by each named executive officer as a result of salary deferrals, plus (c) an estimate of the amounts that will be contributed to the NQDCP through March 29, 2014, by each named executive officer assuming the named executive officer continues to defer his or her pay at the same rate, plus (d) the amount of earnings or loss on the account of each named executive officer under the NQDCP from April 1, 2013, through January 25, 2014. The NQDCP terminates by its terms upon a change in control, such as the Merger, and, as a result, all balances in the NQDCP as of a date proximate to the date of the closing of the Merger will be paid out in accordance with the NQDCP, including to our named executive officers. Supertex is investigating whether it could amend the NQDCP to defer such termination and/or payments without adverse income tax consequences. The Merger Agreement, however, requires the NQDCP to be terminated prior to the consummation of the Merger.

Indemnification of Directors and Officers; Insurance

Supertex has obligations under its articles of incorporation and bylaws to indemnify our officers and directors to the fullest extent permitted by law. In addition, we have entered into indemnification agreements with our directors and officers which provide that we will indemnify each of our directors and officers to the fullest extent permitted by California law. The Merger Agreement requires that, for a period of six years after the consummation of the Merger, Parent shall cause the Surviving Corporation and its subsidiaries to honor and fulfill in all respects the obligations (including the financial obligations) of Supertex and our subsidiaries under our respective articles of incorporation, bylaws and other similar organizational documents and all indemnification agreements in effect immediately prior to the consummation of the Merger between us and any of our respective current or former directors and officers and any person who becomes a director or officer of Supertex or any of our subsidiaries prior to the consummation of the Merger. For a period of six years after the consummation of the Merger, Parent and the Surviving Corporation will maintain in effect our current directors’ and officers’ liability insurance, or D&O insurance, in respect of acts or omissions occurring at or prior to the consummation of the Merger, covering each person covered by the D&O insurance immediately prior to the consummation of the Merger, on terms with respect to the coverage and amounts no less favorable than those of the D&O insurance in effect on the date of the Merger Agreement. Alternatively, the Surviving Corporation may substitute policies of Parent, the Surviving Corporation or any of their respective subsidiaries containing terms with respect to coverage and amounts no less favorable to such persons than the D&O insurance. In satisfying the foregoing obligations with respect to the D&O insurance, Parent and the Surviving Corporation will not be obligated to pay annual premiums in excess of 200% of the amount we paid for coverage for our last full fiscal year, but, if the annual premiums exceed such amount, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 200% of the amount we paid for coverage for our last full fiscal year.

Notwithstanding the foregoing, prior to the consummation of the Merger, we may purchase a six-year “tail” prepaid policy on the D&O insurance on terms and conditions no less favorable, in the aggregate, than the D&O insurance and for an amount not to exceed 350% of the amount we paid for coverage for our last full fiscal year. In the event that we do not purchase such a tail policy, Parent may do so on terms and conditions no less favorable, in the aggregate, than the D&O insurance. In the event that either Parent or us purchases such a tail policy prior to the consummation of the Merger, Parent and the Surviving Corporation will maintain such tail policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of their obligation to maintain in effect the D&O insurance.

Dissenters’ Rights

Holders of Supertex common stock may be entitled to dissenters’ rights under Chapter 13 of the CCC, or Chapter 13, in connection with the Merger.

The discussion below is not a complete summary regarding dissenters’ rights under California law and is qualified in its entirety by reference to the text of the relevant provisions of Chapter 13, which provisions are attached to this proxy statement as Annex D. Any shareholder who wishes to dissent and to seek the payment in cash of the “fair market value” of his, her or its shares, or who wishes to preserve his, her or its right to do so, should review this section carefully, since failure to comply with the procedures set forth in Chapter 13 may result in the loss of such rights. The fair market value will be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation resulting from the Merger, but adjusted for any stock split, reverse stock split or share dividend that becomes effective thereafter.

If the Merger is consummated, Supertex shareholders who do not vote in favor of approval of the Merger Proposal and who comply with the other procedures and conditions of Chapter 13 may become entitled to be paid cash for the fair market value of their stock in lieu of the Merger Consideration, which may be more than, less than or the same as the Merger Consideration paid to non-dissenting Supertex shareholders.

The Merger Agreement provides that shares of Supertex common stock held by a holder who has exercised his, her or its dissenters’ rights for the benefit of those shares in accordance with Chapter 13, or the Dissenting Shares, and, as of the consummation of the Merger, has not effectively waived, withdrawn or lost his, her or its dissenters’ rights, as applicable, to those shares, shall not be converted into the right to receive the Merger Consideration and such holder shall be entitled to only such rights as are granted by Chapter 13. Parent shall be entitled to retain any Merger Consideration not paid on account of the Dissenting Shares pending resolution of the claims of such holders and the non-dissenting Supertex shareholders shall not be entitled to any portion thereof.

If you do not wish to pursue your dissenters’ rights and if the Merger is consummated, you will be entitled to receive the Merger Consideration set forth in the Merger Agreement in exchange for your shares of Supertex common stock. All Supertex shareholders who desire to pursue their dissenters’ rights must follow the applicable statutory provisions of Chapter 13 set forth in Annex D.

REFERENCE IS MADE TO CHAPTER 13, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX D, FOR A COMPLETE STATEMENT OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER CALIFORNIA LAW. THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT SECTION AND EXHIBIT. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE INFORMATION CONTAINED IN THIS SUMMARY AND THE ACTUAL TEXT OF CHAPTER 13 IN ANNEX D, THE ACTUAL TEXT OF CHAPTER 13 CONTROLS.

SUMMARY OF RIGHTS OF SHAREHOLDERS EXERCISING DISSENTERS’ RIGHTS

Under Chapter 13, if you do not wish to accept the Merger Consideration as provided for in the Merger Agreement in exchange for the shares of Supertex common stock that you hold, you may exercise your dissenters’ rights and may, subject to perfection of your dissenters’ rights and compliance with the procedures prescribed by Chapter 13, be entitled to have your shares converted into the right to receive from Supertex such consideration as may be determined to be due pursuant to the CCC.

The CCC requires Supertex (i) to give notice of the approval of the Merger within 10 days after such approval, or the Approval Notice, to each shareholder who did not vote in favor of approval of the Merger Proposal and (ii) to provide a statement of the fair market value of the shares, or the Statement of Price. The Statement of Price constitutes an offer by Supertex to purchase the Dissenting Shares at such price.

Should you wish to become a dissenting shareholder, you must:

1.	continuously hold your shares from the record date;

2.	have not voted in favor of the Merger Proposal any of the shares you wish to qualify as Dissenting Shares;

3.	make a written demand of Supertex, which must be received by Supertex within 30 days after the mailing of the Approval Notice. Please note that the 30-day time period begins on the date the Approval Notice was mailed, not on the date you received it. In your written demand to Supertex, include the number and type of shares you are qualifying as Dissenting Shares and state the amount you believe to be the fair market value of those shares as of the day before the announcement of the Merger. This statement of the fair market value of your shares will constitute an offer to sell your Dissenting Shares to Supertex at such price. You should send your written demand to Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089. Even if you did not vote in favor of the Merger Proposal or if you gave a proxy to someone directing a vote against approval of the Merger Proposal, you must still make the written demand to Supertex as described above in order to qualify your Dissenting Shares; and

4.	within the same 30-day period following the mailing of the Approval Notice, submit the certificates representing your Dissenting Shares to Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, Attention: Corporate Secretary, to be stamped or endorsed with a statement that the shares are Dissenting Shares (or be exchanged for certificates of appropriate denomination so stamped or endorsed).

THIS PROXY STATEMENT IS BEING MAILED TO YOU ON OR ABOUT MARCH 10, 2014. A WRITTEN DEMAND FOR DISSENTERS’ RIGHTS UNDER CALIFORNIA LAW AND THE CERTIFICATES REPRESENTING THE DISSENTING SHARES MUST BE RECEIVED BY SUPERTEX ON OR BEFORE 30 DAYS FROM WHEN THE APPROVAL NOTICE IS MAILED.

If you and Supertex agree that you have validly qualified your Dissenting Shares in accordance with Chapter 13 and agree upon the price of such Dissenting Shares, you will be entitled to the agreed price, with interest at the legal rate on judgments from the date of such agreement.

If Supertex does not agree that you have validly qualified your Dissenting Shares in accordance with Chapter 13 or you and Supertex fail to agree upon the fair market value of your shares, you or any interested corporation (including Supertex) may file a complaint with the California Superior Court, or the California Court, within six months of the date of mailing of the Approval Notice, demanding judicial determination of such matters. Supertex will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six-month period, your rights under Chapter 13 will be lost. If the eligibility of the Dissenting Shares is in dispute, the California Court will first decide this issue. If the fair market value of the Dissenting Shares is in dispute, the California Court will determine, or will appoint one or more impartial appraisers to determine, the fair market value of the shares. The costs of the action, including reasonable appraisal fees to be fixed by the California Court, will be assessed or apportioned as the California Court considers equitable, but if the appraisal exceeds the price offered to you, Supertex will be required to pay such costs (including, in the discretion of the court, attorneys’ fees, expert witness’ fees and interest if the value awarded by the court for the shares is more than 125% of the price offered by Supertex to you).

YOU SHOULD BE AWARE THAT IF YOU SEEK TO EXERCISE DISSENTERS’ RIGHTS, THE FAIR MARKET VALUE OF YOUR SUPERTEX SHARES, AS FINALLY DETERMINED UNDER CALIFORNIA LAW, COULD BE MORE THAN, LESS THAN OR THE SAME AS THE AMOUNT OF THE MERGER CONSIDERATION THAT YOU WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT. IF THE FAIR MARKET VALUE AS FINALLY DETERMINED EXCEEDS THE MERGER CONSIDERATION THAT WAS OFFERED BY SUPERTEX, THE COSTS AND EXPENSES OF THE APPRAISAL PROCEEDING WILL BE ASSESSED AGAINST SUPERTEX. OTHERWISE, THE COSTS MAY BE APPORTIONED AT THE DISCRETION OF THE COURT.

Additionally, shares of Supertex common stock lose their status as shares of Supertex common stock to which dissenters’ rights apply under Chapter 13 if, among other things, (i) Supertex abandons the Merger prior to the consummation of the Merger, (ii) such shares are transferred prior to their submission for endorsement as Dissenting Shares as described above, (iii) you and Supertex do not agree upon the status of the shares as Dissenting Shares or upon the purchase price of such shares and a complaint is not filed and neither intervenes in a pending action within six months of the date the Approval Notice is mailed or (iv) you withdraw, with the consent of Supertex, your demand for purchase of such shares.

IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CALIFORNIA LAW RELATING TO DISSENTERS’ RIGHTS, ALL SUPERTEX SHAREHOLDERS WHO WISH TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISH TO PRESERVE THEIR RIGHT TO DO SO SHOULD CAREFULLY REVIEW CHAPTER 13, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS. THOSE SHAREHOLDERS WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER CHAPTER 13.

If you have any questions regarding your right to exercise dissenters’ rights, you are strongly encouraged to seek the advice of legal counsel.

Selected Unaudited Prospective Financial Information

Supertex does not, as a matter of course, publicly disclose detailed forecasts of future revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Supertex management developed revenue forecasts and various assumptions regarding operating results for calendar years 2014 through 2018, or the management case, which were utilized in preparing selected unaudited prospective financial information made available to the Supertex board of directors in early February 2014 in connection with the proposed transaction. Supertex has determined to provide its shareholders access to such selected non-public financial information as set forth below. However, in connection with its evaluation of the proposed transaction prior to signing the Merger Agreement, Microchip was not provided with any of the forecasts set forth below, but rather only with publicly available forecasts.

Supertex management delivered the management case used to prepare the selected unaudited prospective financial information provided below solely for the use of the Supertex board of directors and Oppenheimer in connection with the evaluation of the proposed transaction and not for public disclosure. The management case and the prospective financial information are subjective in many respects. The inclusion of such prospective financial information in this proxy statement should not be regarded as an indication that any of Supertex, Microchip or any of their respective representatives, officers or directors, or any other prior recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or indicative of guidance that Supertex would provide as a stand-alone company should the Merger not be consummated. None of Supertex, Microchip, any of their respective representatives, officers or directors has made or makes any representation to any shareholder or other person regarding Supertex’s ultimate performance compared to the results contained in the selected unaudited prospective financial information or that the results therein will be achieved. Supertex has made no representation to Microchip, in the Merger Agreement or otherwise, concerning this financial information or any other financial forecast. This information is not fact and readers of this proxy statement are cautioned not to rely on this information and should not consider the selected unaudited prospective financial information as necessarily predictive of actual future operating results.

While presented with numeric specificity, the selected unaudited prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, as well as matters specific to Supertex’s business, which are difficult to predict, and many of which are beyond Supertex’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Many of the assumptions to the projections are beyond the control of Supertex management, may not prove to be accurate, are not necessarily indicative of future performance, and should not be regarded as a representation by Supertex that such assumptions will be achieved. Since the selected unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. A number of important factors with respect to Supertex’s business and the industry in which it participates may affect actual results and result in the selected unaudited prospective financial information not being achieved. For a description of some of these factors, Supertex’s shareholders are urged to review Supertex’s most recent SEC filings (including the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Supertex’s Form 10-K) as well as the section in this proxy statement entitled “Caution Regarding Forward-Looking Statements” beginning on page 13. Economic and business environments can and do change quickly, which adds a significant level of unpredictability and execution risk. These factors create significant uncertainty as to whether the results portrayed in the selected unaudited prospective financial information for calendar year 2014 and beyond will be achieved.

The selected unaudited prospective financial information should be read together with the historical financial statements of Supertex, which have been filed with the SEC. See the section of this proxy statement entitled “Other Matters—Where You Can Find More Information” beginning on page 72. The selected unaudited prospective financial information was not prepared with a view toward public disclosure, complying with Generally Accepted Accounting Principles, or GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The selected unaudited prospective financial information included in this proxy statement was prepared using the management case developed by, and is the responsibility of, Supertex management. Neither Supertex’s independent registered public accounting firm, nor any other independent accountants, has compiled, examined, or performed any procedures with respect to the selected unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the selected unaudited prospective financial information. Furthermore, the selected unaudited prospective financial information does not take into account any circumstances or events occurring after the date of its preparation.

The inclusion of selected unaudited prospective financial information in this proxy statement should not be regarded as an indication that such selected unaudited prospective financial information will be necessarily predictive of actual future events, and it should not be relied on as such.

As described above under “The Merger—Background of the Merger,” Supertex management developed the management case which was used to prepare a set of unaudited prospective financial information for calendar years 2014 through 2018 during the period that the Supertex board of directors was considering a transaction with Microchip. The results forecast for calendar year 2014 are consistent with the data for fiscal year 2014, which ends March 29, 2014 and which were made public during the Supertex earnings call on January 21, 2014 and with the budget for fiscal year 2014 previously approved by the Supertex board of directors. In early February 2014, Supertex management was beginning the process of preparing its budget for fiscal year 2015, which had not yet been submitted to the board of directors.

Management Case

The management case assumes, among other things:

•	stable macroeconomic conditions over the five-year period;

•	semiconductor component market growth is not cyclical during the five-year period;

•	continued growth in each of the end-markets for Supertex’s products—medical electronics, printers/electroluminescent lamp drivers, industrial/other catch-all applications, LED lighting, and telecommunications—with no erosion of Supertex’s competitive position or prices;

•	the successful execution by Supertex of its business and research and development plans;

•	the avoidance of many of the competitive and business risks Supertex foresees;

•	the compound annual growth rates presented in the table below for revenues from Supertex products and fabrication services for each of Supertex’s major end-user markets and a constant tax rate of 17.5%; and

•	the same gross margin and ratio of operating expenses to revenues for calendar years 2014 through 2018 as that achieved during calendar year 2013.

The following table presents selected unaudited prospective financial information for the calendar years ending 2014 through 2018, which was prepared utilizing the management case developed by Supertex management in February 2014, based solely on the information available at that time to Supertex management:

	Actual ($ in millions) For the Year Ending December 31,			Projected(1) ($ in millions) For the Year Ending December 31,					5-Year CAGR(2)
	2011	2012	2013	2014	2015	2016	2017	2018	2014-2018
Medical Electronics	$25.4	$25.4	$25.3	$28.0	$28.9	$29.7	$30.6	$31.5	3.0%
Printers/ EL	$16.1	$15.4	$15.5	$17.1	$17.8	$18.5	$19.3	$20.1	4.0%
Industrial/Other	$13.8	$9.5	$11.7	$12.9	$13.6	$14.2	$14.9	$15.7	5.0%
LED Lighting	$6.9	$7.3	$10.6	$11.8	$12.3	$12.7	$13.3	$13.8	4.0%
Telecom	$4.9	$5.3	$2.8	$3.1	$3.1	$3.1	$3.1	$3.1	—

Total Revenue	$67.1	$62.8	$65.9	$73.0	$75.6	$78.3	$81.2	$84.2	3.6%
% Total Growth	—	-6.3%	4.9%	10.7%	3.6%	3.6%	3.6%	3.7%
Cost of Goods Sold(3)	$34.4	$32.4	$29.2	$32.3	$33.5	$34.7	$36.0	$37.3
Total Gross Profit	$32.7	$30.4	$36.7	$40.6	$42.1	$43.6	$45.2	$46.9

% Total Gross Margin	48.8%	48.4%	55.7%	55.7%	55.7%	55.7%	55.7%	55.7%
Operating Expenses (3)	$24.9	$25.5	$25.4	$28.1	$29.1	$30.2	$31.3	$32.4
Adj. Net Income(3)	$7.8	$6.8	$12.3	$11.8	$12.2	$12.7	$13.1	$13.6
Adj. EBITDA(3)	$9.8	$6.4	$12.3	$13.7	$14.2	$14.7	$15.2	$15.8

(1)	CY2014 data based on consensus Wall Street research.
(2)	“CAGR” is compound annual growth rate.
(3)	Excludes stock-based compensation.

The projections above include projected “costs of goods sold,” “operating expenses,” “EBITDA,” and “adjusted net income,” each of which is a non-GAAP financial measure. We define cost of goods sold, or COGS, and operating expenses as cost of goods sold and operating expenses, in each case excluding the effects of stock-based compensation. We define net income as net sales, less cost of goods sold, less operating expenses, plus other income, less income tax, in each case excluding the effects of stock-based compensation. Net income utilizes a tax rate that is based upon the income taxes we expect to actually pay relating to the applicable period’s projected activities and results. We define EBITDA as net sales, less cost of goods sold, less operating expenses, in each case excluding the effect of stock-based compensation, less interest income plus depreciation and amortization, and tax expense. EBITDA utilizes a tax rate that is based upon the income taxes we expect to actually pay relating to the applicable period’s projected activities and results. Below are reconciliations of these Non-GAAP measures to GAAP measures.

RECONCILIATION OF PROJECTED NON-GAAP COGS TO GAAP COGS

	Actual ($ in millions) For the Year Ending December 31,			Projected ($ in millions) For the Year Ending December 31,
	2011	2012	2013	2014	2015	2016	2017	2018
Non-GAAP COGS	$34.4	$32.4	$29.2	$32.3	$33.5	$34.7	$36.0	$37.3
Stock compensation expense	$0.6	$0.5	$0.4	$0.4	$0.4	$0.4	$0.4	$0.4

GAAP COGS	$35.0	$32.9	$29.7	$32.7	$33.9	$35.1	$36.4	$37.7

RECONCILIATION OF PROJECTED NON-GAAP OPERATING EXPENSE TO GAAP OPERATING EXPENSE

	Actual ($ in millions) For the Year Ending December 31,			Projected ($ in millions) For the Year Ending December 31,
	2011	2012	2013	2014	2015	2016	2017	2018
Non-GAAP Operating Expense	$24.9	$25.5	$25.4	$28.1	$29.1	$30.2	$31.3	$32.4
Stock compensation expense	$2.4	$2.4	$2.2	$2.2	$2.2	$2.2	$2.2	$2.2

GAAP Operating Expense	$27.3	$27.9	$27.6	$30.3	$31.3	$32.4	$33.5	$34.6

RECONCILIATION OF PROJECTED NON-GAAP EBITDA AND NET INCOME TO GAAP NET INCOME

	Actual ($ in millions) For the Year Ending December 31,			Projected ($ in millions) For the Year Ending December 31,
	2011	2012	2013	2014	2015	2016	2017	2018
Adj. EBITDA	$9.8	$6.4	$12.3	$13.7	$14.2	$14.7	$15.2	$15.8
Less Depreciation & Amortization	$2.0	$1.5	$1.0	$1.2	$1.2	$1.3	$1.3	$1.4

Adj. EBIT	$7.8	$4.9	$11.3	$12.5	$13.0	$13.4	$13.9	$14.4
Plus Interest Income	$1.1	$2.1	$2.7	$1.5	$1.5	$1.6	$1.6	$1.7
Less Tax	$1.1	$0.2	$1.7	$2.2	$2.3	$2.4	$2.4	$2.5

Adj. Net Income	$7.8	$6.8	$12.3	$11.8	$12.2	$12.6	$13.1	$13.6
Less Stock Based Compensation Expense
COGS	$0.6	$0.5	$0.4	$0.4	$0.4	$0.4	$0.4	$0.4
R&D Expense	$1.3	$1.3	$1.3	$1.3	$1.3	$1.3	$1.3	$1.3
SG&A Expense	$1.0	$1.1	$0.9	$0.9	$0.9	$0.9	$0.9	$0.9
Tax	$(0.2)	$(0.1)	$(0.1)	$(0.1)	$(0.1)	$(0.1)	$(0.1)	$(0.1)

GAAP Net Income	$5.0	$4.0	$9.8	$9.3	$9.7	$10.1	$10.6	$11.1

Oppenheimer relied on the management case in connection with the financial analyses presented by Oppenheimer to the Supertex board of directors on February 7, 2014, and Oppenheimer’s opinion to the Supertex board of directors, dated as of February 9, 2014, that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Oppenheimer in preparing its opinion, the Merger Consideration provided for in the Merger Agreement is fair, from a financial point of view, to holders of Supertex common stock.

Because of the forward-looking nature of the selected unaudited prospective financial information, specific quantifications of the amounts that would be required to reconcile it to GAAP measures are not available. Supertex believes that there is a degree of volatility with respect to certain of Supertex’s GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Supertex from providing accurate forecasted non-GAAP to GAAP reconciliations.

Except as required by applicable securities laws, Supertex does not intend to update, or otherwise revise, the selected unaudited prospective financial information to reflect circumstances existing after the date when prepared or to reflect the occurrence of intervening or future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate. Shareholders are urged to review Supertex’s most recent SEC filings for a description of risk factors with respect to its business. See also the sections of this proxy statement entitled “Other Matters—Where You Can Find More Information” beginning on page 72 and “Caution Regarding Forward-Looking Statements” beginning on page 13.

Certain Material U.S. Federal Income Tax Consequences of the Merger to Supertex Shareholders

The following summary is a general discussion of the material U.S. federal income tax consequences to our shareholders, whose common stock is converted into cash in the Merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect or different interpretations. Any such change could alter the tax consequences to our shareholders as described herein. As a result, we cannot assure you that the tax consequences described herein will not be challenged by the Internal Revenue Service, or the IRS, or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our shareholders only and does not purport to be a complete analysis of all potential tax effects of the Merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a Supertex option or warrant or the acquisition or disposition of Supertex shares other than pursuant to the Merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular Supertex shareholders in light of their particular circumstances, including:

•	shareholders that are insurance companies;

•	shareholders that are tax-exempt organizations;

•	shareholders that are financial institutions, regulated investment companies, or brokers or dealers in securities;

•	shareholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	shareholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	shareholders who are subject to the alternative minimum tax provisions of the Code;

•	shareholders who are partnerships or any entities classified as partnerships for U.S. federal income tax purposes or partners of members of such entities;

•	shareholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation; and

•	shareholders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

The following summary also does not address the tax consequences for the holders of stock options. The following summary assumes that Supertex shareholders hold their common stock as a “capital asset” (generally, property held for investment). For purposes of this discussion, a U.S. person is a beneficial owner of Supertex common stock that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia or otherwise treated as such for U.S. federal income tax purposes;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. person” is a beneficial owner of Supertex common stock that is not a U.S. person or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). Partners of partnerships or other pass-through entities holding our capital stock are encouraged to consult their own tax advisors.

SUPERTEX SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR OWN RESPECTIVE TAX SITUATIONS.

U.S. Persons Holding Supertex Common Stock

The conversion of Supertex common stock into the right to receive cash in the Merger will be a taxable transaction to U.S. persons. Generally, this means that a Supertex shareholder who is a U.S. person will recognize a capital gain or loss equal to the difference between (1) the amount of cash the shareholder receives in the Merger and (2) the shareholder’s adjusted tax basis in the common stock surrendered therefor. This gain or loss will be long-term if the holder has held Supertex common stock for more than one year as of the date of the Merger and otherwise will be short-term. Under current law, long-term capital gain recognized by a non-corporate Supertex shareholder that is a U.S. person will be subject to U.S. federal income tax at preferential rates. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, individuals are allowed to offset a limited amount of net capital losses against ordinary income.

U.S. persons that are individuals, estates or certain trusts will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of individuals, will generally be $125,000, $200,000 or $250,000, depending on the individual’s circumstances). A U.S. person’s net investment income will generally include gain recognized incident to the Merger. A U.S. person that is an individual, estate or trust should consult his, her or its tax advisors regarding the applicability of the tax on net investment income in connection with the Merger.

Dissenters’ Rights

Under specified circumstances, a Supertex shareholder may be entitled to dissenters’ rights in connection with the Merger. If a Supertex shareholder that is a U.S. person receives cash pursuant to the exercise of dissenters’ rights, such shareholder generally will recognize gain or loss, measured by the difference between the cash received and such shareholder’s tax basis in such Supertex common stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such shareholder’s income as ordinary income for U.S. federal income tax purposes. Shareholders of Supertex common stock who may exercise dissenters’ rights are urged to consult their own tax advisors.

Non-U.S. Persons Holding Supertex Common Stock

Any gain recognized by a non-U.S. person that is a Supertex shareholder upon the receipt of cash in the Merger or pursuant to the exercise of dissenters’ rights generally will not be subject to U.S. federal income tax unless: (1) the gain is effectively connected with a trade or business of the non-U.S. person in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. person); (2) the non-U.S. person is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met; or (3) the non-U.S. person owned (actually or constructively) more than 5% of Supertex common stock at any time during the five-year period preceding the Merger, and Supertex is or has been a “United States real property holding corporation” for U.S. federal income tax purposes. Supertex does not believe that it is currently a United States real property holding corporation and does not believe that it has been a United States real property holding corporation at any time during the past five years.

A non-U.S. person whose gain is effectively connected with the conduct of a trade or business in the United States (as described above in clause (1)) will be subject to tax on such gain in the same manner as a U.S. person, as described above. In addition, a non-U.S. person that is a corporation may be subject to a branch profits tax at a rate of 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain. An individual non-U.S. person described in clause (2) above generally will be subject to a flat 30% tax on U.S.-source capital gain, which may be offset by U.S.-source capital losses, provided a U.S. income tax return was filed with respect to such losses.

Backup Withholding and Information Reporting

A Supertex shareholder may be subject to “backup withholding,” currently at 28%, with respect to certain “reportable payments” including taxable proceeds received in exchange for the shareholder’s Supertex common stock in the Merger. Backup withholding will generally not apply, however, to a Supertex shareholder who is a U.S. person and who furnishes the payment agent (the payment agent as described in “The Merger Agreement— Payment of Shares” beginning on page 52) with a properly completed IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. Supertex shareholders who are U.S. persons and who fail to provide their correct taxpayer identification numbers on IRS Form W-9 may be subject to penalties imposed by the IRS. In addition, certain non-U.S. persons, such as certain nonresident aliens, may establish an exemption from backup withholding by delivering the proper version of IRS Form W-8 certifying their non-U.S. status. Each Supertex shareholder and, if applicable, each other payee, should complete and sign the IRS Form W-9 included with the letter of transmittal (or other applicable form such as the appropriate IRS Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent. Any amounts withheld from payments to a Supertex shareholder under the backup withholding rules are generally not an additional tax and may be refunded or allowed as a credit against a Supertex shareholder’s U.S. federal income tax liability, provided that the shareholder furnishes the required information to the IRS in a timely manner.

Cash received in the Merger will also be subject to information reporting unless an exemption applies.

THE FOREGOING DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR THE GENERAL INFORMATION ONLY OF OUR SHAREHOLDERS. ACCORDINGLY, OUR SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Regulatory Matters

The Merger Agreement requires us, Parent and Merger Sub to use our and their reasonable best efforts to prepare any merger notifications or obtain any government clearances or approvals required to close the Merger under the HSR Act and the rules promulgated thereunder by the FTC. After signing the Merger Agreement, we and Parent concluded we were required to file the notification under the HSR Act and accordingly made such required filing, which commenced the applicable waiting period before the Merger could be consummated. On March 4, 2014, the parties were granted early termination of the applicable waiting period under the HSR Act, and therefore the closing condition for the Merger related to the HSR Act was satisfied. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Supertex or Parent. At any time before or after the consummation of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Supertex or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances, as can foreign regulatory authorities.

While there can be no assurance that the Merger will not be challenged by a governmental authority or private party on antitrust grounds, Supertex, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the Merger would be in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

U.S. federal and state laws and regulations, as well as the laws and regulations of other countries in which we or Parent do business, may require that Supertex or Parent obtain approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the Merger.

Certain Relationships Between Parent and Supertex

There are no material relationships between Parent and Merger Sub or any of their respective affiliates, on the one hand, and Supertex or any of our affiliates, on the other hand, other than in respect of the Merger Agreement and those arrangements described above under “The Merger—Interests of our Directors and Executive Officers in the Merger.”

Legal Proceedings Regarding the Merger

On March 6, 2014 a purported class action lawsuit was filed in the Superior Court of California, Santa Clara against us, our officers and directors, Parent and Merger Sub. The complaint alleges, among other things, that (1) our officers and directors violated fiduciary duties to our stockholders by approving the Merger Consideration and the Merger and certain terms of the Merger Agreement related to our ability to solicit or consider or accept alternative proposals, (2) Supertex, Parent and Merger Sub aided and abetted that breach, (3) our officers and directors have a self-interest in the transaction in that they are entitled to acceleration of stock options and certain benefits under change of control provisions, (4) our officers and directors did not make sufficient efforts to obtain the highest price available, (5) the Merger Consideration is unfair and inadequate for reasons including but not limited to that it fails to fully value our recent performance and growth prospects, and (6) the proxy statement filed by Supertex is materially misleading because it fails to disclose information about the sales process, information about Oppenheimer’s financial analysis, and information about the Company’s financial projections. The complaint, which is attached as Annex E, seeks, among other things, an injunction prohibiting consummation of the Merger, rescission or damages in the event the Merger is consummated, and attorneys’ fees and expenses.

The complaint may be amended in the future and other similar lawsuits may be filed.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at our offices at 1235 Bordeaux Drive, Sunnyvale, California 94089, at 10:00 a.m., local time, on April 1, 2014.

Purpose of the Special Meeting

You will be asked at the Special Meeting to approve the Merger Proposal. Our board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Supertex and our shareholders, declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and recommended that our shareholders vote to approve the Merger Proposal. You will also be asked to approve the Advisory Compensation Proposal and the Adjournment Proposal.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Supertex common stock at the close of business on the record date, February 24, 2014, are entitled to notice of and to vote at the Special Meeting. On the record date, 11,561,753 shares of Supertex common stock were issued and outstanding and held by 85 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of Supertex common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal, it is expected that the meeting will be adjourned or postponed to a later time and date to solicit additional proxies if the holders of a majority of the shares of Supertex common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment. Holders of record of Supertex common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Supertex common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the approval of the Merger Proposal. The approval of the Advisory Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Supertex common stock present, in person or by proxy, at the Special Meeting, excluding abstentions.

While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, Supertex believes that, in the absence of contrary controlling authority, abstentions should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but should not be counted as votes “FOR” or “AGAINST” a particular proposal, since the shareholder has expressly declined to vote on such proposal. Similarly, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes “FOR” or “AGAINST” a particular proposal on which the broker has expressly not voted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has received no instruction from the beneficial owner. Accordingly, in general, abstentions and broker “non-votes” will not affect the outcome of the voting on a proposal that requires a majority of a quorum at the Special Meeting, such as the Advisory Compensation Proposal and the Adjournment Proposal. However, the number of shares voting in favor of the Merger Proposal must constitute at least a majority of the outstanding shares of Supertex as of the record date in order for the Merger Proposal to be approved.

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the Merger Proposal, “FOR” the approval of the Advisory Compensation Proposal and “FOR” the approval of the Adjournment Proposal.

To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of Supertex common stock represented at the Special Meeting but not voted, including shares of Supertex common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the approval of the Merger Proposal, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the approval of the Merger Proposal, but will have no effect on the Advisory Compensation Proposal or the Adjournment Proposal. If you do not execute a proxy card, it will have the same effect as a vote “AGAINST” the approval of the Merger Proposal and will have no effect on the vote concerning the Advisory Compensation Proposal or the Adjournment Proposal. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Merger Proposal and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” the approval of the Merger Proposal but will have no effect on the vote concerning the Advisory Compensation Proposal or the vote concerning Adjournment Proposal.

No business may be transacted at the Special Meeting other than the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Voting over the Internet

You may also grant a proxy to vote your shares over the Internet. The law of California, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the shareholder.

The Internet voting procedures described below are designed to authenticate shareholders’ identities, to allow shareholders to grant a proxy to vote their shares and to confirm that shareholders’ instructions have been recorded properly. Shareholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers, which must be borne by the shareholder.

For Shares Registered in Your Name

Shareholders of record may go to www.proxyvote.com to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card.

A number of brokers and banks are participating in a program that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in such a program, you may authorize a proxy to vote those shares over the Internet at the internet URL specified on the instruction form received from your broker of bank, or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet (or by brokers and banks by telephone) must be received by 11:59 p.m., Eastern Time, on March 31, 2014. Submitting your proxy over the Internet (or by brokers and banks by telephone) will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet (or by brokers and banks by telephone) does not preclude a shareholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, bearing a later date;

•	submitting a subsequent vote over the Internet (or by brokers and banks by telephone); or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker or bank to vote your shares, you must follow the directions received from your broker or bank to change these instructions.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Supertex. In addition, we have retained Innisfree M&A Incorporated, to assist in the solicitation. We will pay Innisfree M&A Incorporated approximately $15,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone or facsimile. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Supertex common stock that the brokers and other custodians, nominees and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of Supertex common stock certificates will be mailed to our shareholders as soon as practicable after completion of the Merger.

Delivery of this Proxy Statement to Multiple Shareholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address if we believe the shareholders are members of the same family by delivering a single proxy statement addressed to those shareholders. Each shareholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Supertex, Inc., Attention: Investor Relations, 1235 Bordeaux Drive, Sunnyvale, California 94089, or contact our Investor Relations Department at (408) 222-8888. If you would like to receive your own set of our proxy materials in the future, or are one of multiple shareholders sharing an address and would like to request “householding” in the future, please contact your broker and Supertex, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. This section of the proxy statement is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Other Matters—Where You Can Find More Information” below.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into Supertex upon the terms, and subject to the conditions, of the Merger Agreement. The Merger will be effective at the time the Agreement of Merger in customary form and substance, or the Agreement of Merger, is filed by the Secretary of State of the State of California (or at a later time, if agreed upon by the parties and specified in the Agreement of Merger). We expect to complete the Merger as promptly as practicable after our shareholders adopt the Merger Agreement.

As the Surviving Corporation, Supertex will continue to exist following the Merger. Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the Surviving Corporation and the officers of Merger Sub will be the initial officers of the Surviving Corporation subject to change by the board of directors of the Surviving Corporation. All Surviving Corporation directors and officers will hold their positions until their successors are duly elected and qualified or until the earlier of their death, resignation or removal. The articles of incorporation of Supertex will be amended and restated in full and as so amended and restated will be the articles of incorporation of the Surviving Corporation. The bylaws of Supertex in effect immediately prior to the consummation of the Merger will be amended and restated in their entirety and as amended and restated will be the bylaws of the Surviving Corporation.

We, Parent or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the approval of the Merger Agreement by shareholders. Additional details on termination of the Merger Agreement are described in “—Termination of the Merger Agreement.”

Merger Consideration

Each share of Supertex common stock issued and outstanding immediately before the Merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $33.00 in cash, without interest, other than:

•	shares owned or held, directly or indirectly, by us or our subsidiaries, or Parent, Merger Sub or their subsidiaries, which will be cancelled and retired without any conversion thereof and without any consideration delivered in exchange therefor; and

•	shares held by holders who have properly demanded and perfected their dissenters’ rights.

After the Merger is effective, each holder of a certificate representing any shares of Supertex common stock (other than shares for which dissenters’ rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the Merger Consideration. See “The Merger—Dissenters’ Rights.”

Payment for the Shares

Prior to the consummation of the Merger, Parent will designate a payment agent as is reasonably acceptable to us to make the exchange and payment of the Merger Consideration as described above. Promptly following the consummation of the Merger, Parent will deposit in trust with the payment agent an amount in cash sufficient to pay the Merger Consideration to our shareholders.

Promptly after the consummation of the Merger, the payment agent will send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the Merger Consideration. The payment agent will pay you your Merger Consideration after you have (1) surrendered your certificates to the payment agent and (2) provided to the payment agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Merger Consideration. The Surviving Corporation will reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYMENT AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Pursuant to applicable unclaimed property laws, the payment agent will initiate unclaimed property reporting services for unclaimed shares and related cash distributions that may be deemed abandoned subject to such unclaimed property laws.

If you have lost your certificate, or if it has been stolen or destroyed, you will have to provide an affidavit to that fact and, if required by Parent or the payment agent, deliver a bond as indemnity against any claim that may be made against Parent, the Surviving Corporation or the payment agent in respect of the certificate.

Treatment of Options

Upon the consummation of the Merger, all outstanding vested options to acquire our common stock will be cancelled. In consideration for the cancellation of the options, the holder of any such option will receive an amount equal to the number of shares of our common stock underlying the option multiplied by the amount (if any) by which $33.00 exceeds the exercise price for each share of Supertex common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the vested option is equal to or exceeds $33.00, the holder of such option will not be entitled to any Merger Consideration.

Upon the consummation of the Merger, all outstanding unvested options will be assumed by Parent and remain subject to substantially the same terms and conditions, except that: (1) the number of shares of Parent common stock subject to each such outstanding unvested option will be equal to the product of the number of shares of our common stock underlying such option and the quotient obtained by dividing $33.00 by the average closing sales price for a share of Parent common stock for the ten most recent days ending on the last trading day immediately prior to the date on which the consummation of the Merger occurs, such quotient referred to in this proxy statement as the Exchange Ratio, rounded down to the nearest whole share, and (2) the exercise price of each such outstanding unvested option will be equal to the quotient determined by dividing the exercise price by the Exchange Ratio, rounded up to the nearest cent.

Treatment of Employee Stock Purchase Plan

Prior to the consummation of the Merger, the offering period underway under the Supertex Employee Stock Purchase Plan at the time of the Merger will be shortened and terminate on either the last business day or the last payroll date prior to the consummation of the Merger and Supertex will make such pro-rata adjustments as necessary to reflect such shortened offering period, but will otherwise treat such shortened offering period as a fully effective and completed offering period for all other purposes. Supertex will provide that no additional offering periods commence under the plan after March 31, 2014 and the Supertex Employee Stock Purchase Plan will terminate prior to the consummation of the Merger.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Supertex to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to Supertex. These representations and warranties have been made for the benefit of the other party to the Merger Agreement, were made as of a specific date and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. The assertions embodied in the representations and warranties of Supertex are qualified by information in a confidential disclosure schedule that Supertex provided to Parent in connection with the signing of the Merger Agreement. The representations and warranties in the Merger Agreement and the description of them in this proxy statement should be read in conjunction with the other information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement. See the section entitled “Other Matters—Where You Can Find More Information.”

In the Merger Agreement, Supertex, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform the obligations under, and enforceability of, the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents and applicable laws and judgments;

•	compliance with applicable laws; and

•	information supplied for inclusion in this proxy statement.

In the Merger Agreement, Parent also made representations and warranties relating to the availability of funds necessary to perform its obligations under the Merger Agreement.

Supertex also made representations and warranties relating to, among other things:

•	capital structure;

•	documents filed with the SEC;

•	undisclosed liabilities;

•	material contracts;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	intellectual property matters;

•	tax matters;

•	real and personal property matters;

•	environmental matters;

•	labor matters;

•	insurance;

•	export control and import matters;

•	absence of certain changes or events since September 28, 2013;

•	transactions with affiliates;

•	our shareholder vote requirement;

•	fees of financial advisors and similar agents;

•	the opinion of our financial advisor;

•	compliance with the Foreign Corrupt Practices Act;

•	state anti-takeover statutes; and

•	the absence of material disputes with significant customers or suppliers.

Many of our representations and warranties are qualified by materiality or a Company Material Adverse Effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” for Supertex means any change, individually or in the aggregate, which (x) has or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, properties, financial condition or results of operations of Supertex and our subsidiaries, taken as a whole, or (y) has or would reasonably be expected to materially impede the ability of Supertex to consummate the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement or applicable law; provided, however, that to the extent any such change is caused by, results from or is attributable to any of the following, such change will not be taken into account when determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect on our business, operations, assets, liabilities, properties, financial condition or results of our operations:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or economic conditions in the global economy generally;

•	conditions (or changes in such conditions) in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and any suspension of trading in securities generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the industries in which we conduct business;

•	political conditions (or changes in such conditions in the United States or any other country or region in the world;

•	acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•	the public announcement or pendency of the Merger (including the termination of relationships by Supertex’s customers or the delay or cancellation of orders or products by customers caused by, resulting from or attributable to the public announcement or pendency of the Merger);

•	natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	changes in, or in the interpretations of, generally accepted accounting principles after the date of the Merger Agreement;

•	any litigation brought or threatened by our current or former shareholders (whether on behalf of Supertex or otherwise) asserting allegations of breach of fiduciary duty, violations of securities laws or otherwise arising out of the transactions contemplated by the Merger Agreement;

•	in and of itself, any decrease in the market price or trading volume of our common stock (but the foregoing does not prevent Parent from asserting that any underlying cause(s) of such decrease independently or in combination with other events may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); or

•	in and of itself, any failure by us to meet any public estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period, or any failure by us to meet our internal budgets, plans or forecasts of our revenues, earnings or other financial performance or results of operations (but the foregoing does not prevent Parent from asserting that any underlying cause(s) of such failure independently or in combination with other events may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred).

Many of Parent’s and Merger Sub’s representations and warranties are qualified by materiality or a Parent Material Adverse Effect standard. For purposes of the Merger Agreement, “Parent Material Adverse Effect” means any change that materially impedes or would reasonably be expected to materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement and applicable law.).

Covenants

Conduct of Business Pending the Merger. We have agreed in the Merger Agreement that, until the consummation of the Merger or, if earlier, the termination of the Merger Agreement, except (1) as expressly consented to in writing by Parent, which consent may not be unreasonably withheld, delayed or conditioned, (2) as contemplated or permitted by the Merger Agreement, or (3) as set forth in the disclosure schedule to the Merger Agreement, we will conduct our business in the ordinary course; use our commercially reasonable efforts to preserve intact our current business organization, keep available the services of our officers and employees, and preserve our relationships with suppliers, customers, distributors, licensors, licensees and others with which we have significant business dealings; pay debts and taxes when due; and perform material obligations when due; and we will not, and will not permit any of our subsidiaries to:

•	amend any of our organizational or governing documents;

•	authorize for issuance, issue, sell, deliver or agree to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of our securities or any of our subsidiaries’ securities, except (i) the issuance and sale of shares of our common stock pursuant to our existing equity awards prior to the date of the Merger Agreement, (ii) and, if the Merger has not been consummated within sixty days of the date of the Merger Agreement, grants to newly hired employees consistent with past practice;

•	acquire or redeem, directly or indirectly, or amend any our securities or our subsidiaries’ securities;

•	other than cash dividends made by any of our direct or indirect wholly-owned subsidiaries to us or one of our subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries, other than the Merger;

•	incur or assume any long-term or short-term debt or issue any debt securities, except for (i) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (ii) loans or advances to our wholly-owned subsidiaries;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except with respect to obligations of our direct or indirect wholly-owned subsidiaries;

•	make any loans, advances or capital contributions to or investments in any other person, except for ordinary course travel advances to our employees;

•	mortgage or pledge any of our assets or create or suffer to exist any lien thereupon other than certain permitted liens;

•

except as may be required by applicable law, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer, employee, in any manner; increase in any manner the compensation or fringe benefits of any director, officer or employee; pay any special bonus or special remuneration to any director, officer or employee;

or pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement, other than payments of awards under Supertex’s Profit Sharing Bonus Incentive Plan, consistent with past practices or distributions related to termination of Supertex’s Non-Qualified Deferred Compensation Plan;

•	forgive any loans to any of our employees, officers or directors, or any of their respective affiliates or associates;

•	make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under a Supertex benefit plan or agreements subject to such plans or any other contract of Supertex, other than deposits and contributions that are required pursuant to the terms of a Supertex benefit plan or any agreements subject to such plans in effect as of the date of the Merger Agreement;

•	enter into, amend, or extend any collective bargaining agreement;

•	acquire, sell, lease, license or dispose of any property or assets, in any single transaction or series of related transactions, except transactions pursuant to existing contracts that are not material to Supertex, individually or in the aggregate; in connection with the manufacture or sale of goods or grants of non-exclusive licenses with respect to our intellectual property in the ordinary course of business consistent with past practice; or transactions involving movement of investments between cash and short-term securities;

•	except as required by any change in applicable law or generally accepted accounting principles, make any change in any of the accounting principles or practices used by Supertex;

•	make or change any material tax election, file any or amend any material tax return, settle or compromise any material liability for taxes, adopt or change any tax accounting method or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes;

•	enter into any agreement related to our intellectual property (except for non-exclusive licenses in the ordinary course of business consistent with past practice) or grant any release or relinquish any rights under any such agreement;

•	enter into any lease or sublease of real property, or modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder; create or consent to the creation of any easement, covenant, restriction, assessment, lien or charge on; convey any interest in; commit any waste or nuisance on; or make any material changes in the construction or condition of real property or any part thereof;

•	sell, lease, license or transfer any intellectual property rights; purchase or license any intellectual property rights or enter into or modify any agreement with respect to intellectual property rights; enter into or modify any agreement with respect to the development of any intellectual property or intellectual property rights with a third party; change pricing or royalties set or charged to our customers or licensees (or pricing or royalties set or charged by persons who have licensed intellectual property or intellectual property rights to us); enter into or amend any agreement pursuant to which any other party is granted marketing, distribution or similar rights to our products or our technology; or enter into or amend any agreement pursuant to which any other party is granted development, manufacturing or similar rights to our products or our technology;

•	acquire any other entity or any equity interest therein;

•	other than in the ordinary course of business consistent with past practice, enter into, amend or grant any release or relinquishment of any rights under any material contract;

•	authorize, incur or commit to incur any new capital expenditures that, individually or in the aggregate, would create obligations to us or any of our subsidiaries in excess of $250,000;

•	settle or compromise any material pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation other than certain exceptions;

•	except as required by applicable law or generally accepted accounting principles, revalue in any material respect any of our properties or assets, other than in the ordinary course of business consistent with past practice;

•	except as required by applicable law, convene any regular or special meeting (or any adjournment or postponement thereof) of our shareholders, other than our shareholders’ meeting for the purpose of voting upon the adoption of the Merger Agreement;

•	hire any employee without requiring them to execute our standard form of confidentiality and inventions assignment agreement; or

•	enter into a contract to do any of the foregoing.

Reasonable Best Efforts

Subject to the terms and conditions set forth in the Merger Agreement, each of Supertex, Parent and Merger Sub have agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate or make effective the transactions contemplated by the Merger Agreement, including promptly making all necessary registrations and filings to effect or obtain all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities or other persons and executing or delivering any additional instruments reasonably necessary to consummate the Merger.

The parties to the Merger Agreement also agree to cooperate and use their reasonable best efforts to prepare, as promptly as practicable following the execution and delivery of the Merger Agreement, any notifications required for closing of the Merger under the HSR Act and any other federal, state or foreign antitrust law or such notifications as deemed desirable and appropriate by Parent. However, in no event will Parent or Merger Sub be required to (1) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, or (2) make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for an antitrust restraint, including (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its subsidiaries or Supertex or any of its subsidiaries, (ii) the imposition of any limitation or regulation on the ability of Parent or any of its subsidiaries to freely conduct their business or own such assets, or (iii) the holding separate of the shares of Supertex common stock or any limitation or regulation on the ability of

Parent or any of its subsidiaries to exercise full rights of ownership of the shares of Supertex common stock, other than, in the case of (i), (ii) and (iii) above, for any sale, divestiture, license, disposition, holding separate, limitation or regulation that, individually or in the aggregate, would be immaterial to Parent and/or Supertex and their respective subsidiaries, taken as a whole.

Indemnification and Insurance

For six years after the consummation of the Merger:

•	Parent will cause the Surviving Corporation and its subsidiaries to honor and fulfill in all respects the obligations (including financial obligations) of Supertex and our subsidiaries under our respective articles of incorporation, bylaws and other similar organizational documents and all indemnification agreements in effect immediately prior to the consummation of the Merger between us and any of our respective current or former directors and officers and any person who becomes a director or officer of Supertex or any of our subsidiaries prior to the consummation of the Merger; and

•	Parent will cause the articles of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its subsidiaries to contain indemnification and exculpation provisions that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation, bylaws and other similar organizational documents of Supertex and our subsidiaries.

For a period of six years after the consummation of the Merger, Parent and the Surviving Corporation will maintain in effect our D&O insurance in respect of acts or omissions occurring at or prior to the consummation of the Merger, covering each person covered by the D&O insurance immediately prior to the consummation of the Merger, on terms with respect to the coverage and amounts no less favorable than those of the D&O insurance in effect on the date of the Merger Agreement. Alternatively, the Surviving Corporation may substitute policies of Parent, the Surviving Corporation or any of their respective subsidiaries containing terms with respect to coverage and amounts no less favorable to such persons than the D&O insurance. In satisfying the foregoing obligations with respect to the D&O insurance, Parent and the Surviving Corporation will not be obligated to pay annual premiums in excess of 200% of the amount we paid for coverage for our last full fiscal year, but, if the annual premiums exceed such amount, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 200% of the amount we paid for coverage for our last full fiscal year.

Notwithstanding the foregoing, prior to the consummation of the Merger, we may purchase a six-year “tail” prepaid policy on the D&O insurance on terms and conditions no less favorable, in the aggregate, than the D&O insurance and for an amount not to exceed 350% of the amount we paid for coverage for our last full fiscal year. In the event that we do not purchase such a tail policy, Parent may do so on terms and conditions no less favorable, in the aggregate, than the D&O insurance. In the event that either Parent or us purchases such a tail policy prior to the consummation of the Merger, Parent and the Surviving Corporation will maintain such tail policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of their obligation to maintain in effect the D&O insurance.

Parent and the Surviving Corporation’s continuing indemnity obligations will be assigned to any successors in interest if either undergoes a change of control transaction or a sale of substantially all its assets, and Parent and/or the Surviving Corporation have an obligation to maintain that the assignee has financial ability on par with us to satisfy indemnification obligations.

Employee Benefits

Pursuant to the Merger Agreement, we will terminate any ERISA retirement plans, effective no later than the day immediately prior to the date of the consummation of the Merger, unless Parent provides earlier written notice that such plans shall not be terminated. As soon as practicable following such date, Parent will permit all of our continuing employees who were eligible to participate in any of our 401(k) plans immediately prior to such date to participate in Parent’s 401(k) plan, and will permit each such continuing employee to elect to transfer his or her account balance when distributed from any of our terminated 401(k) plans, including any outstanding participant loans from such 401(k) plans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of the Parent 401(k)

plan, or as may be prohibited by Parent’s 401(k) plan. We shall also terminate any group severance, separation, deferred compensation or salary continuation plans or arrangements effective no later than the day immediately prior to the date of consummation of the Merger, including, without limitation, our Non-Qualified Deferred Compensation Plan.

From and after the consummation of the Merger through the date which is five (5) months after such date, or such longer period as may be required by applicable laws, Parent will provide, or will cause to be provided, to all continuing employees who remain employed by Parent or any subsidiary of Parent, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such continuing employees immediately prior to the consummation of Merger (excluding benefits derived from awards under any equity incentive plan).

Parent has agreed to treat, for purposes of determining eligibility, vesting and determination of level of benefits, all service with us and our subsidiaries as service with Parent and its subsidiaries, including the Surviving Corporation. Parent also agrees to recognize for each of our employees for purposes of crediting health expenses paid by the employee and his or her spouse and dependents under our corresponding benefit plan for the 2014 plan year as incurred during 2014 prior to the consummation of the Merger, and use commercially reasonable efforts to ensure that no continuing employees or any of their eligible dependents currently participating in our health plans are excluded or subject to limited coverage by reason of any waiting period restriction or pre-existing condition limitation.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted and the principal terms of the Merger approved by the affirmative vote of the holders of a majority of the outstanding shares of Supertex common stock as of the record date, February 24, 2014;

•	any applicable waiting period (and any extension thereof) under the HSR Act must have expired or been terminated; and

•	no governmental entity of competent jurisdiction will have enacted, issued, promulgated, entered or enforced any law that is in effect and has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction, and no court of competent jurisdiction will have issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction.

Additional Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the truth and correctness in all material respects of our representations and warranties concerning (i) our organization and standing, (ii) our subsidiaries, (iii) the authority to enter into the Merger Agreement and certain actions by our board of directors and the enforceability of the Merger Agreement, (iv) the absence of any fees of financial advisors and similar agents in connection with the transactions contemplated by the Merger Agreement other than those of Oppenheimer, (v) the delivery of a fairness opinion by Oppenheimer, and (vi) the inapplicability of anti-takeover statutes to Supertex, our subsidiaries, our shares, the Merger Agreement, the voting agreements or any transactions contemplated by the Merger Agreement (including the Merger), in each case as of the date of the Merger Agreement and on and as of the date of the closing of the Merger (except for those representations and warranties which address matters only as of a particular date, the truth and correctness of which will be determined as of such particular date);

•	the truth and correctness of our representations and warranties concerning our capitalization, as of the date of the Merger Agreement and as of the date of the closing of the Merger (except for those representations and warranties which address matters only as of a particular date, the truth and correctness of which will be determined as of such particular date), except for any failure to be so true and correct would not result in liabilities great than one million dollars;

•	the truth and correctness in all respects (disregarding all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties, other than qualifications made with respect to a representation and warranty concerning the absence of any Company Material Adverse Effect since September 28, 2013) of our other representations and warranties in the Merger Agreement, as of the date of the Merger Agreement and on and as of the date of the closing of the Merger (except for those representations and warranties which address matters only as of a particular date, the truth and correctness of which will be determined as of such particular date), except for any failure to be so true and correct that, individually or in the aggregate, does not have a Company Material Adverse Effect;

•	our performance or compliance in all material respects of all of our obligations under the Merger Agreement required to be performed or complied with at or prior to the date of the closing of the Merger;

•	the absence of a continuing Company Material Adverse Effect upon us;

•	the receipt by Parent of a certificate by us certifying as to the satisfaction of the first five conditions above; and

•	the absence of any pending action by a governmental entity seeking to impose any antitrust restraint in connection with the Merger.

Additional Conditions to Supertex’s Obligations. Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	the truth and correctness in all respects of Parent’s and Merger Sub’s representations and warranties concerning their organization and standing and the authority to enter into the Merger Agreement and the enforceability of the Merger Agreement, as of the date of the Merger Agreement and on and as of the date of the closing of the Merger, and (ii) the truth and correctness in all respects (disregarding all “Parent Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” and similar phrases contained in such representations and warranties) of all Parent’s and Merger Sub’s other representations and warranties as of the date of the Merger Agreement and on and as of the date of the closing of the Merger (except for those representations and warranties which address matters only as of a particular date, the truth and correctness of which will be determined as of such particular date), except for any failure to be so true and correct that, individually or in the aggregate, does not have a Parent Material Adverse Effect;

•	Parent and Merger Sub’s performance or compliance in all material respects of all of their obligations under the Merger Agreement required to be performed or complied with at or prior to the date of the closing of the Merger; and

•	the receipt by us of a certificate by Parent and Merger Sub certifying as to the satisfaction of the two above conditions.

Please refer to the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 53 of the proxy statement for the definitions of “Material Adverse Effect” and “Parent Material Adverse Effect.”

If a failure to satisfy one of these conditions to the Merger is not considered by our board of directors to be material to our shareholders, our board of directors could waive compliance with that condition. Our board of directors is not aware of any condition to the Merger that cannot be satisfied. Under California law, after the shareholders have approved the Merger Proposal, the Merger Consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our shareholders without resubmitting the revisions to our shareholders for their approval. However, our board of directors could decide not to close the Merger

Restrictions on Solicitations of Other Offers

We have agreed to cause each of our company representatives to immediately cease any existing activities, discussions or negotiations with any third party conducted prior to the execution of the Merger Agreement with respect to an Acquisition Proposal. We have requested in writing that each third party that has executed a confidentiality agreement in connection with such third party’s consideration of acquiring us or any portion of us return or destroy all confidential information furnished to such third party by us and that we will use its reasonable best efforts to have such information returned or destroyed.

In addition, we have agreed that, from the date of the Merger Agreement until the consummation of the Merger or its earlier termination, we will not (and will use our reasonable best efforts to cause any of our company representatives not to), directly or indirectly:

•	solicit, initiate, knowingly encourage or facilitate the making, submission or announcement of, an Acquisition Proposal;

•	furnish to any third party (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to us that we believe or reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal, or afford access to our business, properties, assets, books or records to any third party (other than Parent, Merger Sub or any designees of Parent or Merger Sub) that we believe or reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would be reasonably expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any third party with respect to an Acquisition Proposal;

•	approve, endorse or recommend an Acquisition Proposal;

•	execute or enter into any letter of intent, memorandum of understanding or contract contemplating or otherwise relating to an Acquisition Transaction; or

•	terminate, amend, modify, waive or fail to enforce any rights under any “standstill” or other similar agreement between us and any third party (other than Parent).

However, at any time prior to approval of the Merger Agreement by our shareholders, we may, directly or indirectly through any representative or other intermediary, engage or participate in discussions or negotiations with any third party and its representatives, and furnish to such third party and its representatives any information relating us pursuant to a confidentiality agreement, if:

•	our board of directors receives from such third party a bona fide written Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the non-solicitation provisions of the Merger Agreement and (iii) our board of directors reasonably concludes in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below on page 63);

•	we have not breached or violated (or deemed to have breached or violated) the restrictions on solicitation described here;

•	our board of directors determines in good faith (after consultation with outside legal counsel) that the failure to engage or participate in such discussions or negotiations or to furnish such information would reasonably be expected to result in a breach of its fiduciary duties to our shareholders under California law;

•	solely with respect to the initial contact with such third party, at least 48 hours prior to engaging or participating in any such discussions or negotiations or furnishing any non-public information to such third party, we will have (i) given Parent written notice, including the terms and conditions of, and identity of the person or group making, such Acquisition Proposal, (ii) given Parent a copy thereof if such Acquisition Proposal is in written form, and (iii) notified Parent of our intention to engage or participate in such discussions or furnish such information to such third party;

•	contemporaneously with furnishing any non-public information to such third party that was not previously furnished to Parent, we furnish such non-public information to Parent.

In addition, we have agreed that we will promptly (and in any case within 24 hours) advise Parent orally and in writing of our receipt of any Acquisition Proposal, any request for information that we believe or should reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal, or any inquiry that contributes or would reasonably be expected to lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. We must also keep Parent promptly (and in any case within 24 hours) informed of the status, details, terms and conditions of any such Acquisition Proposal, request or inquiry, and give Parent copies of all documents and written or electronic communications comprising part of any such Acquisition Proposal exchanged between us or any of our representatives, on the one hand, and the person from which such Acquisition Proposal was received (or such person’s representatives), on the other hand. We must also provide Parent with written notice at least 72 hours (or such shorter period provided to our board of directors) prior written notice of a meeting of our board of directors at which they are reasonably expected to consider an Acquisition Proposal, an inquiry relating to a potential Acquisition Proposal, or a request to provide non-public information to any person.

If any of our representatives violate any of the restrictions set forth above, such violation shall be deemed our violation. We have further agreed to not enter into any letter of intent, memorandum of understanding or contract (other than a confidentiality agreement contemplated by the non-solicitation provisions of the Merger Agreement) relating to an Acquisition Proposal unless the Merger Agreement has been terminated and we have paid all amounts owed, if any. Please refer to the section entitled “The Merger Agreement—Termination Fees” beginning on page 66 of the proxy statement for more information as to potential termination fees.

An “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any “Acquisition Transaction.” An “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) any acquisition or purchase from us by any third party or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in our total outstanding voting securities, or any tender offer or exchange offer that if consummated would result in any third party or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of our total outstanding voting securities; (ii) any merger, consolidation, business combination or other similar transaction involving us pursuant to which our shareholders immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of our assets other than those involving movement of investments between cash, short-term, and long term securities; (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Supertex or any of its subsidiaries or (v) any combination of the foregoing.

A “Superior Proposal” means any bona fide, written Acquisition Proposal that did not result from a breach of restrictions on solicitation described above which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal pursuant to a customary commitment letter from a nationally recognized financial institution) and (ii) with respect to which our board of directors determines in good faith, after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account (A) all legal, financial, regulatory and other aspects of such Acquisition Proposal (including the person or group of related persons making the proposal), (B) all of the terms and conditions of such Acquisition Proposal (including any conditions, potential time delays or other risks to the consummation of such Acquisition Proposal), and (C) any counter offer or proposal made by Parent pursuant to the Merger Agreement and within the time period required as described below in the section of this Proxy

Statement entitled “Recommendation and Recommendation Change,” would be more favorable to Supertex shareholders from a financial point of view than the transactions contemplated in the Merger Agreement; provided, that for purposes of this definition, each reference in the definition of “Acquisition Proposal” to “15%” or “85%” shall be deemed to be references to “50%.”

Recommendation and Recommendation Change

Our board of directors resolved to recommend that the holders of shares of our common stock approve the Merger Agreement, in accordance with applicable provisions of California law. Our board of directors also agreed to include its recommendation in this proxy statement. Our board of directors also agreed that neither they nor any board committee will withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the recommendation of our board of directors, or a Recommendation Change.

The foregoing restrictions notwithstanding, at any time prior to the adoption of the Merger Agreement by our shareholders, and after complying with the obligations described in the next paragraph, our board of directors may make a Recommendation Change if and only if:

•	in the case of a Superior Proposal, our board of directors received a bona fide, written Superior Proposal that did not result from a breach of the restrictions on solicitation of the Merger Agreement, we have not breached or violated (or deemed to have breached or violated) such restrictions on solicitation in any material respect, and our board of directors determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent) that the failure to effect a Recommendation Change would reasonably be likely to constitute a breach of its fiduciary duties to shareholders under California law;

•	an Intervening Event, as defined in the next sentence, has occurred and is continuing, and our board of directors determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent) that the failure to effect a Recommendation Change would be reasonably likely to constitute a breach of its fiduciary duties to our shareholders under California law. An “Intervening Event” is a material fact, event, change, development or set of circumstances with respect to our business, operations, financial condition or results of operations (and not relating in any way to (i) an Acquisition Proposal or (ii) any fluctuation in the market price or trading volume of our common stock, in and of itself) that was not known to (or reasonably foreseeable by) our board of directors as of or prior to the date of the Merger Agreement; and

•	after giving Parent notice of our board of directors’ intention to effect a Recommendation Change, Parent has not made within five business days after receipt of our notice, a counter-offer or proposal that our board of directors reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to shareholders of Supertex as such Superior Proposal (in the case of a Superior Proposal) or would obviate the need for our board of directors to effect such Recommendation Change (in the case of an Intervening Event).

Prior to effecting a Recommendation Change, we must give Parent at least five business days’ notice of our intention to take such action, which notice must include:

•	in the case of a Superior Proposal, the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of the Superior Proposal and the identity of the person making such Superior Proposal; or

•	in the case of an Intervening Event, a written explanation of our board of directors’ basis and rationale for proposing to effect the Recommendation Change.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of Supertex and Parent;

•	by either Supertex or Parent, if:

•	the Merger is not consummated on or before July 14, 2014, or the Termination Date, unless the failure of the Merger to be consummated by such date is primarily caused by the failure of the party seeking to exercise such termination right to fulfill any obligation under the Merger Agreement;

•	any governmental entity having jurisdiction over Supertex, Parent or Merger Sub has issued a final and non-appealable order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger; or

•	the Special Meeting concludes without the approval by our shareholders of the Merger Agreement in accordance with the CCC;

•	by Parent, if:

•	we have breached any of our covenants or agreements in the Merger Agreement or if any of our representations and warranties in the Merger Agreement were inaccurate when made or become inaccurate, and such breach or inaccuracy (i) would give rise to the failure of a condition to Parent’s or Merger Sub’s obligation to consummate the Merger and (ii) if curable by the exercise of our commercially reasonable efforts, is not cured within 30 days or by the Termination Date after delivery of written notice to us of such breach or inaccuracy; or

•	if any of the following has occurred, each a Triggering Event: (i) we breached (or are deemed to have breached) the non-solicitation provisions or board of directors’ recommendation change provisions of the Merger Agreement in any material respect, without regard as to whether such breach results in an Acquisition Proposal, (ii) our board of directors or any board committee has effected a Recommendation Change, (iii) we have failed to include our board of directors’ recommendation in this proxy statement, (iv) our board of directors or any board committee shall have for any reason approved, or recommended that our shareholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal), (v) we have entered into a letter of intent, memorandum of understanding or contract (other than a confidentiality agreement contemplated by the non-solicitation provisions of the Merger Agreement) accepting or agreeing to discuss or negotiate an Acquisition Proposal (whether or not a Superior Proposal), or (vi) following the date of any public announcement of a bona fide Acquisition Proposal, our board of directors has failed to issue a press release to unconditionally reaffirm our board of directors’ recommendation within five business days after Parent or Merger Sub delivers a request in writing to do so (which request may be made only once with respect to an Acquisition Proposal).

•	by Supertex, if:

•	Parent or Merger Sub has breached any of its covenants or agreements in the Merger Agreement or if any of the representations and warranties of Parent and Merger Sub in the Merger Agreement were inaccurate when made or become inaccurate, and such breach or inaccuracy (i) would give rise to the failure of a condition to our obligation to consummate the Merger and (ii) if curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, is not cured within 30 days or by the Termination Date after delivery of written notice to Parent of such breach or inaccuracy; or

•	prior to the Special Meeting, in order to enter into a definitive agreement with respect to a Superior Proposal, our board of directors effects a Recommendation Change and authorizes us to enter into an agreement for a transaction that constitutes a Superior Proposal, provided that immediately prior to such termination, we pay to Parent the termination fee as described below and immediately following termination, we enter into a definitive agreement with respect to such Superior Proposal.

Fees and Expenses

Generally, fees and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such fees and expenses, except that fees related to the filing of this proxy statement or the obtaining of any governmental clearances or approvals under any antitrust laws will be borne equally by Parent and us.

Termination Fees

If we terminate the Merger Agreement, or the Merger Agreement is terminated by Parent or Merger Sub under the conditions described in further detail below, we must pay a termination fee of $15,760,000.

We must pay such termination fee at the direction of Parent if a Triggering Event occurs or we terminate the Merger Agreement to concurrently enter into a definitive agreement to effect a Superior Proposal.

We must also pay such termination fee but minus the expenses and fees described below, if both:

•	the Merger Agreement is terminated (i) by us or Parent because the Merger Agreement is not adopted by our shareholders at the Special Meeting, (ii) by us or Parent if the Merger is not consummated on or before the Termination Date, unless the failure of the Merger to be consummated by such date is primarily caused by the Parent, or (ii) by Parent due to a breach or inaccuracy of our covenants, agreements, representations or warranties that would give rise to the failure of a condition to Parent’s or Merger Sub’s obligation to consummate the Merger; and

•	after the date of the Merger Agreement and prior to (i) the Special Meeting or (ii) the breach or inaccuracy that forms the basis for the termination of the Merger Agreement, as applicable, an Acquisition Proposal is publicly announced, becomes publicly known or is communicated or otherwise made known to us, and within 12 months following the termination of the Merger Agreement, we enter into a definitive agreement with respect to or consummate any Acquisition Proposal, including, but not limited to such Acquisition Proposal (except that for these purposes each reference in the definition of Acquisition Transaction in this proxy statement to “15%” will instead be “50%”).

In the event the Merger Agreement is terminated by the Parent because the Merger Agreement is not adopted by our shareholders at the Special Meeting or (ii) due to a breach or inaccuracy of our covenants, agreements, representations or warranties that would give rise to the failure of a condition to Parent’s or Merger Sub’s obligation to consummate the Merger, we shall pay reasonable and documented fees and expenses of Parent up to an aggregate of $4.0 million dollars, incurred on or after January 1, 2014.

Third Party Beneficiaries

Except as set forth in or contemplated by provisions of the Merger Agreement relating to indemnification and insurance, the Merger Agreement is not intended to confer upon any third party any rights or remedies.

Specific Performance

We, Parent and Merger Sub are entitled to equitable relief, including to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement in any court of the United States or any state having jurisdiction.

THE VOTING AGREEMENT

The summary of the material provisions of the voting agreements below and elsewhere in this proxy statement is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Annex D to this proxy statement.

In connection with the execution of the Merger Agreement, each of our directors, in his capacity as a shareholder of Supertex, has entered into a voting agreement with Parent pursuant to which he or she has agreed to vote all of his or her shares of Supertex common stock in favor of the adoption of the Merger Agreement. As of the record date, the individuals who entered into a voting agreement with Parent collectively beneficially owned in the aggregate approximately 1,095,124 shares of Supertex common stock, or approximately 9.5% of the outstanding Supertex common stock entitled to vote at the Special Meeting.

Each shareholder who entered into a voting agreement with Parent agreed to vote his or her Supertex common stock at the Special Meeting:

•	in favor of the approval of the Merger Agreement each of the other transactions contemplated by the Merger Agreement, and each other action the taking of which would reasonably be expected to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement;

•	against any of the following actions (other than those that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Supertex or any of our subsidiaries, (ii) any sale, lease or transfer of any significant part of the assets of Supertex or any of our subsidiaries, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of Supertex or any of our subsidiaries, (iv) any material change in the capitalization of Supertex or any of its subsidiaries, or the corporate structure of Supertex or any of our subsidiaries, or (v) any other action that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

These individuals also granted Parent a proxy (irrevocable to the fullest extent permitted by law) to vote their shares of Supertex common stock on any of the foregoing matters at the Special Meeting. These individuals further agreed to (i) certain restrictions on the transfer of their shares of Supertex common stock and voting rights related thereto and (ii) waive and not exercise any rights to dissent from the Merger that they may be entitled to under California law.

However, nothing in the voting agreement shall limit or restrict any shareholder from acting in his or her capacity as one of our officers or directors on any matter, it being understood that the voting agreement applies to each individual solely in his or her capacity as a shareholder. Provided that this exclusion does not modify or obviate any of the rights or obligations of such individual under the Merger Agreement.

If the Merger Agreement is terminated in accordance with its terms, these voting agreements will also terminate.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on the NASDAQ Global Market under the ticker symbol “SUPX.” This table shows, for the periods indicated, the high and low closing sale price per share for Supertex common stock as reported by the NASDAQ Global Market (or its predecessor, the NASDAQ National Market).

	Supertex Common Stock
	High	Low
Year ending March 30, 2014
Fourth Quarter (through March 6, 2014)	$33.05	$24.35
Third Quarter	$26.72	$23.39
Second Quarter	$26.97	$23.06
First Quarter	$24.40	$19.53

Year ended March 30, 2013
Fourth Quarter	$23.03	$17.45
Third Quarter	$19.26	$16.61
Second Quarter	$19.49	$15.85
First Quarter	$20.79	$17.91

Year ended March 30, 2012
Fourth Quarter	$19.40	$17.73
Third Quarter	$20.14	$16.64
Second Quarter	$22.52	$17.30
First Quarter	$22.40	$20.33

The closing sale price per share for Supertex common stock as reported by the NASDAQ Global Market on March 6, 2014, the latest practicable trading day before the filing of this proxy statement was $33.04.

As of February 24, 2014, Supertex common stock was held of record by 85 shareholders. A substantially greater number of holders of Supertex common stock than the 85 shareholders of record are “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

With the exception of a one-time special dividend of $1.00 per share in December 2012, or the Special Dividend, we have not declared or paid any cash dividends on our capital stock. Historically, we have retained earnings, if any, to support the development of our business, with the exception of the Special Dividend and repurchases of Supertex common stock.

Following the consummation of the Merger, Supertex common stock will not be traded on any public market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the ownership of Supertex common stock as of February 21, 2014, by:

•	each director;

•	our executive officers;

•	all of our executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of Supertex common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of Supertex common stock subject to options currently exercisable within 60 days of February 21, 2014. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 11,555,126 shares of Supertex common stock outstanding as of February 21, 2014. Unless otherwise indicated, the business address for each listed shareholder is 1235 Bordeaux Drive, Sunnyvale, California 94089.

	Shares of Supertex Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Number		Percent
Directors and Executive Officers
Henry C. Pao	1,033,097	(2)	8.9%
Benedict C. K. Choy	188,697	(3)	1.6%
W. Mark Loveless	51,980	(4)	*
Elliot Schlam	51,106	(5)	*
Milton Feng	44,000	(6)	*
William P. Ingram	35,000	(7)	*
Michael Lee	91,465	(8)	*
William Petersen	50,000	(9)	*
Michael Tsang	12,000	(10)	*
Phillip A. Kagel	40,000	(11)	*
All officers and directors as a group (10 persons)	1,597,345	(12)	13.3%

5% Shareholders
T. Rowe Price Associates, Inc.	809,325	(13)	7.0%
Wellington Management Company, LLP	993,280	(14)	8.6%
BlackRock, Inc.	978,943	(15)	8.5%

(1)	Except as indicated in the other footnotes to this table, and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Supertex common stock shown as beneficially owned by them.
(2)	Includes options to purchase an aggregate of 65,000 shares of Supertex common stock exercisable within sixty (60) days of February 21, 2014.
(3)	Includes options to purchase an aggregate of 65,000 shares of Supertex common stock exercisable within sixty (60) days of February 21, 2014.
(4)	Includes options to purchase an aggregate of 50,000 shares of Supertex common stock exercisable within sixty (60) days of February 21, 2014, including 19,000 of which are assumed to vest due to the consummation of the Merger.
(5)	Includes options to purchase an aggregate of 50,000 shares of Supertex common stock exercisable within sixty (60) days of February 21, 2014, including 19,000 of which are assumed to vest due to the consummation of the Merger.
(6)	Includes options to purchase an aggregate of 44,000 shares of Supertex common stock exercisable within sixty (60) days of February 21, 2014, including 19,000 of which are assumed to vest due to the consummation of the Merger.
(7)	Includes options to purchase an aggregate of 35,000 shares of Supertex common stock exercisable within sixty (60) days of February 21, 2014.
(8)	Includes options to purchase an aggregate of 31,000 shares of Supertex common stock exercisable within sixty (60) days of February 21, 2014.
(9)	Includes options to purchase an aggregate of 50,000 shares of Supertex common stock exercisable within sixty (60) days of February 21, 2014.
(10)	Includes options to purchase an aggregate of 12,000 shares of Supertex common stock exercisable within sixty (60) days of February 21, 2014.
(11)	Includes options to purchase an aggregate of 35,000 shares of Supertex common stock exercisable within sixty (60) days of February 21, 2014.
(12)	Includes options held by Supertex executive officers and directors (10 persons) to purchase an aggregate of 437,000 shares of Supertex common stock exercisable within 60 days of February 21, 2014, including 57,000 of which are assumed to vest due to the consummation of the Merger.
(13)	Based on a Schedule 13G/A filing with the SEC on January 10, 2014, by T. Rowe Price Associates, Inc., or T. Rowe Price. Pursuant to the Exchange Act, T. Rowe Price has beneficial ownership of all 809,325 of these shares, with sole voting power over 63,020 of these shares and sole dispositive power over all 809,325 of these shares. T. Rowe Price Small –Cap Value Fund, Inc. has beneficial ownership of 677,605 of these shares, with sole voting power over 677,605 of these shares and no dispositive power over any of these shares, which represents 5.86% of the outstanding Supertex shares as of February 21, 2014.
(14)	Based on a Schedule 13G/A filing with the SEC on February 10, 2014, by Wellington Management Company, LLP, or Wellington. Pursuant to the Exchange Act, Wellington has beneficial ownership of these shares, with shared voting power over 526,618 of these shares and shared dispositive power over all 993,280 of these shares as of December 31, 2013.
(15)	Based on a Schedule 13G/A filing with the SEC on January 30, 2014, by BlackRock, Inc., or BlackRock. Pursuant to the Exchange Act, BlackRock has beneficial ownership of these shares, with sole voting power over 944,393 of these shares and sole dispositive power over all 978,943 of these shares as of December 31, 2013.
(*)	Represents beneficial ownership of less than 1% of the outstanding shares of Supertex common stock.

As described above under “The Merger—Interests of Our Directors and Executive Officers in the Merger,” upon the consummation of the Merger, all outstanding options to acquire Supertex common stock held by our non-employee directors will accelerate and vest in full and will then be cancelled. In consideration for the cancellation of the options, the holder of any such option outstanding immediately prior to the consummation of the Merger will receive an amount equal to the number of shares of Supertex common stock underlying the option multiplied by the amount (if any) by which $33.00 exceeds the exercise price for each share of Supertex common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the option is equal to or exceeds $33.00, the holder of such option will not be entitled to any Merger Consideration. The table above reflects the full acceleration of such options held by non-employee directors.

ADVISORY (NON-BINDING) VOTE ON SPECIFIC EXECUTIVE COMPENSATION

(PROPOSAL NO. 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012 requires that we seek an advisory (non-binding) vote of our shareholders to approve certain compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, as well as the agreements pursuant to which such compensation may be paid or become payable. We had previously sought advisory approval from our shareholders as to certain of such compensation in connection with the “say-on-pay” advisory vote held at our annual shareholders meeting on August 16, 2013. As a result, we are only currently seeking shareholder approval, on an advisory (non-binding) basis, for certain compensation payable to our named executive officers that is based on or otherwise relates to the Merger, as well as the agreements pursuant to which such compensation may be paid or become payable which was not covered by such advisory vote. As required by those rules, we are asking our shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, as well as the agreements pursuant to which such compensation may be paid or become payable, as disclosed in the table labeled “Golden Parachute Compensation Subject to Shareholder Advisory (Non-Binding) Vote” in the section of the proxy statement entitled “Interests of Our Directors and Executive Officers in the Merger-Quantification of Payments and Benefits to the our Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

The vote on named executive officer compensation payable connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote to approve the compensation proposal and vote not to adopt the Merger Agreement and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Supertex or Microchip. Accordingly, because we are contractually obligated to pay the compensation, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Our board of directors recommends that you vote “FOR” the above proposal.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL NO. 3)

The Special Meeting may be adjourned without notice, other than by an announcement made at the Special Meeting, by approval of the holders of a majority of the shares of Supertex common stock present, in person or by proxy, and entitled to vote at the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting to a later time and date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the principal terms of the Merger and adopt the Merger Agreement.

Our board of directors recommends that you vote “FOR” the proposal to grant the authority to vote your shares to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the principal terms of the Merger and adopt the Merger Agreement.

OTHER MATTERS

Other Matters for Action at the Special Meeting

No business may be transacted at the Special Meeting other than the matters set forth in this proxy statement.

Shareholder Proposals

We will hold an Annual Meeting of Shareholders in 2014, or the 2014 Annual Meeting, only if the Merger is not consummated. Proposals of shareholders that are intended to be presented at the 2014 Annual Meeting must have been received at our executive offices in Sunnyvale, California no later than March 4, 2014 to be included in the proxy statement and proxy card related to such meeting.

Pursuant to our bylaws, shareholders who wish to bring matters to be transacted or propose nominees for director at our 2014 Annual Meeting, if any, must have provided certain information to us by March 4, 2014. Shareholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Parent has supplied all information contained in this proxy statement relating to Parent and Merger Sub and we have supplied all information relating to Supertex.

* * *

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 7, 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the Merger creates any implication to the contrary.

By Order of the Board of Directors

HENRY C. PAO President and Chief Executive Officer
March 7, 2014

Annex A

CONFIDENTIAL

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

MICROCHIP TECHNOLOGY INCORPORATED,

ORCHID ACQUISITION CORPORATION

and

SUPERTEX, INC.

Dated as of February 9, 2014

ARTICLE I DEFINITIONS & INTERPRETATIONS		A-1

1.1	Certain Definitions	A-1
1.2	Additional Definitions	A-8
1.3	Certain Interpretations	A-10

ARTICLE II THE MERGER		A-10

2.1	The Merger	A-10
2.2	The Effective Time	A-10
2.3	The Closing	A-11
2.4	Effect of the Merger	A-11
2.5	Articles of Incorporation and Bylaws	A-11
2.6	Directors and Officers	A-11
2.7	Effect on Capital Stock	A-12
2.8	Exchange of Certificates	A-13
2.9	No Further Ownership Rights in Company Common Stock	A-14
2.10	Lost, Stolen or Destroyed Certificates	A-14
2.11	Taking of Necessary Action; Further Action	A-14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-14

3.1	Organization and Standing	A-14
3.2	Subsidiaries	A-15
3.3	Authorization	A-15
3.4	Capitalization	A-16
3.5	Non-contravention; Required Consents	A-16
3.6	SEC Reports	A-17
3.7	Financial Statements	A-18
3.8	Proxy Statement	A-19
3.9	No Undisclosed Liabilities	A-19
3.10	Absence of Certain Changes	A-19
3.11	Material Contracts	A-19
3.12	Compliance with Laws	A-21
3.13	Permits	A-21
3.14	Litigation	A-22
3.15	Antitrust Matters	A-22
3.16	Taxes	A-22
3.17	Environmental Matters	A-24
3.18	Employee Benefit Plans	A-25
3.19	Labor Matters	A-27
3.20	Real Property	A-27
3.21	Assets; Personal Property	A-29
3.22	Intellectual Property	A-29
3.23	Export Control and Import Laws	A-33
3.24	Insurance	A-34
3.25	Foreign Corrupt Practices Act	A-34
3.26	Related Party Transactions	A-34
3.27	Brokers; Fees and Expenses	A-34
3.28	Opinion of Financial Advisors	A-34
3.29	State Anti-Takeover Statutes	A-35
3.30	Customers and Suppliers	A-35

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-35

4.1	Organization	A-35
4.2	Authorization	A-35

A-i

4.3	Non-contravention; Required Consents	A-36
4.4	Proxy Statement	A-36
4.5	Funds	A-36

ARTICLE V INTERIM CONDUCT OF BUSINESS		A-36

5.1	Affirmative Obligations of the Company	A-36
5.2	Negative Obligations of the Company	A-36

ARTICLE VI ADDITIONAL AGREEMENTS		A-39

6.1	No Solicitation	A-39
6.2	Company Board Recommendation	A-40
6.3	Company Shareholders’ Meeting	A-42
6.4	Proxy Statement	A-42
6.5	Reasonable Best Efforts to Complete	A-43
6.6	Access	A-44
6.7	Notification	A-45
6.8	Certain Litigation	A-46
6.9	Confidentiality	A-46
6.10	Public Disclosure	A-46
6.11	Company Options	A-46
6.12	Employee Matters	A-47
6.13	Directors’ and Officers’ Indemnification and Insurance	A-48
6.14	Obligations of Merger Sub	A-49
6.15	Insurance Policies	A-49

ARTICLE VII CONDITIONS TO THE MERGER		A-49

7.1	Conditions to the Obligations of Each Party to Effect the Merger	A-49
7.2	Additional Conditions to the Obligations of Parent and Merger Sub to Effect the Merger	A-50
7.3	Additional Conditions to the Obligations of the Company to Effect the Merger	A-51

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-51

8.1	Termination	A-51
8.2	Notice of Termination; Effect of Termination	A-53
8.3	Fees and Expenses	A-53
8.4	Amendment	A-54
8.5	Extension; Waiver	A-54

ARTICLE IX GENERAL PROVISIONS		A-54

9.1	Survival of Representations, Warranties and Covenants	A-54
9.2	Notices	A-54
9.3	Assignment	A-55
9.4	Entire Agreement	A-55
9.5	Third Party Beneficiaries	A-55
9.6	Severability	A-55
9.7	Other Remedies	A-56
9.8	Specific Performance	A-56
9.9	Governing Law	A-56
9.10	Consent to Jurisdiction	A-56
9.11	WAIVER OF JURY TRIAL	A-56
9.12	Counterparts	A-57

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 9, 2014 by and among MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation (“Parent”), ORCHID ACQUISITION CORPORATION, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SUPERTEX, INC., a California corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the “Merger”), and each share (each, a “Share,” and collectively, the “Shares”) of Common Stock, no par value, of the Company (the “Company Common Stock”) that is then outstanding will thereupon be cancelled and converted into the right to receive cash in an amount equal to thirty-three dollars ($33.00) (the “Merger Consideration”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the holders of Shares approve this Agreement, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of Parent and Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors of the Company, in their respective capacities as shareholders of the Company, have entered into Voting Agreements with Parent substantially in the form attached hereto as Annex A (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company or any of its Subsidiaries other than those involving movement of investments between cash, short-term, and long term securities; (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries or (v) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of April 3, 2010.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Law or other governmental action to close.

“Business Facility” shall mean any property including the land, improvements, indoor air, groundwater, and surface water that is or at any time has been owned, operated, occupied, controlled or leased by the Company, its Subsidiaries or any of their predecessors in connection with the operation of their respective business.

“California Law” shall mean the CGCL and any other applicable Law of the State of California.

“CGCL” shall mean the General Corporation Law of the State of California, or any successor statute thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock of the Company.

“Company ESPP” shall mean the Company 2000 Employee Stock Purchase Plan.

“Company IP” shall mean all Technology and Intellectual Property Rights that are used, held for use, or otherwise licensed to or owned by the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” shall mean all of the Intellectual Property Rights owned by, or filed in the name of, or exclusively licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any fact, event, circumstance, change or effect (each a “Change”, and collectively, “Changes”) that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (y) has or would reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or applicable Law; provided, however, that to the extent any Change is caused by, results from or is attributable to any of the following, it shall not be taken into account when determining whether there has been or would reasonably be expected to be a material adverse effect on the business, operations, assets, liabilities, properties, financial condition or results of operations of

Company and its Subsidiaries: (1) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or economic conditions in the global economy generally; (2) conditions (or changes in such conditions) in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (3) conditions (or changes in such conditions) in the industries in which the Company conducts business; (4) political conditions (or changes in such conditions) in the United States or any other country or region in the world; (5) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (6) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (7) the public announcement or pendency of the Merger (including by way of example the termination of relationships by the Company’s customers or the delay or cancellation of orders or products by the Customer’s customers caused by, resulting from or attributable to the public announcement or pendency of the Merger); (8) changes after the date of this Agreement in GAAP (or the interpretations thereof); (9) changes in the Company’s stock price or the trading volume of the Company’s stock (it being understood that the cause or causes of any such change that are not otherwise excluded from the definition of Company Material Adverse Effect may be deemed either alone or in combination with other events to constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (10) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause or causes of any such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be considered either alone or in combination with other events to constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); and (11) any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company that assert allegations of a breach of fiduciary duty relating to this Agreement, violations of securities laws in connection with the Proxy Statement or otherwise arising out of the transactions contemplated by this Agreement, except to the extent that, in the cases of clauses (1), (2), (3), (4), (5) and (6) above, the same affect the Company and its Subsidiaries in a disproportionate manner when compared to other companies in the industry in which the Company primarily operates.

“Company Options” shall mean any options to purchase Shares outstanding under any of the Company Option Plans.

“Company Option Plans” shall mean the Company’s 2001 Stock Option Plan, and the Company’s 2009 Equity Incentive Plan and any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition.

“Company Preferred Stock” shall mean shares of the undesignated preferred stock, no par value, of the Company.

“Company Products” shall mean any and all items, products and services marketed, sold, licensed, provided or distributed by Company and its Subsidiaries, and refers also to (i) all User Documentation and related technical documentation and (ii) all prior, present and future versions thereof (which includes works under development as of the date hereof and that the Company expects or intends to make available commercially after the date hereof).

“Confidential Technology” shall mean Source Code and other Technology embodied in or related to the Company Products that is preserved as a Trade Secret or is otherwise confidential.

“Continuing Employees” shall mean all employees of the Company or its Subsidiaries who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company or its Subsidiaries at the request of Parent or, outside the U.S., who remain or become employees of the Company its Subsidiaries, Parent or any Subsidiary of Parent as required by applicable Laws.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Disposal Site” shall mean any landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real property other than a Business Facility receiving Hazardous Materials used or generated by a Business Facility.

“DOJ” shall mean the United States Department of Justice, or any successor thereto.

“DOL” shall mean the United States Department of Labor, or any successor thereto.

“Environmental Laws” shall mean all applicable Laws (including common laws, directives, guidance, rules, regulations, orders, treaties, statutes and codes) promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, the European Union Directive 2002/96/EC and 2012/19/EU and all implementing Laws on waste electrical and electronic equipment (“WEEE Directive”), the European Union Directive 2002/95/EC and 2011/65/EU and all implementing Laws on the restriction on the use of hazardous substances (“EU RoHS Directive”), and the Administrative Measures on the Control of Pollution Caused by Electronic Information Products (“China RoHS”), all as amended at any time.

“Environmental Permit” is any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Ratio” means the quotient obtained by dividing (A) the Merger Consideration by (B) the average closing sales price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the ten (10) most recent days ending on the last trading day immediately prior to the date on which the Effective Time occurs.

“FTC” shall mean the United States Federal Trade Commission, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Material” shall mean any material, chemical, substance or waste that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, reproduction or the environment, including the emission of carbon dioxide and other substances deemed by any Governmental Entity to contribute to global warming.

“Hazardous Materials Activity” shall mean the transportation, transfer, recycling, collection, labeling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements, including the EU RoHS Directive, WEEE Directive, and China RoHS.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential information and all documentation therefore (“Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, logos, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vi) all other rights in databases and data collections (including knowledge databases, customer lists and customer databases) and Software and Technology; (viii) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (ix) all Moral Rights, however denominated; and (x) any similar, corresponding or equivalent rights to any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

“Laws” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.

“Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Nasdaq” shall mean the Nasdaq Global Market, or any successor inter-dealer quotation system operated by Nasdaq Stock Market, Inc., or any successor thereto or affiliated quotation system on which shares of the Company Common Stock are listed.

“Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Laws.

“Parent Common Stock” shall mean shares of common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” shall mean any Change that materially impedes or would reasonably be expected to materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or applicable Law.

“Permitted Liens” shall mean (i) such Liens as are set forth in Section 3.16(f) of the Company Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are being contested in good faith by the Company by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements, Liens arising under original purchase price conditional sales contracts, personal property leases and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or being contested in good faith by the Company by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements, (iii) Liens, if any, that individually or in the aggregate, do not materially impair the continued use and operation of the Company’s assets or business, (iv) easements, covenants, rights-of-way, and other similar encumbrances of record, and (v) any conditions that are shown by a current, accurate survey of any Owned Real Property made available to Parent prior to the date hereof or physical inspection of any Owned Real Property made by Parent prior to the date hereof, (vi) (A) zoning, land use, building and other similar ordinances and governmental regulations, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights of way and other similar restrictions.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects the Company’s or a Subsidiary’s exclusive ownership of such Combined Software. The term “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Registered IP” shall mean all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Shrink-Wrap Code” shall mean generally commercially available Object Code where available for an average cost of not more than $1,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations) that is used by the Company or its Subsidiaries but not incorporated into any Company Products and that has not been customized for use by Company or its Subsidiaries.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide, written Acquisition Proposal that did not result from a breach of Section 6.1 (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal pursuant to a customary commitment letter from a nationally recognized financial institution) and (ii) with respect to which the Company Board determines in good faith, after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account (A) all legal, financial, regulatory and other aspects of such Acquisition Proposal (including the Person or group of related Persons making the proposal), (B) all of the terms and conditions of such Acquisition Proposal (including any conditions, potential time delays or other risks to the consummation of such Acquisition Proposal), and (C) any counter offer or proposal made by Parent pursuant hereto and within the time period required in Section 6.2(b) hereof, would be more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated hereby; provided, that for purposes of this definition, each reference in the definition of “Acquisition Transaction” to “15%” or “85%” shall be deemed to be references to “50%”.

“Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local Law (including any arrangement for group or consortium relief or similar arrangement)) and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or by operation of law.

“Tax Returns” shall mean all returns, declarations, estimates, reports, statements and other documents required to be filed in respect of any Taxes.

“Technology” shall mean all tangible items related to, constituting, disclosing or embodying any or all of the following: technology, information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all User Documentation.

“User Documentation” shall mean explanatory and informational materials concerning the Company Products, in printed or electronic format, which Company or its Subsidiaries has released for distribution to end users or customers with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Agreement of Merger	2.2
Antitrust Restraint	6.5(d)
Assets	3.21
Assumed Option	6.11(b)
California Secretary of State	2.2
Cancelled Option	6.11(a)
Capitalization Representation	7.2(a)
Certificates	2.8(c)
Change	1.1
Changes	1.1
China RoHS	1.1
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreements	3.19(a)
Combined Software	1.1
Company	Preamble
Company Board	Recitals
Company Board Recommendation	6.2(a)
Company Board Recommendation Change	6.2(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Form 10-K	Article III
Company IP Agreements	3.22(f)
Company Registered IP	3.22(b)
Company Representatives	6.1(b)
Company Securities	3.4(c)
Company Shareholders’ Meeting	6.3
Confidentiality Agreement	6.9
Consent	3.5(b)

Term	Section Reference
Copyrights	1.1
D&O Insurance	6.13(b)
Demand Notice	2.7(c)(i)
Dissenting Shares	2.7(c)(i)
Domain Names	1.1
EAR	3.23(a)
ECCNs	3.23(b)
Effective Time	2.2
Employee Plans	3.18(a)
ERISA Affiliate	3.18(a)
EU RoHS Directive	1.1
Exchange Fund	2.8(b)
Export Controls	3.23(a)
FIN 48	3.16(n)
Foreign Employees	3.18(l)
Funded International Employee Plan	3.18(b)
Import Restrictions	3.23(a)
Indemnified Parties	6.13(a)
International Employee Plans	3.18(a)
ITAR	3.23(a)
Leased Real Property	3.20(b)
Leases	3.20(b)
Material Contract	3.11(a)
Maximum Annual Premium	6.13(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
NQDCP	5.2(g)
OFAC	3.23(a)
Option Consideration	6.11(a)
Owned Real Property	3.20(a)
Parent	Preamble
Patents	1.1
Payment Agent	2.8(a)
Permits	3.13
Proxy Statement	3.8
Real Property	3.20(b)
Requisite Shareholder Approval	3.3(c)
Retirement Plan Termination Date	6.12(a)
Retirement Plans	6.12(a)
SEC Reports	3.6
Shares	Recitals
Significant Customer	3.30(a)
Significant Supplier	3.30(b)
Specified Representations	7.2(a)
Subsidiary Securities	3.2(c)
Surviving Corporation	2.1
Tail Policy	6.13(b)
Takeover Laws	3.29
Tax Incentive	3.16(k)
Termination Date	8.1(c)

Term	Section Reference
Termination Fee Amount	8.3(b)(i)
Third Party Leases	3.20(b)
Trade Secrets	1.1
Trademarks	1.1
Triggering Event	8.1(e)(ii)
USML	3.23(b)
Voting Agreement	Recitals
Voting Agreements	Recitals
Warranties	3.22(s)
WEEE Directive	1.1

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” shall mean means United States Dollars.

(g) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of California Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under California Law by filing an agreement of merger in customary form and substance (the “Agreement of Merger”) with the

Secretary of State of the State of California (the “California Secretary of State”) in accordance with the applicable provisions of California Law (the time of such filing and acceptance by the California Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Agreement of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, San Francisco, California, 94105, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

2.5 Articles of Incorporation and Bylaws.

(a) Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit A, and such amended and restated articles of incorporation shall become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of California Law and such articles of incorporation

(b) Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth on Exhibit B, and shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of California Law, the articles of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers.

(a) Directors of the Surviving Corporation. At the Effective Time, the directors of the Company shall hereby be deemed to have resigned, and the directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers of the Surviving Corporation. At the Effective Time, the officers of the Company shall hereby be deemed to have resigned, and the officers of the Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

(c) Directors of Company Subsidiaries. At the Effective Time, the directors of each Company Subsidiary shall hereby be deemed to have resigned, and the directors of Merger Sub immediately prior to the Effective Time shall become the directors of each Company Subsidiary, each to hold office in accordance with the articles of incorporation and bylaws of the Company Subsidiary until their respective successors are duly elected or appointed and qualified.

(d) Officers of Company Subsidiaries. At the Effective Time, the officers of each Company Subsidiary shall hereby be deemed to have resigned, and the officers of Merger Sub immediately prior to the Effective Time shall become the officers of each Company Subsidiary, each to hold office in accordance with the articles of incorporation and bylaws of the Company Subsidiary until their respective successors are duly elected or appointed and qualified.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time and (B) Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Merger Consideration, without interest thereon, upon the surrender of the certificate representing such Share in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(ii) Owned Company Common Stock. Each Share owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, Shares that are issued and outstanding immediately prior to the Effective Time and held by holders of Shares that have made written demand upon the Company for the purchase of such Shares and payment to the holders in cash of the “fair market value” of such Shares (the “Demand Notice”) and perfected their rights in accordance with Chapter 13 of the CGCL (collectively, “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Such holders of Shares shall be entitled to only such rights as are granted by Chapter 13 of the CGCL, except that all such holders that have failed to perfect or who shall have effectively waived, withdrawn or lost their rights under Chapter 13 of the CGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Shares in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any Demand Notice received by the Company, withdrawals thereof, and any other instruments served pursuant to Chapter 13 of the CGCL and received by the Company in respect of Dissenting Shares and (B) the opportunity to direct all negotiations and proceedings with respect to the exercise of any rights of the holder of Dissenting Shares under Chapter 13 of the CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such exercise of any such rights of the holder of Dissenting Shares under Chapter 13 of the CGCL or settle or offer to settle any such demands for payment in respect of any such exercise of any such rights of the holder of Dissenting Shares under Chapter 13 of the CGCL.

(d) Company Options. At the Effective Time, each Company Option then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 6.11.

2.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. Promptly following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of this Article II, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration and (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Shares then owned by Parent, Merger Sub, the Company, or any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time) (such cash amount being referred to herein as the “Exchange Fund”).

(c) Payment Procedures. Promptly following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Shares) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II, and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Unclaimed Property. Subject to applicable unclaimed property Laws, Parent will cause the Payment Agent to initiate unclaimed property reporting services for unclaimed Shares and related cash distributions that may be deemed abandoned or otherwise subject to applicable unclaimed property Law. Such services may include preparation of unclaimed property reports, delivery of abandoned property to various states, completion of required due diligence notifications, responses to inquiries from owners, and such other services as may reasonably be necessary to comply with applicable unclaimed property Laws.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided, however, that Parent or the Payment Agent may, in their discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article III, as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that specifically relates to such Section or in another section of the Company Disclosure Letter to the extent it is readily apparent from the text of such disclosure that such disclosure is applicable to such Section, the Annual Report on Form 10-K of the Company for the fiscal year ended March 30, 2013 (the “Company Form 10-K”) and the SEC Reports filed after the Company Form 10-K and prior to February 1, 2014 (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports, other disclosures that are similarly non-specific or are predictive or forward-looking in nature and excluding any exhibits incorporated by reference in such reports), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under California Law. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the

“good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and its Subsidiaries and (b) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the shareholders, the Company Board and each committee of the Company Board since January 1, 2009. Neither the Company nor any of its Subsidiaries is in violation of its articles of incorporation, bylaws or other applicable constituent documents.

3.2 Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization and function (i.e., sales, manufacturing, administration, etc.) of each Subsidiary of the Company. Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.3 Authorization.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the Merger to obtaining the Requisite Shareholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b) At a meeting duly called and held prior to the date hereof, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreements, and (iv) resolved to recommend that the holders of Shares approve this Agreement in accordance with the applicable provisions of California Law.

(c) The affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the “Requisite Shareholder Approval”), is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Laws or otherwise) to approve this Agreement and the Merger.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) thirty million (30,000,000) Shares and (ii) ten million (10,000,000) shares of Company Preferred Stock. As of the close of business on the Business Day immediately prior to the date of this Agreement: (A) 11,426,781 Shares were issued and outstanding and (B) no shares of Company Preferred Stock were issued and outstanding. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Business Day immediately prior to the date of this Agreement, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options granted under a Company Option Plan or issued under the Company Employee Stock Purchase Plan.

(b) Section 3.4(b) of the Company Disclosure Letter specifies (i) the number of Shares that are subject to issuance pursuant to Company Options outstanding as of the close of business on December 28, 2013 and (ii) the number of Company Options with an exercise price in excess of the Merger Consideration. As of December 28, 2013, 397,131 Shares were reserved for future issuance pursuant to stock awards not yet granted under the Company Option Plans and, since December 28, 2013, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Options, other than as permitted by Section 5.2(b). All Company Options have been validly issued and properly approved by the Company Board in accordance with all applicable Laws and the Company Option Plans.

(c) Except as set forth in this Section 3.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

3.5 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the articles of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their material properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Shareholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and would not reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or applicable Law.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (i) the filing and recordation of the Agreement of Merger with the California Secretary of State as required by the CGCL, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and would not reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or applicable Law.

3.6 SEC Reports. Since January 1, 2010, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under applicable Laws prior to the date hereof, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under applicable Laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”). Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was, or will be, filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not, and will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated. None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.7 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries contained in the SEC Reports at the time filed were prepared in accordance with GAAP then in effect consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC for filings on Form 10-Q under the Exchange Act), and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, except that the unaudited interim financial statements were subject to normal year-end adjustments which were not material in amount or effect.

(b) The Company and each of its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(d) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(e) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(f) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(g) The Company has provided to Parent copies of all SAB 99 memoranda, reports, white papers or similar documents prepared by, on behalf of or for the benefit of the Company since January 1, 2010.

3.8 Proxy Statement. The proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to shareholders of the Company in connection with the solicitation of proxies for use at the Company Shareholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”), when filed with the SEC and on the date first mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the in the Proxy Statement.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities either (i) reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, or (ii) to the extent disclosed in the notes to such financial statements, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract to which the Company or its Subsidiaries is a party, (e) Liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and (f) other Liabilities that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10 Absence of Certain Changes.

(a) Since September 28, 2013, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be:

(i) any Company Material Adverse Effect; or

(ii) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Real Property or Assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole.

(b) Since September 28, 2013, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 5.2.

3.11 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean each of the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) other than at-will offer letters on the Company’s standard form containing no severance provisions or consulting Contracts which may be cancelled on less than ninety (90) days notice without penalty to the Company, any employment or independent contractor Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer, consultant, independent contractor, or employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $100,000;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Merger) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Merger);

(iv) any Contract providing for indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof), other than (A) any guaranty by the Company of any of its Subsidiary’s obligations or (B) any Contract providing for indemnification entered into in connection with the distribution, sale or license of services or hardware or software products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in Company’s standard forms of software license agreements as provided or made available to Parent;

(v) any Contract containing any covenant, commitment or other obligation (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property Rights or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) containing a “most favored nation” or similar provision, (D) including any “take or pay” or “requirements” obligation, (E) prohibiting the Company or any of its Subsidiaries (or, after the Effective Time, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (F) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies in any material respect;

(vi) any Contract that is royalty-bearing;

(vii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(viii) the top ten (10) Contracts (as measured by aggregate dollar amount contemplated under each Contract) in each of the following categories: (i) end-user or customer contracts, (ii) value added reseller contracts, (iii) distributor contracts, (iv) supplier contracts, (v) OEM contracts, and (vi) development contracts;

(ix) any Contract to provide source code to any third party for any Company Product, including any Contract to put such source code in escrow with a third party on behalf of a licensee or contracting party;

(x) any Contract (A) containing any financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation except for such Contracts on the Company’s standard form of customer agreement or (B) containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months;

(xi) the top ten (10) Contracts containing any service obligation on the part of the Company or any of its Subsidiaries (as measured by continuing costs to be incurred by the Company or any of its Subsidiaries in connection with those services);

(xii) any Contract authorizing another Person to provide support or maintenance to the Company’s customers on behalf of the Company, including distributors or resellers that are obligated to provide such support or maintenance pursuant to the Company’s standard form of distributor or reseller agreement;

(xiii) (A) any Contract to license any third party to manufacture or reproduce any Company Products or (B) any Contract to authorize any third party to sell, license or distribute any Company Products;

(xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $100,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(xv) any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement;

(xvi) any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $100,000 or more in any individual case and is not disclosed pursuant to clauses (i) through (xv) above;

(xvii) any Contract with the federal government, any foreign government, any state or local government or any division, subdivision, department, agency or instrumentality thereof; and

(xviii) any Lease of any real property; and

(xix) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and is not disclosed pursuant to clauses (i) through (xviii) above.

(b) Section 3.11(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date hereof, and identifies each subsection of Section 3.11(a) that describes such Material Contract. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract.

3.12 Compliance with Laws. The Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective properties (including the Assets and the Real Property), are, and since January 1, 2010 have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or such properties or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2010, neither the Company nor any of its Subsidiary (a) has received any written notice from any Governmental Entity regarding any potential violation by the Company or any Company Subsidiary of any Law or (b) has provided any written notice to any Governmental Entity regarding any potential violation by the Company or any of its Subsidiaries of any Law and no such notice remains outstanding or unresolved as of the date of this Agreement.

3.13 Permits. The Company and its Subsidiaries have, and are and since January 1, 2010 have been, in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any violation by the Company or any of its Subsidiaries in any material respect of any Permits, or (b) any revocation, cancellation or termination of any Permits, in each case in any material respect, held by the Company or any of its Subsidiaries and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

3.14 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened (a) against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Real Property, or (to the knowledge of the Company) against third parties affecting such properties that (i) involves an amount in controversy in excess of $100,000, (ii) seeks material injunctive relief, or (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities a such), whether or not naming the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Real Property, nor (to the knowledge of the Company) any third party owning or having any other interest in such properties is subject to any outstanding Order.

3.15 Antitrust Matters. As of the date hereof, the Company and its Subsidiaries are not subject to any Order issued by any Governmental Entity in relation to antitrust Laws, which is still in force.

3.16 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed all material U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns in all material respects are true and correct and have been completed in accordance with applicable Laws.

(b) Each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay, and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes (including, but not limited to, all Taxes required to be reported and withheld on any U.S or non-U.S. stock options) required to be withheld.

(c) Neither the Company nor any of its Subsidiaries had any Liabilities for material unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on the Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business consistent with past practice.

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(e) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No material adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Governmental Entity. No claim has ever been made by any Governmental Entity that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(f) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (iii) any Liability for the Taxes of any person other than the Company or any of its Subsidiaries under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise and (iv) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(h) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income for any period or portion thereof after the Effective Time as a result of (i) any change in method of accounting made prior to the Effective Time, (ii) closing agreement under Section 7121 of the Code entered into prior to the Effective Time, (iii) deferred intercompany gain or excess loss account under Section 1502 of the Code attributable to transactions occurring prior to the Effective Time (or in the case of clauses (i), (i) and (iii) above, under any similar provision of applicable Law), (iv) installment sale or open transaction disposition made prior to the Effective Time or (v) prepaid amount received prior to the Effective Time.

(i) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(k) The Company and each of its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(l) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.

(m) The transactions contemplated by this Agreement (including the Merger) will not result in the payment or series of payments by the Company or any of its Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other similar payment, which is not deductible for federal, state, local or foreign Tax purposes. Additionally, there is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement which, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m), Section 404 or Section 280G of the Code, (ii) is subject to Section 409A of the Code, or (iii) could require Parent or any affiliate of Parent to gross up a payment to any employee of the Company or any of its Subsidiaries for Tax related payments or cause a penalty tax under Section 409A of the Code.

(n) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology, and such documents support a more likely than not standard as required under Financial Interpretation No. 48 of FASB Statement No. 109 (“FIN 48”). The prices for any property or services (or for the use of any property) provided by or to the Target or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(o) The Company and its Subsidiaries have identified all uncertain tax positions contained in all Tax Returns filed by the Company and/or its Subsidiaries and have established adequate reserves and made any appropriate disclosures in the financial statements in accordance with the requirements of FIN 48.

(p) The Company has made available to Parent or its legal counsel or accountants copies of all Tax Returns and all FIN 48 work papers of the Company and each of its Subsidiaries for all periods since January 1, 2010.

3.17 Environmental Matters.

(a) Condition of Property. Except in compliance with Environmental Laws in a manner that would not reasonably be expected to subject the Company or any of its Subsidiaries to material Liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any Subsidiary or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any Subsidiary. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company , and of its Subsidiaries or any of their respective agents.

(b) Hazardous Materials Activities. The Company and its Subsidiaries have conducted all Hazardous Material Activities relating to the business in compliance in all respects with all applicable Environmental Laws, except for those Hazardous Materials Activities that the failure to comply with applicable Environmental Laws would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or would reasonably be expected to cause an adverse health effect to any such person and which would reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole.

(c) Permits. Section 3.17(c) of the Company Disclosure Letter accurately describes all of the material Environmental Permits held by the Company and its Subsidiaries as of the date hereof relating to the business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company or any Subsidiary relating to the business as such activities are being conducted as of the date hereof. All such Environmental Permits are valid and in full force and effect. The Company and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to their Hazardous Materials Activities. No circumstances exist relating to activities under the control of the Company and its Subsidiaries which would reasonably be expected to result in any Environmental Permit to be revoked, modified in a material way, or rendered non-renewable upon payment of the permit fee.

(d) Environmental Litigation. No Legal Proceeding is pending, or to the knowledge of the Company, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any Subsidiary relating to the business, or any Business Facility.

(e) Environmental Liabilities. The Company is not aware of any fact or circumstance, which could result in any environmental Liability that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has entered into any material Contract that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any Subsidiary.

(f) Offsite Hazardous Material Disposal. The Company and its Subsidiaries have transferred or released Hazardous Materials only to those Disposal Sites set forth in Section 3.17(f) of the Company Disclosure Letter; and, to the knowledge of the Company, no Legal Proceeding exists or is threatened against any Disposal Site or and no Legal Proceeding exists or, to the knowledge of the Company, no Legal Proceeding is threatened against the Company or any of its Subsidiaries with respect to any transfer or release of Hazardous Materials relating to the business of the Company or any of its Subsidiaries to a Disposal Site which could reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole.

(g) Reports and Records. The Company has delivered to Parent all material records in the Company’s and its Subsidiaries’ possession as of the date hereof concerning the Hazardous Materials Activities of the Company and its Subsidiaries since January 1, 2010, relating to the business and all environmental audits and environmental assessments of any Business Facility, including documentation relating to environmental reserves and asset retirement obligations. Section 3.17(g) of the Company Disclosure Letter lists all products of the

Company or any Subsidiary which are subject to the EU RoHS Directive as of the date hereof and all such products listed comply with the EU RoHS Directive.

3.18 Employee Benefit Plans.

(a) Sections 3.18(a)(i) and Section 3.18(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Entity relating to the satisfaction of Laws necessary to obtain the most favorable tax treatment and (G) all other material Contracts relating to each Employee Plan, including administrative service agreements.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Laws, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Entity. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may reasonably be expected to cease to apply.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination or opinion letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(d) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for. Except as required by Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to increase any benefits under any Employee Plan.

(e) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(g) Neither the Company, nor any of its Subsidiaries, nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan provides material welfare benefits that are not fully insured through an insurance contract.

(h) No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar state, local or foreign Law.

(i) No Employee Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through December 31, 2008 and thereafter in compliance with the Final Treasury Regulations issued under Section 409A of the Code. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, and (2) has been properly accounted for in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.

(k) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

(l) All contracts of employment or for services with any employee of the Company or any of its Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries, can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment required by applicable Laws).

(m) No International Employee Plan has Liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accrued.

(n) Each Employee Plan (not including any Employee Plan which is an individual employment Contract) can be amended, terminated or otherwise discontinued following the Effective for any reason without Liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

3.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no activities or proceedings pending or, to the knowledge of the Company, threatened or reasonably anticipated by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees or the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (x) any Person as an independent contractor rather than as an employee, (y) any employee leased from another employer, or (z) any employee currently or formerly classified as exempt from overtime wages.

(c) Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any Liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law.

3.20 Real Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a true and complete list of all of the real property owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Property”). Except as set forth in Section 3.20(a) of the Company Disclosure Letter, the Company owns the Owned Real property free and clear of all Liens, except for Permitted Liens. The Company has delivered a true and correct copy of a title policy for the Owned Real Property to Parent.

(b) Section 3.20(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the material leases, subleases, licenses, or other agreements in existence as of the date hereof under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (collectively, the “Leases;” such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”) including, with respect to each Lease, the name of the lessor, or the master lessor and sublessor, the date and term of the Lease and each amendment thereto, the square footage of the premises leased thereunder, and the aggregate annual rental payable thereunder. The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, and subordination agreements). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens except Permitted Liens. Section 3.20(b)(ii) of the Company Disclosure Letter contains a complete and accurate list of all of the leases, subleases, licenses, or other agreements in existence as of the date hereof granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Real Property (collectively, the “Third Party Leases”) including, with respect to each such Third Party Lease, the name of the master lessor, sublessor and sublessee, the date of the Third Party Lease and each amendment thereto, the square footage of the premises leased thereunder, and the aggregate annual rental payable thereunder. The Leases and the Third Party Leases are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Lease or Third Party Lease, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto. Neither the Company nor any of its Subsidiaries would be reasonably required to expend more than $25,000 in causing any Real Property to comply with the surrender conditions set forth in the applicable Lease. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases.

(c) Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any Real Property. The Company and its Subsidiaries as of the date hereof occupy all of the Real Property for the operation of their business except as set forth in Section 3.20(b)(ii) of the Company Disclosure Letter and, except pursuant to Third Party Leases, there are no other parties occupying or with a right to occupy the Real Property. The Company and its Subsidiaries do not use or occupy or have the right to use or occupy any real property other than the Real Property. The Company has not transferred or assigned any interest in any Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity, except as described in Section 3.20(b)(ii) of the Company Disclosure Letter.

(d) Each Real Property and all of its operating systems are in good operating condition and repair, and free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, is maintained in a manner consistent with industry standards generally followed with respect to similar property, and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(e) The Company has not received any written notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such Real Property or the premiums for the insurance thereof. No written notice has been given by any insurance company which has issued a policy with respect to any portion of any Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(f) Neither the operations of the Company or any of its Subsidiaries on the Real Property nor, to the knowledge of the Company, any Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or other Law relating to such property.

(g) Except to the extent that such would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) there is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any Real Property or any portion thereof, and the Company has no knowledge that any such action is currently contemplated, (ii) there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company, or, to the knowledge of the Company, against third parties affecting any Real Property, and the Company is not aware of any facts which might result in any such Legal Proceeding, and (iii) there are no pending or, to the knowledge of the Company, threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Real Property.

3.21 Assets; Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions, Permitted Liens, or defects in title that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.22 Intellectual Property.

(a) Section 3.22(a) of the Company Disclosure Letter contains a complete and accurate list of all Company Products and all Domain Names under which Company operates its business as of the date hereof.

(b) Section 3.22(b) of the Company Disclosure Letter contains a complete and accurate list of the Company Intellectual Property Rights as of the date hereof that are Registered IP and material unregistered Trademarks (“Company Registered IP”), in each case listing, as applicable, (i) the name of the applicant/registrant, inventor/author and current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date, and issuance/registration/grant date, and (v) the prosecution status thereof.

(c) The Company Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company has no knowledge of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of such Company Registered IP invalid or unenforceable, or would materially affect any pending application for any Company Registered IP. The Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application or proceedings for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered IP.

(d) With respect to each item of Company Registered IP: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) is in compliance with all formal legal requirements with respect thereto (including payment of filing, examination and maintenance fees and proofs of use), and (iii) is not subject to any unpaid maintenance fees or taxes. There are no actions that must be taken by Company or its Subsidiaries within ninety (90) days of the Termination Date, including, with respect to each item of Company Registered IP, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered IP.

(e) The Company or one of its Subsidiaries has valid and enforceable written agreements with respect to Company Intellectual Property Rights, pursuant to which: (i) the Company or one of its Subsidiaries has obtained complete, unencumbered, irrevocable, unrestricted and exclusive ownership of, or exclusive license rights to all such Company Intellectual Property Rights by valid assignment or otherwise (including the rights to recover unrecovered past, present and future damages for infringement or misappropriation of such Intellectual Property Rights) and (ii) the other parties thereto have not retained and do not have any rights or licenses with respect to the Company Intellectual Property Rights. This Agreement and the transactions contemplated hereunder do not conflict with or violate such third party agreements and no basis exists for such third party to challenge or object to this Agreement. In each case in which the Company or any of its Subsidiaries have acquired ownership of any Company Registered IP, the Company or one of its Subsidiaries has recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws.

(f) Section 3.22(f) of the Company Disclosure Letter contain a complete and accurate list of all Contracts as of the date hereof (i) under which the Company or any of its Subsidiaries use or have acquired ownership or the right to use any Company IP, other than Shrink-Wrap Code or (ii) under which the Company or any of its Subsidiaries have licensed to others the right to use or agreed to transfer to others any Technology or Intellectual Property Rights that are or were Company IP and/or Company Products, other than non-disclosure agreements the Company has entered into in the ordinary course of business (such Contacts, the “Company IP Agreements”). The Company has delivered or made available to Parent complete and correct copies of each such Company IP Agreement. Each Company IP Agreement is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect. Neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Company IP Agreement, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. To the knowledge of the Company, there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements.

(g) The Company and its Subsidiaries own or have sufficient rights to all Intellectual Property Rights and Technology that are either used in, necessary for, or that would be infringed by, the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted. Without limiting the foregoing, the Company and its Subsidiaries have the right to use all software development tools, library functions, or compilers that the Company or its Subsidiaries (i) use to create, modify, compile, or support the Company Products that are Software or (ii) use to provide any Company Products that are services. Neither the operation of the business of the Company nor the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Company Products by Company or its Subsidiaries, did, or do, or will: (A) infringe or misappropriate the Intellectual Property Rights of any Person; (B) violate the rights of any Person (including rights to privacy or publicity); or (C) constitute unfair competition or trade practices under the Laws of any jurisdiction (nor does Company have knowledge of any basis therefore).

(h) The Company and its Subsidiaries own all right, title and interest in, or have exclusive license rights to, the Company Intellectual Property Rights, free and clear of all Liens other than (i) obligations arising under the terms of any of the Company IP Agreements listed on Section 3.22(f) of the Company Disclosure Letter and (ii) Permitted Liens. All Company Intellectual Property Rights will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party. The Company and its Subsidiaries have, and following the Effective Time, the Parent will have the exclusive right to bring actions against any person that is infringing any Company Intellectual Property Rights and to retain for themselves any damages recovered in any such action. Neither the Company nor any of its Subsidiaries have transferred ownership of, let lapse or enter into the public domain or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of any Company Intellectual Property Rights to any other Person. No Person other than the Company and its Subsidiaries has ownership rights or exclusive license rights to any improvement or derivative works made by or for Company or one of its Subsidiaries in any Company IP or Company Intellectual Property Rights.

(i) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company IP, and to the knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any such Trade Secrets by any Person. To the knowledge of the Company, all use and disclosure of Trade Secrets owned by another Person by the Company or any of its Subsidiaries have been pursuant to the terms of a written agreement with such Person or such use and disclosure by the Company or any of its Subsidiaries was otherwise lawful. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent which (i) assigns to the Company or one of its Subsidiaries all right, title and interest (including the sole right to enforce) in any Intellectual Property Rights arising therefrom and (ii) provides commercially reasonable protection for Trade Secrets of the Company and its Subsidiaries. All current or former employees, consultants and contractors of the Company or any Subsidiary that have created any Company IP have executed such agreements, and, to the knowledge of the Company, no party to any such agreement is in material breach thereof.

(j) To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon or otherwise violating any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging the same.

(k) There is and has not been in the prior six (6) years any Legal Proceeding made, conducted or brought by a third party that has been served upon, filed or threatened in writing, or, to the knowledge of the Company, otherwise threatened, with respect to (i) any alleged infringement or other violation by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or any of its Subsidiaries’ business of the Intellectual Property Rights of such third party or (ii) any challenge to the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP or Company Intellectual Property Rights. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use, transfer or licensing of any Company IP or Company Intellectual Property Rights or other Intellectual Property Rights.

(l) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property Rights, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) any payment of fees, penalties, royalties or expenses under any Company IP Agreement that would not have been payable absent this Agreement and the consummation of the transactions contemplated hereby, (iv) change in the scope or nature of any Intellectual Property Rights granted to, or by, the Company or its Subsidiaries, (v) the imposition of any Lien on any Owned Company IP, or (vi) after the Merger, (A) Parent or any of its Subsidiaries or Affiliates being required to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Intellectual Property Rights, (B) Parent or any of its Subsidiaries or Affiliates being bound by, or subject to, any non-competition, non-solicitation, exclusivity or other material restriction on the operation or scope of their respective business, or (C) Parent or any of its Subsidiaries or Affiliates being obligated to pay any incremental royalties or other material amounts, offer any incremental discounts or being bound by any “most favored pricing” terms to any third party except to the extent, in each case with respect to clause (A), (B) or (C), caused by a contract to which Parent or any of its Subsidiaries or Affiliates is a party.

(m) Except as set forth in Section 3.22(m) of the Company Disclosure Letter, no Software that constitutes Public Software was or is used in, incorporated into, integrated or bundled with any Company Product, Company IP, or incorporated in or used in the development or compilation of any Company Products or otherwise distributed by the Company or its Subsidiaries. Section 3.22(m) of the Company Disclosure Letter sets forth a list of all Public Software that is included in, or provided or distributed with, any Company Product as of the date hereof and for each use of Public Software: (i) the name of the Public Software; (ii) a description of the functionality of the Public Software, (iii) the applicable license terms and website (or other source) from which it was obtained, (iv) the applicable Company Product, (v) whether or not the Public Software has been modified, (vi) to the knowledge of Company, the copyright holder(s) of such Public Software, and (vii) a description of any modifications to such Public Software made by the Company or its Subsidiaries.

(n) The Company and its Subsidiaries are in full compliance with all Public Software license agreements to which the Company or a Subsidiary, as applicable, is a party, and the Company’s and its Subsidiaries’ use or incorporation of Public Software has not and does not (i) grant to any third party any rights in the Company’s or a Subsidiary’s products, services or intellectual property, (ii) require the licensing, disclosure, or distribution of any Software developed by or for the Company or a Subsidiary, (iii) require the Company or a Subsidiary to license the use of its products or services to third parties without charge, or (iv) create restrictions on or immunities to the Company’s or its Subsidiaries’ enforcement of its intellectual property rights.

(o) Neither the Company nor any of its Subsidiaries have granted any Intellectual Property Rights or any licenses to use any Source Code, including Confidential Technology escrow agreements. None of the Confidential Technology for the Company Products has been published or disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the knowledge of the Company, by any other person except as authorized by the Company under a non-disclosure agreement. No condition has occurred that would be sufficient to entitle the beneficiary under any technology escrow arrangement under which the Company or any of its Subsidiaries have deposited any material Confidential Technology for any Company Product to require release of such Confidential Technology. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any Confidential Technology escrow arrangement under which the Company or any of its Subsidiaries have deposited any material Confidential Technology for any Company Product to require release of such Confidential Technology.

(p) All data which has been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all applicable U.S. and foreign Laws, guidelines, contracts, and industry standards. Neither the Company nor its Subsidiaries has received a notice of noncompliance with applicable data protection Laws, guidelines or industry standards. The Company and its Subsidiaries have made all registrations that the Company and its Subsidiaries are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due within ninety (90) days of the date hereof duly made. The Company’s and its Subsidiaries’ practices are, and have always been, in compliance with (i) their then-current privacy policy, including the privacy policy posted on the Company’s and its Subsidiaries’ websites, and (ii) their customers’ privacy policies, when required to do so by contract. The Company and its Subsidiaries have implemented and maintained commercially reasonable measures to protect and maintain the confidential nature of any personal information. The Company and its Subsidiaries have adequate technological and procedural measures in place to protect personal information collected by Company or a Subsidiary of the Company against loss, theft and unauthorized access or disclosure. The Company and its Subsidiaries have the full power and authority to transfer any and all rights in any personal information in the Company’s and its Subsidiaries’ possession or control to Parent, there are no provisions in any applicable privacy policy that would prevent or restrict such transfer and, to the knowledge of the Company, there are no applicable Laws that would prevent or restrict such transfer. Neither the Company nor any of its Subsidiaries is subject to any obligation that would prevent Parent from using the personal information in a manner consistent with any law or industry standard regarding the collection, retention, use, or disclosure of such information.

(q) To the knowledge of the Company, there are no design, manufacturing, or other defects or errors in the Company Products or Company IP, that have not been fully resolved, including without limitation (i) defects or errors that permit unauthorized access to computers or systems of users through those Company Products or Company IP, (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or Company IP (or all parts thereof) or data or other software of users, (iii) any defects or errors which have led or would reasonably be expected to lead to any broad or limited recall of the Company Products, (iv) any defects or errors which affect the safety, functionality or use of the Company Products for their intended purposes or (v) any defects or errors which would breach any Contract entered into by the Company or its Subsidiaries with respect to the Company Products.

(r) The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to prevent viruses and other disabling codes from entering Company Products and Company IP and otherwise safeguard the information technology systems of the Company and its Subsidiaries. To the knowledge of the Company, there have been no successful unauthorized intrusions or breaches of the security of information technology systems of the Company and its Subsidiaries. The Company and its Subsidiaries have sufficient and industry-standard disaster recovery plans procedures and facilities for the business.

(s) To the knowledge of the Company, neither the Company nor any of its Subsidiaries have extended or granted any refund rights with respect to any Company Products other than in the ordinary course of business consistent with past practices. None of the Company’s or its Subsidiaries’ customers, the distributors of the Company Products, or end users have claimed to Company or its Subsidiaries (or to their distributors), that the Company Products are defective or otherwise not in compliance with the applicable Warranties other than any such claim that does not exceed $100,000 individually and any such claims that do not exceed $500,000 in the aggregate. The Company has no knowledge of any fact, or of the occurrence of any event, that might reasonably form the basis of any present or future claim against the Company or its Subsidiaries, whether or not fully covered by insurance, for Liability on account of negligence or product liability or on account of any Warranties other than any such claim that would not exceed $100,000 individually and any such claims that would not exceed $500,000 in the aggregate. “Warranties” shall mean all obligations to service, repair (including, without limitation, to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the provision, license or sale of Company Products.

(t) Section 3.22(t)(i) of the Company Disclosure Letter sets forth a true and complete list of all industry standards bodies or similar organizations related to the business in which the Company and/or any of its Subsidiaries has participated and Section 3.22(t)(ii) of the Company Disclosure Letter sets forth a true and complete list of all industry standards bodies or similar organizations related to the business in which the Company and/or any of its Subsidiaries is or was a member. None of the Company IP or Company Intellectual Property Rights is subject to any claim, right to use, license or obligation to license as a result of the participation or membership in, or utilization of the work of, any standards body, consortium or organization, nor is there any claim, license, right to use or obligation to license any of the Company IP or Company Intellectual Property Rights to any third party as a result of the participation or membership in, or utilization of the work of, any standards body, consortium or organization.

(u) No rights have been granted to any Governmental Entity with respect to any Company Product, Company Technology or under any Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company Products in the ordinary course of business consistent with past practices.

3.23 Export Control and Import Laws.

(a) The Company and each of its Subsidiaries have complied in all material respects with all applicable export and reexport control and trade and economic sanctions Laws (“Export Controls”), including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State and any applicable anti-boycott compliance regulations except for such noncompliance that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has directly or indirectly sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Laws of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. The Company and its Subsidiaries are in compliance with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations

(b) Section 3.23 of the Company Disclosure Letter accurately describes all of (1) the goods, services, items, software, technology, and technical data of the Company and its subsidiaries along with the appropriate classification, including their Export Control Classification Numbers (“ECCNs”) or designation on the U.S. Munitions List (“USML”); (2) the countries to which these goods, services, items, software, technology, or technical data have been exported; and (3) the licenses and license exceptions currently held or claimed by the Company and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or reexport of goods, services, items, software, technology, or technical data of the Company or any

Subsidiary. All such licenses are valid and in full force and effect. The Company and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(c) Except as authorized under applicable Laws or pursuant to valid licenses, the Company and its Subsidiaries have not released, disclosed, or allowed access to technical data or technology to any foreign national whether in the United State or abroad.

(d) No Legal Proceeding, claim, request for information, or subpoena is pending, or to the knowledge of the Company, threatened, concerning or relating to any export, reexport, or import activity of the Company or any of its Subsidiaries. No voluntary self disclosures have been filed by or for the Company or any of its Subsidiaries with respect to possible violations of Export Controls and Import Restrictions.

(e) Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that would result in any Liability for any violation of Export Control and Import Restrictions.

(f) The Company and its Subsidiaries, including, to the knowledge of the Company, all of their customs brokers and freight forwarders, have maintained all records required to be maintained regarding the business of the Company and its Subsidiaries as required under the Export Control and Import Restrictions.

3.24 Insurance. All material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, title, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, are listed in Section 3.24 of the Company Disclosure Schedule. All such insurance policies are in full force and effect, no written notice of cancellation has been received, and there is no existing default or event which, with the giving of written notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.25 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

3.26 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

3.27 Brokers; Fees and Expenses. Except for Oppenheimer & Co., Inc. (true and correct copies of whose engagement letter has been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger). Any engagement with any investment banker, broker, finder, agent or other Person other than Oppenheimer & Co., Inc. has expired and is no longer in effect.

3.28 Opinion of Financial Advisors. The Company has received the oral opinion of Oppenheimer & Co., Inc. (to be confirmed in writing) to the effect that, as of the date of the approval of this Agreement by the

Company Board, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.29 State Anti-Takeover Statutes. No “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law or regulation (collectively, “Takeover Laws”) of any jurisdiction is applicable to the Company, any of its Subsidiaries, the Shares, this Agreement, the Voting Agreements or any of the transactions contemplated hereby (including the Merger) or thereby.

3.30 Customers and Suppliers.

(a) Neither the Company nor any of its Subsidiaries has any outstanding disputes concerning any Company Products with any customer, who in either (i) the three fiscal years ended March 30, 2013 was, and/or (ii) the fiscal year ending March 31, 2014 is projected to be, one of the twenty (20) largest customers of Company Products based on amounts paid or payable to the Company or its Subsidiaries by such customers (each, a “Significant Customer”) other than any such dispute that did not, and/or is not projected to, exceed $100,000 individually and any such disputes that did not, and/or are not projected to, exceed $500,000 in the aggregate. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries after the consummation of the transactions contemplated hereby or that such Significant Customer intends to terminate or materially modify any existing Contracts with the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has any outstanding dispute concerning products and/or services provided by any supplier, who in either (i) the fiscal year ended March 30, 2013 was, and/or (ii) in the fiscal year ending March 31, 2014 is projected to be, one of the ten (10) largest suppliers of products and/or services to the Company and its Subsidiaries based on amounts paid or payable by the Company and its Subsidiaries to such supplier (each, a “Significant Supplier”) other than any such dispute that did not, and/or is not projected to, exceed $50,000 individually and any such disputes that did not, and/or are not projected to, exceed $150,000 in the aggregate. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent) of any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the state of their respective incorporation and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

4.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Parent or Merger Sub or, (ii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound except in the case of clause (ii) above, for such violations or conflicts which, individually or in the aggregate, could not have a Parent Material Adverse Effect.

(b) No Consent of any Governmental Entity is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger), except (i) the filing and recordation of the Agreement of Merger with the California Secretary of State, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, could not have a Parent Material Adverse Effect.

4.4 Proxy Statement. None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees for inclusion in Proxy Statement, when filed with the SEC and on the date the Proxy Statement is first sent to shareholders of the Company or at the time of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5 Funds. Parent has, or will have at the Effective Time, the funds necessary to consummate the Merger.

ARTICLE V

INTERIM CONDUCT OF BUSINESS

5.1 Affirmative Obligations of the Company. Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Letter or (c) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned, or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Negative Obligations of the Company. Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Letter or (iii) as approved in advance by Parent in writing, which approval shall not be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) propose to adopt any amendments to or amend its articles of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Company Options or other equity awards outstanding prior to the date hereto; provided, however, that if the Merger has not been consummated on or prior to the date that is sixty (60) days from the date hereof, the Company may make option grants consistent with past practices to new hires;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(d) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) except as may be required by applicable Laws, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof except that the Company may make awards under the Profit Sharing Bonus Incentive Plan consistent with past practices and may terminate and make distributions under its Non-Qualified Deferred Compensation Plan (“NQDCP”);

(h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates or Associates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(j) enter into, amend, or extend any Collective Bargaining Agreement;

(k) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except either (i) transactions pursuant to existing Contracts which are not material to the Company, individually or in the aggregate, or (ii) in connection with the manufacture or sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice or (iii) transactions involving movement of investments between cash and short-term securities;

(l) except as may be required as a result of a change in applicable Laws or in GAAP, make any change in any of the accounting principles or practices used by it;

(m) (i) make or change any material Tax election, (ii) file any material Tax Return or any amended Tax Return, (iii) settle or compromise any material Liability for Taxes, (iv) adopt or change any Tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(n) enter into or amend a Company IP Agreement (except for the grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice) or grant any release or relinquishment of any rights under any Company IP Agreement;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, Lien or charge affecting any real property or any part thereof; convey any interest in any Real Property; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

(p) (i) sell, lease, license (except as provided in Section 5.2(k)) or transfer to any person or entity any rights to any Company IP, (ii) purchase or license (except as provided in Section 5.2(k)) any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Intellectual Property Rights of any person or entity (except as provided in Section 5.2(k)), (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property or Intellectual Property Rights with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property or Intellectual Property Rights to the Company; (v) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products or technology of the Company; or (vi) enter into or amend any agreement pursuant to which any other party is granted development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;

(q) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Material Contract (other than in the ordinary course of business consistent with past practice) or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract or (iii) authorize, incur or commit to incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its Subsidiaries in excess of $250,000; provided that Parent approval of capital expenditures in excess of $250,000 which are necessary to fulfill existing Contracts shall not be unreasonably withheld;

(r) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that, individually or in the aggregate, is not and could not be material to the Company and its Subsidiaries, taken as a whole;

(s) except as required by applicable Laws or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t) except as required by applicable Laws, convene any regular or special meeting (or any adjournment or postponement thereof) of the shareholders of the Company other than the Company Shareholders’ Meeting;

(u) hire any employee without requiring them to execute the Company’s standard form of confidentiality and inventions assignment agreement; or

(v) enter into a Contract to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement) and to enforce the provisions of any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent). Such written requests shall contain a notice to each Person that any information that is sent to the Company in the future will not be treated as confidential pursuant to such confidentiality agreement.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the “Company Representatives”) not to (and shall not authorize or permit any of them to), directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries that the Company believes or should reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) that the Company believes or should reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would be reasonably expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction or (vi) terminate, amend, modify, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent); provided, however, that notwithstanding the foregoing, prior to obtaining the Requisite Shareholder Approval, the Company Board may, directly or indirectly through Representatives, advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 6.1, with respect to any Person that has made (and not withdrawn) a bona fide, written Acquisition Proposal that did not result from a breach of this Section 6.1, and that the Company Board reasonably concludes in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, (A) engage or participate in discussions or negotiations with such Person and/or (B) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement, the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company or any of its Subsidiaries shall have breached or violated (or be deemed, pursuant to the terms of this Section 6.1, to have breached or violated) the terms of this Section 6.1 in any material respect, (2) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the shareholders of the Company under California Law, (3) solely with respect to the initial contact with such Person, at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and all of the terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(c) Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any Company Representative shall be deemed to be a breach of this Section 6.1 by the Company. The Company shall not enter into any letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement as permitted by Section 6.1(b)) contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to Article VIII and the Company has paid all amounts due to Parent pursuant to Section 8.3, if any.

(d) In addition to the obligations of the Company set forth in Section 6.1(b), the Company shall promptly, and in all cases within twenty four (24) hours of its receipt, advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for information that the Company believes or should reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal or (iii) any inquiry that contributes or would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(e) The Company shall keep Parent promptly (and in all cases within twenty-four (24) hours) informed of the status, details, terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry, and shall promptly (and in all cases within twenty-four (24) hours) provide Parent with copies of all documents and written or electronic communications comprising part of any such Acquisition Proposal exchanged between the Company or any Company Representative, on the one hand, and the Person from which such Acquisition Proposal was received (or such Person’s representatives), on the other hand. In addition to the foregoing, the Company shall provide Parent with at least seventy-two (72) hours (or such shorter period as provided to the members of the Company Board) prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal, an inquiry relating to a potential Acquisition Proposal, or a request to provide nonpublic information to any Person.

6.2 Company Board Recommendation.

(a) Subject to the terms of Section 6.2(b), the Company Board shall (i) recommend that the holders of Shares approve this Agreement in accordance with the applicable provisions of California Law (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation in the Proxy Statement.

(b) Subject to the terms of this Section 6.2(b), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a “Company

Board Recommendation Change”); provided, however, that notwithstanding the foregoing, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Shareholder Approval, if and only if:

(i) (A) the Company Board has received a bona fide, written Acquisition Proposal that did not result from a breach of Section 6.1 that constitutes a Superior Proposal, (B) neither the Company nor any of its Subsidiaries shall have breached or violated (or be deemed, pursuant to the terms hereof, to have breached or violated) the provisions of Section 6.1 in any material respect, (C) the Company Board determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (E) below), that, in light of such Superior Proposal, the failure of the Company Board to effect a Company Board Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties to shareholders of the Company under California Law, (D) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days’ notice thereof (which notice shall include the most current version of such definitive agreement and, to the extent not included therein, the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) and the opportunity to meet with the Company Board and its outside legal counsel during such five (5) Business Day period, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so as to obviate the need for the Company Board to effect a Company Board Recommendation Change, and (E) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to shareholders of the Company as such Superior Proposal (it being understood that any change to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice pursuant to clause (D) above and a new five (5) Business Day period pursuant to this clause (D)); or

(ii) (A) an “Intervening Event” as defined below shall have occurred and be continuing, (B) the Company Board determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (D) below), that, in light of such Intervening Event, the failure of the Company Board to effect a Company Board Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties to shareholders of the Company under California Law, (C) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days’ notice thereof (which notice shall include a written explanation of the Company Board’s basis and rationale for proposing to effect such Company Board Recommendation Change) and the opportunity to meet with the Company Board and its outside legal counsel during such five (5) Business Day period, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so as to obviate the need for the Company Board to effect a Company Board Recommendation Change, and (D) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, would obviate the need for the Company Board to effect such Company Board Recommendation Change. For these purposes, an “Intervening Event” means a material fact, event, change, development or set of circumstances occurring or existing after the date of this Agreement with respect to the business, operations, financial condition or results of operations of the Company or any of its Subsidiaries (and not relating in any way to (x) an Acquisition Proposal or (y) any fluctuation in the market price or trading volume of the Shares, in and of itself) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement.

(c) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act that the Company Board determines in good faith (after consultation with outside legal counsel) that such disclosure is likely required in order to comply with its fiduciary duties to shareholders of the Company under California Law; provided that any statement(s) made by the Company Board pursuant to this sentence shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII (it being acknowledged and agreed that any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act or any other disclosure made pursuant to Section 6.2(c) that is limited to describing the existence and terms of any Acquisition Proposal, shall be deemed to be in a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication).

(d) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions on “control share acquisitions” contained in any Takeover Law or otherwise cause such restrictions not to apply. To the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver or other exemption that may have been heretofore granted to any such Person or any Acquisition Proposal under any such provision.

6.3 Company Shareholders’ Meeting. The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the shareholders of the Company (the “Company Shareholders’ Meeting”) as promptly as practicable following the date of this Agreement (and in no event later than 30 days after the commencement of the mailing of the Proxy Statement to the Company’s shareholders) for the purpose of voting upon the adoption of this Agreement in accordance with California Law. Notwithstanding the foregoing, (i) if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Shareholders’ Meeting, the Company may extend the date of the Company Shareholders’ Meeting to the extent (and only to the extent) necessary in order to conduct business at the Company Shareholders’ Meeting, (ii) the Company may delay the Company Shareholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement, and (iii) with the prior written consent of Parent or if Parent requests an extension, the Company shall delay the Company Shareholders’ Meeting for a period not to exceed ten (10) Business Days. The Company shall solicit from shareholders of the Company proxies in favor of the adoption of this Agreement in accordance with California Law, and shall use its reasonable best efforts to secure the Requisite Shareholder Approval at the Company Shareholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Shareholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with California Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that shareholders of the Company reject it. Unless this Agreement has been terminated pursuant to Section 8.1(d)(ii), the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Shareholders’ Meeting pursuant to this Section 6.3 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

6.4 Proxy Statement.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and no later than the tenth (10th) Business Day following the public announcement of the execution and delivery of this Agreement, the Company shall file with the SEC the Proxy Statement for use in connection with the solicitation of proxies from shareholders of the Company in connection with the Merger and the Company Shareholders’ Meeting. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Laws, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to shareholders of the Company as promptly as practicable following the filing thereof with the SEC. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall file with the SEC the definitive Proxy Statement, and shall cause the mailing of the definitive Proxy Statement to the shareholders of the Company, on or prior to the second (2nd) Business Day immediately following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, including in such filings, amendments, supplements and correspondence all comments reasonably proposed by Parent and receiving the approval of Parent (which approval shall not be unreasonably withheld or delayed). The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith, and shall provide Parent with copies of all correspondence between the Company or any of its advisors or representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing with the SEC. If the Company or its outside legal counsel intends to initiate a telephone conference or meet with the SEC and its staff related to the Proxy Statement, this Agreement or the Merger, the Company shall so inform the Parent and solicit input on the items planned to be discussed during such telephone conference or meeting. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not include any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, California Law and the rules of the Nasdaq.

(b) Unless this Agreement is earlier terminated pursuant to Article VIII, subject to the terms of Section 6.2(b), the Company shall include in the Proxy Statement the Company Board Recommendation.

6.5 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII hereof to be satisfied or fulfilled; (ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger); (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing provisions of Section 6.5(a), as soon as may be reasonably practicable following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control Laws and regulations of any applicable foreign jurisdiction or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings,

(ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate. Parent and the Company shall share equally all fees and expenses incurred in connection with filings made in connection with this Section 6.5(b). Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement (including the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement (including the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) Without limiting the generality of the foregoing provisions of Section 6.5(a), in the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Merger), the Company, at the direction of the Company Board, shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Merger).

(d) Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Parent nor Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its Subsidiaries to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its Subsidiaries to exercise full rights of ownership of the shares of Company Common Stock, other than, in the case of clauses (A), (B) and (C) above, for any such sale, divestiture, license, disposition, holding separate, limitation or regulation that, individually or in the aggregate, would be immaterial to Parent and/or the Company and their respective Subsidiaries, taken as a whole (with materiality, for purposes of this provision, being measured in relation to the Company and its Subsidiaries taken as a whole) (any of the foregoing, an “Antitrust Restraint”).

6.6 Access.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives full and complete access during normal business hours, upon reasonable notice, to the assets (including the Company IP, design processes and source code), properties (including the right to conduct an environmental site assessment and audit of the properties), books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may request; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to Parent pursuant to this Section 6.6.

(b) In particular, but without limitation, from and after the date of this Agreement, Parent and its agents, contractors and representatives shall have the right and privilege of entering upon all properties leased or occupied by the Company or any of its Subsidiaries and of reviewing the Company’s books and records regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which Parent may deem necessary or appropriate. Parent’s exercise of its right to inspect such properties, or Parent’s election not to inspect any property, shall in no way be interpreted as a waiver of any of Parent’s rights or remedies contained in this Agreement, including, without limitation, Parent’s right to rely upon the Company’s representations and warranties in this Agreement.

(c) Parent and the Company agree to mutually cooperate in testing the Company’s IT systems for compatibility and interoperability with Parent’s IT systems and in other like matters as reasonably requested by Parent prior to Closing. In particular, but without limitation, from and after the date of the satisfaction of the condition set forth in Section 7.1(b), the Company shall provide to Parent the information described on Schedule 6.6(c) for purposes of allowing Parent to test its internal business systems ability to accept and process Company data.

6.7 Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect if such would give rise to the ability of the Parent not to close under Section 7.2(a), or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to Parent pursuant to this Section 6.7(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company shall give prompt notice to Parent of any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to Parent pursuant to this Section 6.7(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect if such would give rise to the ability of the Company not to close under Section 7.3(a), or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to the Company pursuant to this Section 6.7(c).

6.8 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation and shall consider Parent’s views with respect to such shareholder litigation and shall not settle any such shareholder litigation without the prior written consent of Parent.

6.9 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated January 14, 2014 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to take any action contemplated by this Agreement, including the making of any counter-offer or proposal contemplated by Section 6.2(b) (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).

6.10 Public Disclosure. None of the parties shall, without the prior written consent of other party or parties, as applicable, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby (including the Merger), except as may be required by applicable Law or any listing agreement with a national securities exchange, in which case such party shall make commercially reasonable efforts to consult with the other party or parties prior to any such release or public statement. Notwithstanding the foregoing, Parent and the Company may make public statements in response to specific questions by the press, analysts or investors so long as any such statement is consistent with previous public statements permitted by this Section 6.10.

6.11 Company Options.

(a) At the Effective Time, each Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (or vests as a result of the consummation of the transactions contemplated hereby) (each, a “Cancelled Option”) shall, by virtue of the Merger and at the direction of Parent (which is hereby given pursuant to this Agreement), be cancelled and terminated and converted into the right to receive an amount in cash, without interest, with respect to each share underlying such Cancelled Option, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Cancelled Option (such amount being hereinafter referred to as the “Option Consideration”). The holder of each Cancelled Option shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no even later than the Company’s first full payroll after the Effective Time) from the Surviving Corporation, an amount in cash equal to the Option Consideration. If the exercise price per share of any such Cancelled Option is equal to or greater than the Merger Consideration, such Company Option shall, by direction of Parent (which is hereby given pursuant to this Agreement), be cancelled without any cash payment being made in respect thereof. The payment of Option Consideration to the holder of a Cancelled Option shall be reduced by any income or employment tax withholding required under the Code, any applicable Law, or as otherwise agreed by the parties at the time the Company Option was granted.

(b) At the Effective Time, each Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby) shall be assumed by Parent (each, an “Assumed Option”). Each such Assumed Option shall be subject to substantially the same terms and conditions as applied to the related Company Option immediately prior to the Effective Time, including the vesting schedule applicable thereto, except that (A) the number of shares of Parent Common Stock subject to each Assumed Option shall be equal to the product of (x) the number of shares of Company Common Stock underlying such unvested Assumed Option as of immediately prior to the Effective Time multiplied by (y) the Exchange Ratio (with the resulting number rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option shall be equal to the quotient determined by dividing (x) the exercise price per share at which such Assumed Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Each Assumed Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Assumed Option qualified as an incentive stock option prior to the Effective Time, and, further, that the assumption of Assumed Options pursuant to this Section 6.11(b) shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 6.11(b) will be construed consistent with this intent.

6.12 Employee Matters.

(a) The Company shall terminate, effective no later than the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “Retirement Plan Termination Date”), any and all employee retirement plans qualified under Section 401(a) of the Code (the “Retirement Plans”) maintained by the Company or any of its Subsidiaries, unless Parent provides written notice to the Company at least three (3) Business Days prior to the Effective Time that such Retirement Plans shall not be terminated. The Company shall provide Parent evidence that the Retirement Plans of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the review and approval of Parent. The Company shall also take such other actions in furtherance of terminating any such Retirement Plans as Parent may reasonably request. As soon as practicable following the Retirement Plan Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in any 401(k) plan maintained by the Company or any of its Subsidiaries immediately prior to the Retirement Plan Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from any terminated 401(k) plan maintained by the Company or any of its Subsidiaries, including any outstanding participant loans from such 401(k) plans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of the Parent 401(k) plan, or as may be prohibited by Parent’s 401(k) plan.

(b) From and after the Effective Time through the date which is five (5) months after the date on which the Effective Time occurs, or such longer period as may be required by applicable Law, Parent will provide, or will cause to be provided, to all Continuing Employees who remain employed by Parent or any Subsidiary of Parent, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such Continuing Employees immediately prior to the Effective Time (excluding benefits derived from awards under any equity incentive plan). Following the Effective Time and to the extent permitted by applicable Laws, Parent shall, or shall cause any Subsidiary of Parent, including the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of Continuing Employees in connection with all employee benefit plans, programs or policies of Parent or its Subsidiaries in which Continuing Employees first become eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (including vacation), including applicability of minimum waiting periods for participation, (but not to the extent that such recognition would result in duplication of benefits). In these regards, for purposes of determining the annual deductible, co-pay and out-of pocket expense limitation under its health plan for Continuing Employees who become eligible during the 2014 plan year, Parent will credit health plan expenses incurred by Continuing Employees during 2014 prior to the Effective Time as though they were incurred immediately after the Effective Time. Parent shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who are participating in the Company’s group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation.

(c) The Company shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company or any of its Subsidiaries, effective in each case no later than the day immediately preceding the Effective Time. The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent).

(d) Prior to the Effective Time, the Company ESPP shall be terminated. The rights of participants in the Company ESPP with respect to any offering period then underway under such Company ESPP shall be determined by treating the last business day prior to, or if preferable administratively, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company ESPP. The Company shall provide that no additional offering period or purchase period shall commence under the Company ESPP after March 31, 2014. Prior to the Effective Time, and subject to the reasonable review and approval by Parent, the Company shall take all actions necessary give effect to the transactions contemplated by this Section 6.12(d).

(e) Nothing in this Agreement shall (x) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Company in any respect, or (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Closing. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries.

6.13 Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations (including the financial obligations) of the Company and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Control Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Laws.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time, on terms with respect to the coverage and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance, provided further, however, that in satisfying its obligations under this Section 6.13(b) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred percent (200%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.13 of the Company Disclosure Letter), provided that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance and for an amount not to exceed three hundred fifty percent (350%) of the amount paid by the

Company for coverage for its last full fiscal year. In the event that the Company does not purchase the Tail Policy, Parent may purchase a Tail Policy on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. In the event that either the Company or Parent shall purchase such a Tail Policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.13(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any entity, then, and in each such case, proper provision shall be made so that the successors and assigns of such surviving corporation shall expressly assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.13 and have at least substantially equal financial ability as the Company (immediately prior to such transaction) to satisfy the obligations of the parties pursuant to this Section 6.13 prior to such merger, consolidation or transfer becoming effective.

(d) The obligations under this Section 6.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.13, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives)) under this Section 6.13 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreement of or entered into by the Company or any of its Subsidiaries, or applicable Laws.

6.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

6.15 Insurance Policies. The Company shall take all actions reasonably necessary to ensure that all of its current and legacy insurance policies are available for the benefit of the Surviving Corporation, including with respect any instances where an occurrence and/or claim takes place before the Effective Time and is not made known until after the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b) Antitrust and Other Governmental Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated.

(c) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, entered or enforced any Law that is in effect and has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction. No court of competent jurisdiction shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by Parent and Merger Sub:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representation and the Specified Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date)), except for any failure to be so true and correct that does not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) each of the representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Subsidiaries), Section 3.3 (Authorization), Section 3.27 (Brokers; Fees and Expenses), Section 3.28 (Opinion of Financial Advisors) and Section 3.29 (State Anti-Takeover Statutes) of this Agreement (collectively, the “Specified Representations”) shall have been true and correct in all materials respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date)), and (iii) the representations and warranties set forth in Section 3.4 (Capitalization) of this Agreement (the “Capitalization Representation”) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date)), except for any failure to be so true and correct that would not result in Liabilities to Parent (including as a result of the payment of consideration in respect of additional Shares, shares of other Company Capital Stock, Company Options, Company Securities or Subsidiary Securities in connection with the Merger) that exceed One Million Dollars ($1,000,000.00); and provided further that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of Section 7.2(a)(i), (A) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) such qualifications shall not be disregarded pursuant to the terms of this proviso in the representation and warranty set forth in Section 3.10(a)(i)) and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Covenants and Agreements. The Company shall have performed or complied with in all material respects each of its obligations, covenants and agreements under this Agreement required to be performed or complied with at or prior to the Closing Date.

(c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect) and shall be continuing.

(d) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying as to the satisfaction of the matters set forth in paragraphs (a), (b) and (c) of this Section 7.2.

(e) Government Actions. No Governmental Entity of competent jurisdiction shall have instituted any action, which is pending, seeking to impose an Antitrust Restraint in connection with the Merger.

7.3 Additional Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by the Company:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1 and Section 4.2 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and (ii) each of the representations and warranties of Parent and Merger Sub set forth in this Agreement other than those set forth in Section 4.1 and Section 4.2 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that does not have, individually or in the aggregate, a Parent Material Adverse Effect, except for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date) and provided further that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of Section 7.3(a)(ii), (A) all “Parent Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(b) Covenants and Agreements. Each of Parent and Merger Sub shall have performed or complied with in all material respects each of their respective obligations, covenants and agreements under this Agreement required to be performed or complied with at or prior to the Closing Date.

(c) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub as to the satisfaction of the matters set forth in paragraphs (a) and (b) of this Section 7.3.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Shareholder Approval (except as provided below), provided that the party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party or parties hereto, only as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if (i) the Company Shareholders’ Meeting shall have been held and the Requisite Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof, or (ii) any applicable Law makes consummation of the Merger illegal or any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order enjoining, restraining or otherwise prohibiting the consummation of the Merger; or

(c) by either Parent or the Company, if the Effective Time shall not have occurred on or before July 14, 2014 (the “Termination Date”); provided however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(d) by the Company:

(i) in the event (A) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d)(i) until the earlier to occur of (1) thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (2) the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within such period or if the Company is then in material breach of any covenant, agreement, representation or warranty contained in this Agreement; or

(ii) prior to obtaining the Requisite Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, provided that (A) in accordance with Section 6.2(b)(i), the Company Board has effected a Company Board Recommendation Change and authorized the Company to enter into a definitive agreement for a transaction that constitutes a Superior Proposal, (B) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee Amount payable pursuant to Section 8.3(b)(ii) and (C) immediately following such termination, the Company enters into a definitive agreement with respect to such Superior Proposal; or

(e) by Parent:

(i) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e)(i) until the earlier to occur of (1) thirty (30) calendar days period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e)(i) if such breach or inaccuracy by the Company is cured within such period or if Parent or Merger Sub is then in material breach of any covenant, agreement, representation or warranty contained in this Agreement; or

(ii) in the event that a Triggering Event shall have occurred. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A) the Company shall have breached or violated (or be deemed, pursuant to the terms thereof, to have breached or violated) the provisions of Section 6.1 or Section 6.2 in any material respect (without regard to whether such breach or violation results in an Acquisition Proposal); (B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change; (C) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (D) the Company Board or any committee thereof shall have for any reason approved, or recommended that shareholders of the Company approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); (E) the Company shall have entered into a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.1(b)) accepting or agreeing to discuss or negotiate any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (F) following the date any bona fide Acquisition Proposal is first publicly announced, the Company Board shall have failed to issue a press release that unconditionally reaffirms the Company Board Recommendation within five (5) Business Days after Parent or Merger Sub delivers to the Company a request in writing to do (which request may be made only once with respect to such Acquisition Proposal absent further material changes to such Acquisition Proposal).

8.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any shareholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.9 and Section 6.10, this Section 8.2, and Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any knowing and intentional breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section 6.9), all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in Section 6.5 and Section 8.3(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated. Expenses incurred under the HSR Act or any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control Laws of any applicable foreign jurisdiction shall be shared equally by Parent and the Company.

(b) Company Payments.

(i) In the event that this Agreement is terminated pursuant to Section 8.1(e)(ii), within one Business Day after demand by Parent, the Company shall pay to Parent a fee equal to Fifteen Million Seven Hundred Sixty Thousand Dollars ($15,760,000.00) (the “Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(d)(ii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) The Company shall pay to Parent a fee equal to the Termination Fee Amount (less any amounts previously paid by the Company pursuant to Section 8.3(b)(iv)), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A)(1) this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(c) or (2) this Agreement is terminated pursuant to Section 8.1(e)(i), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement (in the case of any termination referred to in clause (A)(1) above) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (C) within twelve (12) months following such termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a definitive agreement with respect to an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) (for purposes of this Section 8.3(b)(iii), the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(iv) In the event that this Agreement is terminated pursuant to Section 8.1(b)(i), or by Parent pursuant to Section 8.1(e)(i), the Company shall cause to be paid to Parent, in cash, by wire transfer of immediately available funds to an account designated by Parent, within one (1) Business Day thereafter, up to an aggregate amount of $4.0 million of all reasonable and documented out of pocket expenses of Parent and its Affiliates incurred on or after January 1, 2014, including reasonable and documented fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other service providers, incurred by Parent and its Affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby.

(c) Enforcement. The Company acknowledges and hereby agrees that the provisions of Section 8.3(b) are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 8.3(b)) shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement (including Section 1.3(c)), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by shareholders of the Company in accordance with California Law, no amendment shall be made to this Agreement that requires the approval of such shareholders of the Company without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Microchip Technology Incorporated

2355 W. Chandler Blvd.

Chandler, AZ 85224

Attention: Kim van Herk

Vice President, General Counsel and Corporate Secretary

Telecopy No: (480) 792-4112

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746

Attention:         J. Robert Suffoletta, Jr.

Telecopy No.:  (512) 338-5499

and copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention:         Robert T. Ishii and Denny Kwon

Telecopy No.:  (415) 947-2099

(b)	if to the Company, to:

Supertex, Inc.

1235 Bordeaux Drive

Sunnyvale, CA 94089

Attention: Henry C. Pao, CEO

Telecopy No.: (408) 222-4869

with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention:         Steve Wurzburg and Tom Chaffin

Telecopy No.:  (866) 741-1919 and (650) 233-4545

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section 6.9) shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

9.5 Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 6.13, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that provisions of California Law are mandatorily applicable to the Merger.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

MICROCHIP TECHNOLOGY INC.

By:	/s/ Steve Sanghi
Name:	Steve Sanghi
Title:	President and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ORCHID ACQUISITION CORPORATION

By:	/s/ Ganesh Moorthy
Name:	Ganesh Moorthy
Title:	Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SUPERTEX INC.

By:	/s/ Henry C. Pao
Name:	Henry C. Pao
Title:	President and CEO

[AGREEMENT AND PLAN OF MERGER]

Annex A

Form of Voting Agreement

Annex B

EXECUTION COPY

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of February     , 2014 by and among MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation (“Parent”), and the undersigned shareholders (each, a “Shareholder” and collectively, the “Shareholders”) of SUPERTEX, INC., a California corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, Orchid Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of Common Stock, no par value , of the Company (the “Company Common Stock”) will be converted into the right to receive cash in an amount equal to Thirty Three Dollars ($33.00) per share in cash (the “Merger Consideration”).

WHEREAS, as of the date hereof, each Shareholder is the Beneficial Owner (as defined below) of the securities of the Company, including Shares and/or options to purchase Shares (including any Company Options) and/or any other rights to purchase Shares (collectively, the “Company Securities”) as is indicated on the signature page of this Agreement.

WHEREAS, in consideration of the execution of the Merger Agreement by Parent and Merger Sub, each Shareholder (in such Shareholder’s capacity as such) is hereby agreeing to vote the Shares (as defined below) in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A “Beneficial Owner” is a Person who Beneficially Owns securities.

(b) “Covered Shares” shall mean, with respect to each Shareholder, (i) all Company Securities Beneficially Owned by such Shareholder as of the date hereof, and (ii) all additional Company Securities, including any Shares issuable upon the exercise of any options and/or other rights to purchase Shares, of which such Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(c) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) the making of any waiver, amendment or other modification of the Merger Agreement that reduces the amount of, or changes the form or type of, consideration to be received by Company shareholders in the Merger.

(d) A Person shall be deemed to have effected a “Transfer” of a Covered Share if such Person, whether by operation of law or otherwise, directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, gifts over or disposes of such Covered Share or any interest in such Covered Share, or (ii) enters into a Contract providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of, gift over of or disposition of such Covered Share or any interest therein.

2. Transfer of Covered Shares.

(a) Transfer Restrictions. Each Shareholder shall not Transfer or cause or permit any Transfer of any of such Shareholder’s Covered Shares other than to Merger Sub (or Parent on Merger Sub’s behalf) pursuant to the Merger. Notwithstanding the forgoing, if Shareholder is an individual, then Shareholder may Transfer the Covered Shares to Shareholder’s family or trusts established for the benefit of members of Shareholder’s family and if Shareholder is a corporation, then Shareholder may Transfer the Covered Shares to Shareholder’s Affiliates provided that, as a condition to such transfer, the transferee of such shares agrees in writing to be bound by the terms hereof in form and substance reasonably satisfactory to Parent.

(b) Transfer of Voting Rights. Each Shareholder shall not deposit, or permit the deposit of, any of such Shareholder’s Covered Shares in a voting trust, grant, or permit the granting of, any proxy or power of attorney in respect of any of such Shareholder’s Covered Shares, or enter into any voting or similar Contract the terms and conditions of which are inconsistent with the obligations of such Shareholder under this Agreement with respect to any of such Shareholder’s Covered Shares.

3. Agreement to Vote Covered Shares.

(a) At every meeting of the shareholders of the Company (including the Company Shareholders’ Meeting) called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company, each Shareholder shall, or shall cause the holder of record on any applicable record date to, vote or provide a consent with respect to, all of such Shareholder’s Covered Shares:

(i) in favor of the approval of the Merger Agreement, each of the other transactions contemplated by the Merger Agreement, and each other action the taking of which would reasonably be expected to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of the Company or any of its Subsidiaries, (B) any sale, lease or transfer of any significant part of the assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, or (E) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

(b) In the event that a meeting of the shareholders of the Company (including the Company Shareholders’ Meeting) is held, each Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause such Shareholder’s Covered Shares to be counted as present thereat for purposes of establishing a quorum.

4. No Solicitation. Each Shareholder shall, and shall cause any of its directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the “Representatives”) to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Subject to Section 6, each Shareholder shall not, and shall use its reasonable best efforts to cause each of its Representatives, if any, not to (and shall not authorize or permit any of them to), directly or indirectly, (i) solicit, initiate, knowingly encourage, facilitate or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub)

any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction or (vi) terminate, amend, modify, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent). Without limiting the generality of the foregoing, Parent, Merger Sub and each Shareholder acknowledge and hereby agree that any violation of the restrictions set forth in this Section 4 by any Representative of such Shareholder shall be deemed to be a breach of this Section 4 by such Shareholder.

5. Agreement Not to Exercise Appraisal Rights. Each Shareholder hereby irrevocably and unconditionally waives any appraisal rights or dissenters’ rights relating to the Merger or any other transaction contemplated by the Merger Agreement that such Shareholder may have with respect to such Shareholder’s Covered Shares pursuant to applicable Law.

6. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require any Shareholder to attempt to) limit or restrict any Shareholder (or any designee of any Shareholder) who is a director or officer of the Company from acting in such capacity on any matter (it being understood that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a holder of Shares and/or holder of options to purchase Shares); provided, however, that nothing in this Section 6 is intended to modify or otherwise obviate any of the rights or obligations under the Merger Agreement.

7. Irrevocable Proxy. Concurrently with the execution of this Agreement, each Shareholder shall deliver to Parent and Merger Sub a proxy in the form attached hereto as Annex A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by applicable Law, with respect to all of such Shareholder’s Covered Shares.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent and/or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shareholder’s Covered Shares. All rights, ownership and economic benefits of and relating to each Shareholder’s Covered Shares shall remain vested in and belong to each Shareholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Shareholder in the voting of any of such Shareholder’s Covered Shares, except as otherwise provided herein. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require such Shareholder to exercise any option and/or other rights to purchase Shares (including Company Options).

9. Representations and Warranties of Shareholders. Each Shareholder hereby represents and warrants to Parent, severally and not jointly, and solely as to itself and its Covered Shares, as of the date hereof that:

(a) Power; Binding Agreement. Such Shareholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by it of this Agreement or the Proxy, the performance by such Shareholder of its obligations hereunder or thereunder or the consummation by such Shareholder of the transactions contemplated hereby or thereby. This Agreement and the Proxy have been duly executed and delivered by such Shareholder, and, assuming this Agreement constitutes a legal valid and binding obligation of Parent and Merger Sub, constitute a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b) No Conflicts. Except for filings that may be required under the Exchange Act and the HSR Act, and any applicable foreign antitrust, competition or merger control Laws, no Consent of any Governmental Entity is required on the part of such Shareholder in connection with the execution, delivery and performance by such Shareholder of this Agreement and the Proxy and the consummation by such Shareholder of the transactions contemplated hereby and thereby. None of the execution, delivery or performance by such Shareholder of this Agreement or the Proxy, the performance by such Shareholder of its obligations hereunder or thereunder or the consummation by such Shareholder of the transactions contemplated hereby or thereby will (i) violate or conflict with any provisions of the articles of incorporation or bylaws or other constituent documents applicable to such Shareholder, (ii) violate, conflict or result in the breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which such Shareholder is a party or by which such Shareholder’s properties or assets may be bound, or (iii) violate or conflict with any Law or Order applicable to such Shareholder or by which any of such Shareholder’s properties or assets are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of such Shareholder.

(c) Ownership of Shares. Such Shareholder (i) is the Beneficial Owner of the Company Securities as indicated forth on the signature page to this Agreement, all of which are free and clear of any Liens, (except any Liens arising under securities Laws or arising hereunder), and (ii) does not own, beneficially or otherwise, any Company Securities other than the Company Securities indicated on the signature page to this Agreement.

(d) Voting Power. Such Shareholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person other than [Oppenheimer] (true and correct copies of whose engagement letter and other compensation arrangements have been furnished to Parent) is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of such Shareholder.

(f) Reliance by Parent. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

10. Certain Restrictions. Each Shareholder shall not, directly or indirectly, take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or enter into any Contract with any Person in any manner inconsistent with the terms of this Agreement or the Proxy.

11. Disclosure. Subject to reasonable prior notice and approval (which shall not be unreasonably withheld or delayed), each Shareholder shall permit and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent and/or Merger Sub determines to be necessary or desirable in connection with the Merger and any transactions related to thereto, such Shareholder’s identity and ownership of Covered Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.

12. Consents and Waivers. Each Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any Contracts to which such Shareholder is a party or pursuant to any rights such Shareholder may have.

13. Further Assurances. Subject to the terms and conditions of this Agreement, each Shareholder, in such Shareholder’s capacity as a Company shareholder, shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

14. Merger Agreement. Each Shareholder hereby acknowledges receipt of, and has had an opportunity to read and understand and consult with independent counsel concerning, the Merger Agreement (including exhibits and schedules thereto).

15. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 16 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.

16. Miscellaneous.

(a) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(b) Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance with any of the terms or conditions of this Agreement.

(d) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Shareholder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and/or Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Microchip Technology Incorporated

2355 W. Chandler Blvd.

Chandler, AZ 85224

Attention: Kim van Herk

        Vice President, General Counsel and Corporate Secretary

Telecopy No: (480) 792-4112

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746

Attention:        J. Robert Suffoletta, Jr.

Telecopy No.: (512) 338-5499

and copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention:        Robert T. Ishii and Denny Kwon

Telecopy No.: (415) 947-2099

If to Shareholder to:

To the address for notice set forth the signature page hereto.

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention:        Steve Wurzburg and Tom Chaffin

Telecopy No.: (866) 741-1919 and (650) 233-4545

(g) No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that provisions of California Law are mandatorily applicable to the Merger.

(j) Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 17(f) or in such other manner as may be permitted by applicable Law, and nothing in this Section 17(j) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and each Shareholder agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(l) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(m) Certain Interpretations.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(iii) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(n) Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses, whether or not the Merger is consummated.

(o) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed to be effective as of the date first above written.

MICROCHIP TECHNOLOGY INCORPORATED

By:
Name:	Steve Sanghi
Title:	President and Chief Executive Officer

(SIGNATURE PAGE TO VOTING AGREEMENT)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed to be effective as of the date first above written.

SHAREHOLDER:
(Name of Entity, if an entity)

By:
Name:
Title:
Address:

Facsimile:

Share that are Beneficially Owned:

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options or other rights to purchase Company Common Stock

(SIGNATURE PAGE TO VOTING AGREEMENT)

ANNEX A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of SUPERTEX, INC., a California corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Steve Sanghi, Ganesh Moorthy and Kim van Herk of MICROCHIP TECHNOLOGY INCORPORATED, a Delaware Corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable to Shareholder on or after the date hereof (collectively, the “Proxy Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon Shareholder’s execution of this Irrevocable Proxy, any and all prior proxies given by Shareholder with respect to any Proxy Shares are hereby revoked and Shareholder agrees not to grant any subsequent proxies with respect to the Proxy Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and Shareholder and the other shareholders of the Company named therein (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Parent, Orchid Acquisition Corporation, a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of Common Stock, no par value, of the Company (the “Company Common Stock”) will be converted into the right to receive cash in an amount equal to Thirty Three Dollars ($33.00) per share in cash (the “Merger Consideration”).

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) the making of any waiver, amendment or other modification of the Merger Agreement that reduces the amount of, or changes the form or type of, consideration to be received by Company shareholders in the Merger.

(i) The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Shareholder, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Proxy Shares, and to exercise all voting, consent and similar rights of Shareholder with respect to the Proxy Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the approval of the Merger Agreement, each of the other transactions contemplated by the Merger Agreement, and each other action the taking of which would reasonably be expected to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of the Company or any of its subsidiaries, (B) any sale, lease or transfer of any significant part of the assets of the Company or any if its subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries, (D) any material change in the capitalization of the Company or any of its subsidiaries, or the corporate structure of the Company or any of its subsidiaries, or (E) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided herein. Shareholder may vote the Proxy Shares on all other matters.

Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated:                     , 2014

SHAREHOLDER
(Name of Entity, if an entity)

By:

Name:

Title:

(SIGNATURE PAGE TO IRREVOCABLE PROXY)

Annex C

February 9, 2014

The Board of Directors

Supertex, Inc.

1235 Bordeaux Drive

Sunnyvale, CA 94089

Dear Board of Directors:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors of Supertex, Inc. (“Supertex”) as to the fairness, from a financial point of view, to the holders of common stock, no par value, of Supertex (“Supertex Common Stock”), of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of February 9, 2014, by and among Microchip Technology Incorporated (“MTI”), Orchid Acquisition Corporation, a wholly-owned subsidiary of MTI (“Merger Sub”), and Supertex (the “Agreement”). The Agreement provides for, among other things, the merger of Merger Sub with and into Supertex (the “Merger”) pursuant to which each outstanding share of Supertex Common Stock will be converted, subject to certain exceptions, into the right to receive $33.00 in cash (the “Merger Consideration”).

In arriving at our Opinion, we:

a)	reviewed the draft labeled “Execution Copy” of the Agreement and certain related documents;

b)	reviewed audited financial statements of Supertex for fiscal years ended March 31, 2012 and March 30, 2013, and unaudited financial statements of Supertex for the nine months ended December 28, 2013;

c)	reviewed financial forecasts and estimates relating to Supertex from the management of Supertex;

d)	reviewed the historical market prices and trading volume of Supertex Common Stock;

e)	held discussions with the senior management of Supertex with respect to the business and prospects of Supertex;

f)	reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating Supertex;

g)	reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Merger;

h)	analyzed the estimated present value of the future cash flows of Supertex based on financial forecasts and estimates from the management of Supertex;

i)	reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions we deemed relevant in evaluating the Merger;

j)	reviewed other public information concerning Supertex; and

k)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Supertex and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial forecasts and estimates relating to Supertex referred to above, we have assumed, at the direction of the management of Supertex and with Supertex’s consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information,

C-1

estimates and judgments of the management of Supertex as to the future financial condition and operating results of Supertex and the other matters covered thereby. At the direction of representatives from Supertex, we also assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with the consent of Supertex, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Supertex or the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Supertex.

We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Supertex or the price at which Supertex Common Stock will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of Supertex, or class of such persons, relative to the Merger Consideration. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Supertex to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Supertex or the effect of any other transaction in which Supertex might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

We are not legal, tax, regulatory or accounting advisors and have relied on the assessments made by the Company and its advisors with respect to such issues. This Opinion does not address any legal, tax, regulatory or accounting matters. In addition, this Opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer & Co. Inc. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Supertex in connection with the Merger and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. Supertex has agreed to indemnify us against certain liabilities and reimburse us for our time and expenses in connection with our services. In the ordinary course of business, we and our affiliates may actively trade securities of Supertex and MTI for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration provided for in the Agreement is fair, from a financial point of view, to the holders of Supertex Common Stock. This Opinion is for the use of the Board of Directors of Supertex in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

OPPENHEIMER & CO. INC.

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Annex D

CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

DISSENTERS’ RIGHTS

§ 1300. Shareholder in short-form merger; Purchase at fair market value; “Dissenting shares”; “Dissenting shareholder”

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval,

accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Stamping or endorsing dissenting shares

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Duty and report of appraisers; Court’s confirmation of report; Determination of fair market value by court; Judgment and payment; Appeal; Costs of action

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Disposition of dividends upon dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. When dissenting shares lose their status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of proceedings for compensation or valuation pending litigation

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Shares to which chapter inapplicable

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter.

The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversion deemed to constitute reorganization for purposes of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Annex E

Evan J. Smith, Esquire (SBN 242352) BRODSKY & SMITH, LLC 9595 Wilshire Blvd., Ste. 900 Beverly Hills, CA 90212 Telephone: (877) 534-2590 Facsimile: (310) 247-0160

Attorneys for Plaintiff

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SANTA CLARA

BRUCE OTT AND KATHLEEN OTT, individually and on behalf of all others similarly situated,	Case No. 114CV261747 CLASS ACTION

Plaintiff,	COMPLAINT FOR BREACH OF FIDUCIARY DUTY

v. SUPERTEX INC., HENRY C. PAO, BENEDICT C. K. CHOY, W. MARK LOVELESS, ELLIOTT SCHLAM, MILTON FENG, ORCHID ACQUISITION CORPORATION AND MICROCHIP TECHNOLOGY INC.	JURY TRIAL DEMANDED BY FAX
Defendants.

CLASS ACTION COMPLAINT FOR BREACH OF

FIDUCIARY DUTY

Plaintiffs Bruce Ott and Kathleen Ott (“Plaintiffs”), by their attorneys, allege upon information and belief, except for their own acts, which are alleged on knowledge, as follows:

SUMMARY OF THE ACTION

1. Plaintiffs bring this class action on behalf of the public stockholders of Supertex Inc. (“Supertex” or the “Company”) against Supertex’s Board of Directors (the “Board” or the “Individual Defendants”) for their breaches of fiduciary duties arising out of their attempt to sell the Company to Microchip Technology Inc. (“Microchip”) by means of a flawed process, for an unfair price pursuant to materially misleading disclosures and representations.

2. Supertex is a mixed signal semiconductor manufacturer focused on high performance analog and high voltage interface products for use in the medical, flat panel display, automotive, industrial electronics and telecommunications industries. Since it was founded in 1976, Supertex has been a leader in developing advanced technologies and has introduced new products to the market every year. In 2013, alone, the Company introduced 22 new products and has already introduced two more in 2014. These products have been the main drivers of revenue for the Company in the past and are expected to continue to generate significant revenues in the future.

3. On February 10, 2014, Microchip and the Company announced a definitive agreement under which Microchip, through its wholly-owned subsidiary, Orchid Acquisition Corporation (“Merger Sub”), will acquire Supertex for $33.00 per share in cash, representing a total equity value of approximately $394 million, and a total enterprise value of approximately $246 million, excluding Supertex’s cash and investments on its balance sheet of approximately $148 million.

4. Supertex Board members have breached their fiduciary duties by agreeing to the Proposed Transaction. As described in more detail below, given Supertex’s recent strong performance as well as its future growth prospects, the consideration provided under the Proposed Transaction is grossly inadequate and undervalues the Company.

CLASS ACTION COMPLAINT FOR BREACH OF

FIDUCIARY DUTY

5. The Proposed Transaction is the product of a materially flawed process that was not negotiated with the best interests of Supertex in mind. Defendant Henry C. Pao (“Pao”), co-founder, President, Chief Executive Officer (“CEO”) and director of Supertex, decided to sell the Company to Microchip, without consulting or notifying the Board or anyone else from Supertex and without considering any other strategic alternatives for the Company. Pao unilaterally conducted negotiations with Microchip, while sporadically informing defendant Benedict C.K. Choy (“Choy”), co-founder, Senior Vice President of Technology and Development, and director of Supertex, of his discussions after the fact. Only after agreeing to price terms did Pao inform the Board of his discussions with Microchip.

6. Pao also hired his highly conflicted financial advisor, Oppenheimer & Co., Inc. (“Oppenheimer”), without consulting or informing the Board. The Board did not ratify this decision until the very last minute, two days before the Merger Agreement was signed.

7. Notably, the full Board was unaware that negotiations for the sale of the Company were taking place until two and a half weeks before the merger agreement was signed. Even more egregious is the fact that the Company failed to attempt to negotiate a price higher than Microchip’s $33.00 per share offer, and also failed to seek bids from other potentially interested parties. In fact, not once during this process did Supertex contact a party other than Microchip to create a competitive bidding process. Rather, the Board was willing to accept the lowest possible bid in order to effectuate a quick transaction and appease the Company’s founders, Pao and Choy, even if it meant acting contrary to the Company and its shareholder’s best interests.

8. The Board exacerbated its breaches of fiduciary duty by agreeing to lock up the Proposed Transaction with unreasonable deal protection devices that serve to prevent other bidders from making a successful competing offer for the Company. Specifically, pursuant to the merger agreement dated February 9, 2014 (the “Merger Agreement”), defendants agreed to: (i) a strict no-solicitation provision that prevents the Company from soliciting other potential acquirers or even continuing discussions and negotiations with potential acquirers, and that

CLASS ACTION COMPLAINT FOR BREACH OF

FIDUCIARY DUTY

requires Supertex to enforce existing NDAs and standstill agreements against the counterparties thereto; (ii) a provision that provides Microchip with 5 business days to match any competing proposal in the event one is made; and (iii) a provision that requires the Company to pay Microchip a termination fee of $15.76 million, or 4% and 6.4% of the total equity value and enterprise of the deal in order to enter into a transaction with a superior bidder. These provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals and alternatives, including a sale of all or part of Supertex.

9. On February 25, 2014, Supertex filed its Schedule 14A Preliminary Proxy Statements (the “Proxy”) with the United States Securities and Exchange Commission (“SEC”) soliciting Supertex shareholders to vote in favor of the Proposed Transaction. This Proxy fails to provide Company shareholders with material information and/or provides them with materially misleading information concerning the Proposed Transaction, thereby rendering shareholders unable to make an informed decision on whether to vote in favor of the Proposed Transaction.

10. The Individual Defendants have breached their fiduciary duties of loyalty, due care, independence, good faith, candor, and fair dealing, and Microchip has aided and abetted such breaches by Supertex’s officers and directors. Plaintiffs seek to enjoin the Proposed Transaction unless and/or until defendants cure their breaches of fiduciary duty.

PARTIES

11. Plaintiffs are, and have been at all relevant times, the owners of Supertex common stock.

12. Defendant Supertex is a corporation organized and existing under the laws of the State of California. The Company maintains its principal executive offices at 1235 Bordeaux Drive, Sunnyvale, California 94089.

CLASS ACTION COMPLAINT FOR BREACH OF

FIDUCIARY DUTY

13. Defendant Pao is a co-founder of Supertex and has served as President, Chief Executive Officer (Principle Executive Officer), and director since the Company’s formation in 1976.

14. Defendant Choy is a co-founder of Supertex and has served as a director since 1986 and Senior Vice President, Technology and Development, since February 1988. Choy previously served as Vice President, Device Technology and Process Development, when he founded Supertex in 1976.

15. Defendant W. Mark Loveless (“Loveless”) has been a director of the Company since 2000.

16. Defendant Elliott Schlam has been a director of the Company since 2000.

17. Defendant Milton Feng has been a director of the Company since 2001

18. Defendants referenced in ¶¶ 12 through 17 are collectively referred to as the “Individual Defendants” and/or the “Board.”

19. Defendant Microchip is a Delaware corporation with its principal executive offices located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199. Microchip is a leading provider of microcontroller and analog semiconductors

20. Defendant Merger Sub is a California corporation and is a wholly-owned subsidiary of Microchip, created for the purpose of effectuating the Proposed Transaction.

CLASS ACTION ALLEGATIONS

21. Plaintiffs bring this action as a class action on behalf of owners of Supertex common stock as of February 10, 2014, the date that Defendants announced the Proposed Transaction (the “Class”). Excluded from the Class are Defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which Defendants have or had a controlling interest.

22. The putative class in this case is ascertainable and is united by a community of interest. Moreover, a class action is the superior way of adjudicating the class members’ claims.

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The Class is so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to Plaintiffs at this time and can only be ascertained through discovery, Plaintiffs believe that there are thousands of members in the Class. According to the Proxy, as of February 24, 2014, the Company had 11,561,753 shares of common stock outstanding. All members of the Class may be identified from records maintained by Supertex or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to that customarily used in securities class actions.

23. Questions of law and fact are common to the Class, including, inter alia, the following:

a.	Whether the Individual Defendants have breached their fiduciary duties of undivided loyalty or due care with respect to Plaintiffs and the other members of the Class in connection with the Proposed Transaction;

b.	Whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best price reasonably available under the circumstances for the benefit of Plaintiffs and the other members of the Class in connection with the Proposed Transaction;

c.	Whether Microchip and Merger Sub have aided and abetted the Individual Defendants’ breaches of fiduciary duty; and

d.	Whether Plaintiffs and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated.

24. Plaintiffs’ claims are typical of the claims of the other members of the Class. Plaintiffs and the other members of the Class have sustained damages as a result of Defendants’ wrongful conduct as alleged herein.

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25. Plaintiffs are committed to prosecuting this action, will fairly and adequately protect the interests of the Class, and have no interests contrary to or in conflict with those of the Class that Plaintiffs seek to represent.

26. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for the party opposing the Class.

27. Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

28. Defendants have acted on grounds generally applicable to the class, making appropriate final injunctive relief with respect to the Class as a whole.

FURTHER SUBSTANTIVE ALLEGATIONS

A. Company Background and Excellent Prospects for Growth

1. Introduction to the Company’s Products and Services

29. Supertex is a mixed signal semiconductor manufacturer, focused on high performance analog and high voltage interface products for use in the medical, flat panel display, automotive, industrial electronics and telecommunications industries. Since its inception in 1976, the Company has been a leader in developing advanced technologies that utilize high performance Complementary Metal Oxide Semiconductors (“CMOS”) and Double-Diffused MOS (“DMOS”) processes. Supertex pioneered high voltage integrated circuitry with its proprietary HVCMOS® technology, a merging of the CMOS and DMOS process technologies onto one chip. These advanced HVCMOS ICs provide performance and cost benefits that give customers a competitive edge in developing their products.

30. Supertex targets four markets for its semiconductor components: medical electronics, lighting and backlighting using light emitting diodes (“LEDs”), printers and devices using electro-luminescent (“EL”) lamps, and telecommunication. Supertex products are

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primarily used in medical ultrasound imaging equipment; LED modules for general lighting and for backlighting LCD TVs and computer monitors; large commercial ink-jet printers and EL modules for backlighting cellphone keypads and other LCD displays; and optical micro-electromechanical systems (“MEMS”) for telecommunications switches.

31. Supertex is constantly introducing new products to the market and has achieved great success in doing so. According to the Company’s Form 10K filed with the SEC on June 6, 2013, during fiscal 2013, the Company introduced 22 new standard products, the majority of which were aimed at high growth markets such as medical ultrasound imaging and solid-state LED lighting. These products, as well as future products, have been, and are expected to be, drivers for increased revenue for Supertex.

32. For instance, in just one month, in December of 2013, the Company introduced the following products:

a.	On December 3, 2013, the Company introduced the HV9150, a power management IC hysteretic controller that is intended to simply and easily provide a non-isolated, regulated high voltage output (6V to 500V) from a battery level input (2.7V to 4.5 V)

b.	On December 10, 2013, the Company introduced two new high voltage 32-channel analog switches—HV2802 and HV2902. Both ICs are intended for use in applications requiring high voltage switching controlled by low voltage control signals, such as in diagnostic medical ultrasound imaging, non-destructive metal flaw detection, inkjet printer heads, piezoelectric transducer drivers, and optical MEMS modules. According to Jimes Lei (“Lei”), Director of Applications Engineer for Supertex, “The HV2802 and HV2902 have the largest number of single-pole-single-throw voltage analog switches in a package that the industry has to offer. These products will allow the medical ultrasound system designers to further reduce their board sizes.”

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c.	On December 19, 2013, the Company announced the introduction of the PS30, a constant frequence (67kHz), constant duty cycle LED driver optimized for dimmable off-line LED bulb/tube applications, providing high power factor correction (PFC). The PS30 has two unique features that are covered by filed patents, which enhance the performance and value of the product.

33. In addition, two new products have already been introduced this year. One such product, the MD0107, was launched on January 28, 2014 and is a high-speed four channel auto damping device. The Supertex MD0107 is a high voltage device intended to improve the signal and image quality of ultrasound systems and also the general signal quality with coaxial connections. Lei explained: “The MD0107 is a versatile entrant into Supertex’s offerings for ultrasound and other signal applications. The MD0107 provides an alternative method of automatically terminating a transmission line without any logic controls or power supplies.”

34. The second product, the HV9805, was introduced on February 25, 2014, just two weeks after the announcement of the Proposed Transaction. The HV9805 is an LED driver IC, where the LED light source is arranged as a high voltage LED string in order to accommodate certain lamp form factors, while allowing for cost savings through less complicated cooling and optical arrangements. Alex Mednik, Supertex’s Application Engineering Director, touted the HV9805:

The HW9805 offers an interesting alternative for lowering the cost of LED lighting solutions, while improving the performance of the light source. High power factor, low THD, and high efficiency are attained through use of two simple stages. The HV9805 offers the lighting designer a powerful alternative for optimizing their designs, as they examine the tradeoffs of performance and lower system cost.

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35. According to January 21, 2014 press release, many of these newly launched products were well received and are expected to go to volume production in the next few months.

2. The Company’s Strong Financial Results

36. In addition to its promising new products, the Company has a strong balance sheet, with notably no debt and a debt-to-equity ratio of zero. As evidenced by its financial statements, the Company continues to generate revenue and net income growth.

37. For example, on July 23, 2014, Supertex issued a press release announcing the Company’s financial results for fiscal 2014 first quarter ended June 29, 2013. In the July 23 press release, Defendant Pao discussed the success of the Company due to sales from its products stating, in relevant part:

We’re very pleased with customer acceptance of our new products and improvement in our operating performance. . . . Sales of our new analog switches have ramped up quickly, and we have gained many design wins with our new higher density analog switches for medical ultrasound systems. Our printer head driver sales for a new series of printers for printing on ceramics and textiles, as well as for printing in 3D, grew 80% sequentially after doubling in the previous quarter. We also started shipping in volume a custom product for a consumer application, which is included in our industrial/other market. There are further growth opportunities for our recently-launched products for medical ultrasound, printer, LED lighting and industrial/other products, which span nearly all of our target market. In large part due to our increased sales, we continue to improve our gross margin and generate positive cash flow from operating activities.

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38. On January 21, 2014, Supertex continued to report positive financials for fiscal 2014 third quarter ended December 28, 2013. The Company reported strong year-over-year increases in net sales, net income, and net margin. Specifically, Supertex reported net sales of $17,351,000, an increase of 21% over the same quarter 2012, and net income on a GAAP basis of $2,677,000 or $0.23 per diluted share, compared to $1,431,000 or $0.12 per diluted share for the same period of the prior fiscal year. Additionally, for the nine months ended December 28, 2013, net sales were $51,298,000, an 11% increase compared to $46,351,000 for the same period of the prior fiscal year.

39. Defendant Pao concluded that “[o]verall it was a very good quarter,” and touted the Company’s better-than-expected performance and success in introducing new products to the market:

We responded to a steep production ramp requested by an LED TV backlighting customer, increasing sequential sales in that product by 112%. We would normally have a seasonal sales dip in our medical ultrasound products, however this year that did not happen, partially due to ramp-ups from recent design wins. The temporary reduction in printer head driver shipments in the third quarter was nearly offset by increased EL inverter sales, including a recent keyboard backlight design win. Last January we announced our plan for a 20% year-over-year quarterly run-rate sales growth in the fourth fiscal quarter, from $14.6 million in the March, 2013 quarter to $17.6 million in the March, 2014 quarter, which we believe we will achieve. We exceeded that amount in our FQ2 and came close in our FQ3, achieving sales of $17.4 million. For the past three quarters, sales in our four growth markets were higher than in the fourth quarter of fiscal 2013.

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Particularly, in our third fiscal quarter, LED backlighting and general lighting driver sales grew 12% sequentially. We continue to achieve design wins in many of our new products, some of which have gone to volume production faster than expected and we have many more innovative products in the pipeline. We’re meeting our operation objectives. Gross margin was 56% for both the third fiscal quarter and the nine month period which is running nearly eight percentage points higher than last year. Net margin was 15% for the third quarter and 16% for the nine-month period of this fiscal year, or over ten percentage points higher than the nine-month period last year. We generated $3.1 million of positive cash flow from operating activities.”

40. The Company also provided a promising fourth fiscal quarter outlook:

Sales in the fourth fiscal quarter are expected to be slightly higher at $17.6 million, driven by increased LED driver and printer head driver sales. Gross margin is expected to be 53% to 55% sequentially and the tax rate is expected to be approximately 25%. The Company expects to launch several new innovative products for medical ultrasound imaging, for industrial, and for driving LEDs for general lighting and TV backlighting. Many of the recently launched products have been well received and are expected to go to volume production in the coming months.

41. Additionally, Supertex’s success is evident by its consistently climbing stock price, which closed at a price of $19.91 on February 7, 2013 and increased to a closing price of $24.38 on February 7, 2014, the last day of trading before the merger announcement.

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B.	Defendant Pao to Run A Materially Flawed Process That Favored Microchip, to the Exclusion of Other Potential Bidders Without Conducting Any Market Check and Without the Board’s Knowledge

42. It would be a stretch to say the purported process was flawed since that would imply that a process had, in fact, occurred. Rather, the purported “process” leading up to the Proposed Transaction consisted of discussions with one company, Microchip, and was orchestrated by defendant Pao, who sporadically informed defendant Choy after the fact. Pao and Choy, the Company’s conflicted co-founders, were seeking to reap financial benefits through a quick sale to Microchip.

43. No outside companies were contacted, no competitive bid process occurred, and the Board was left in the dark for the majority of the mere two months it took to complete the transaction.

44. Of the six pages in tire Proxy devoted to describing the background of the Merger, one paragraph, or a meager five sentences, sums up the Company’s contact with other companies, aside from Microchip, over the past two years. The Proxy ambiguously states that the Company previously held discussions with five companies in 2012 and 2013 “to explore areas of potential collaboration,” but fails to state when these discussions occurred, the types of collaboration that were discussed, whether any proposals were submitted, or how the parties and discussions came about in the first place. The only additional information provided is that on August 12, 2012, one company, identified as Company A, entered into a non-disclosure agreement with Supertex, but never submitted a written proposal “because Company A and Supertex appeared to be far apart on the value of Supertex.” The remainder of the Proxy is devoted to describing the interactions between Supertex and Microchip.

45. According to the Proxy, between January 2008 and March 2009, Microchip acquired 597,400 shares in the open market and, in combination with exercising put contracts, acquired a total of 1,187,400 shares, or 9.2% of Supertex common stock. Microchip approached

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Supertex in May of 2009 with an offer to acquire the Company for $28.73 per share. Due diligence began and drafts of a definitive agreement were exchanged, but by June 2009, and for reasons unknown, both parties abandoned the transaction. By the end of September 2009, Microchip sold all of its shares of Supertex.

46. One year later, in October of 2010, Microchip approached Supertex for a second time with an acquisition offer of $29.00 per share, which was later increased to $30.00 per share. The parties entered into non-disclosure agreements, drafts of a definitive agreement were exchanged, and due diligence recommenced. Two months later, however, the transaction was abandoned, again, for reasons unknown. Microchip subsequently purchased 248,059 shares of Supertex common stock and sold them by August 2013.

47. The current transaction was initiated on December 9, 2013, when Steve Sanghi (“Sanghi”), the Chairman of the Board, President and Chief Executive Officer of Microchip, called defendant Pao to discuss a potential transaction between the companies. After this call, Pao unilaterally determined that the Company should be acquired by Microchip, without engaging in any discussions with the Board, considering strategic alternatives for the Company or informing anyone at Supertex of his decision. On December 19, 2013, the two parties leaped into acquisition discussions, with Sanghi offering to acquire Supertex for $30.00 per share.

48. A month passed and Pao still did not tell the Board, or anyone else, about his discussions with Sanghi. On January 10, 2014 Sanghi and Pao spoke once again and Sanghi told Pao that he calculated Supertex’s value to be worth between $30.00 and $31.00 per share. After discussing Sanghi’s offer with Choy, Pao conveyed to Sanghi that the value of Supertex to Microchip should be at least $33.00 per share, without consulting with the Board or any financial advisor to reasonably inform himself of whether the $33.00 counter adequately valued the Company.

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49. In order to cover his tracks, Pao belatedly contacted Oppenheimer that same day to Serve as Supertex’s financial advisor. Pao chose Oppenheimer because undisclosed representatives from Oppenheimer had previously performed services for Supertex while working at a different firm. Anticipating future engagements from Supertex and Pao, Oppenheimer had every motivation to act in furtherance of maintaining that relationship by ultimately rendering a favorable fairness opinion for the Company. Despite these apparent conflicts, Pao formally engaged highly conflicted Oppenheimer as Supertex’s financial advisor on January 14, 2014, without the Board’s knowledge.

50. For the remainder of the process, Pao singlehandedly negotiated the deal, without considering strategic alternatives and without the Board’s knowledge, while occasionally conferring with Choy.

51. On January 12, 2014, Sanghi confirmed with Pao that Microchip would offer a price of $33.00 per share, subject to confirmatory due diligence. Consequently, Sanghi and Pao executed a mutual non-disclosure agreement, again, without the knowledge of the Board. The non-disclosure agreement did not contain an exclusivity provision, meaning Supertex could contact other parties without worrying about Microchip walking away. Pao, however, never contacted a single party to try and create a competitive bidding process to obtain the highest price possible for the Company, including party A and the other interested parties that Supertex spoke with in 2012 and 2013 regarding interest in a potential transaction with the Company.

52. On January 17, 2014, representatives from Microchip sent a drafter merger agreement to Oppenheimer, accompanied by Supertex’s four year old mark-up of a prior draft merger agreement from their negotiations in 2010. On this same day, after negotiating a price term and over one month after Microchip’s original expression of interest, Pao decided to tell one director of Supertex, Defendant Loveless, about his discussions with Microchip.

53. Finally, on January 22, 2014, Pao finally decided to fill the rest of the Board in on his discussions with Microchip. By this time, however, Pao had already orchestrated a sale to Microchip and the Board was not going to act against the wishes of two of the Company’s founders. As such, Pao continued to dominate the process when, along with Oppenheimer, they met with Microchip’s management on January 25, 2014 to discuss a strategic transaction between the companies. Pao and Sanghi confirmed their prior understanding that Microchip would offer $33.00 per share, pending due diligence.

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54. There was no indication that $33.00 was Microchip’s best offer, yet at no point did Pao try to negotiate for a higher price. In fact, the $33.00 per share that was agreed upon appears to be based off of the outdated due diligence Microchip conducted in 2010.

55. On January 30, 2014, the Board met for the first time to discuss a potential transaction with Microchip. At this meeting, the Board, devoting unquestionable loyalty to Pao and Choy, focused on finalizing a quick deal rather than exploring strategic alternatives for the Company. Instead of discussing ways to maximize shareholder value, the Proxy states that the directors “emphasized the need for assurances that the transaction would close.”

56. The Board met telephonically for a second time on February 7, 2014. For the first time since December 9, 2013, a discussion occurred regarding the best strategic move for the Company. At this meeting, the Board discussed the reasons for the Proposed Transaction and alternatives, including having the Company remain as a stand-alone company, trying to negotiate a higher price from Microchip, or terminating discussions with Microchip and seeking a higher price elsewhere. Given that the Merger Agreement had gone through multiple drafts with all the terms already fully negotiated by Pao, it comes as no surprise that the Board concluded it was an optimal time to sell the Company. Pao would not let the Board undo the past month and a half of negotiations nor would the Board challenge Pao’s decision making. Additionally, at the eleventh hour, the Board ratified Pao’s decision to hire Oppenheimer.

57. Two days later, on February 9, 2014, Supertex and Microchip executed the Merger Agreement against the best interests of the Company. Contemporaneously with the execution of the Merger Agreement, the Individual Defendants executed Voting Agreements and, inter alia, agreed to vote their shares in support of the Proposed Transaction, thereby locking up 9.5% of the Company’s shares in favor of the Proposed Transaction.

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58. The so-called process leading up to the Proposed Transaction was the product of two Supertex founders’ desire to sell the Company to Microchip and a Board that was unwilling to put the Company’s or its shareholders’ interests before the founders’ interests. Throughout this “process” no parties were contacted to determine whether they would be interested in a potential transaction with the Company. The five parties that expressed an interest in 2012 and 2013 were never contacted and a list of potential parties or strategic alternatives were never even considered.

C.	The Proposed Transaction is Not in the Best Interests of Supertex’s Shareholders and Significantly Undervalues the Company’s Common Stock

59. In a press release dated February 10, 2014, the Company announced that it had entered into the Merger Agreement with Microchip pursuant to which Microchip will acquire Supertex for $33.00 per share in cash, representing a total equity value of about $394 million, and a total enterprise value of about $246 million, after excluding Supertex’s cash and investments on its balance sheet of approximately $148 million.

60. As an initial matter, the price fails to reflect the significant synergies the deal is expected to create for Microchip. Steve Sanghi, President and CEO of Microchip, stated in the February 10, 2014 press release:

We are pleased to have Supertex become part of the Microchip team. Supertex’s deep domain knowledge in high voltage analog and mixed signal technologies, and strong position in the Medical, Industrial and Lighting markets, complement many of Microchip initiatives in these areas. We believe that combining Supertex’s business with Microchip’s Analog business will enable significant synergies and cross selling opportunities.

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61. Microchip seeks to acquire the Company at the most opportune time, at a time when the Company is performing well and is positioned for tremendous growth. The Company introduced 22 products in 2013 and has already introduced 2 additional products in this year alone, all of which are expected to generate significant revenue for the Company. Because the typical gestation period for new products from introduction through design-in by the customer to volume production is one year, Supertex shareholders are being deprived of the financial benefits that many of these new products will bring in 2014.

62. Given the Company’s recent strong performance and its prospects for revenue growth, the consideration paid to shareholders under the Proposed Transaction is inadequate and significantly undervalues the Company.

D.	Defendants Locked Up the Deal with Preclusive Deal Protection Devices that Unfairly Deter Competing Offers to Acquire Supertex

63. The Proposed Transaction is also unfair because as part of the Merger Agreement, Defendants agreed to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed Transaction a fait accompli and ensure that no competing offers will emerge for the Company.

64. The Merger Agreement contains a strict “no shop” provision that prohibits the Board from taking any meaningful action to ensure that they are in compliance with their fiduciary duties, including solicitation of alternative acquisition proposals or business combinations.

65. Specifically, § 6.1 of the Merger Agreement includes a “no solicitation” provision barring the Company from soliciting interest from other potential acquirers in order to procure a price in excess of the amount offered by Microchip. § 6.1(a) requires that the company terminate any and all prior or ongoing discussions with other potential acquirers, and § 6.1(b) includes a provision whereby the Company may not waive any standstill or confidentiality agreement.

66. Pursuant to § 6.1(d) of the Merger Agreement, should an unsolicited bidder submit a competing proposal, the Company must notify Microchip of the bidder’s identity and the terms of the bidder’s offer. Thereafter, § 6.2(b) demands that should the Board determine to

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enter into a superior competing proposal, it must grant Microchip five business days in which the Company must negotiate in good faith with Microchip and allow Microchip to amend the terms of the Merger Agreement to make a counter-offer so that the competing proposal no longer constitutes a superior proposal.

67. In other words, the Merger Agreement gives Microchip access to any rival bidder’s information and allows Microchip a free right to top any superior offer simply by matching it. Accordingly, no rival bidder is likely to emerge and act as a stalking horse, because the Merger Agreement unfairly assures that any “auction” will favor Microchip and piggy-back upon the due diligence of the foreclosed second bidder.

68. The Merger Agreement also provides that a termination fee of $15,760,000 must be paid to Microchip by Supertex if the Company decides to pursue a competing offer, thereby essentially requiring that a competing bidder agree to pay a naked premium for the right to provide the stockholders with a superior offer.

69. Moreover, in connection with the Proposed Transaction, certain of Supertex’s shareholders, including all of the Company’s directors, have entered into voting agreements where approximately 9.5% of the outstanding Supertex common stock is already “locked up” in favor of the Proposed Transaction with Microchip. The voting agreements operate as a deterrent to other potential purchasers.

70. Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are so narrowly circumscribed to provide an effective “fiduciary out” under the circumstances.

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71. Accordingly, Plaintiffs seek injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention

E.	The Board Placed the Interests of Management and Board Members Ahead of the Company’s Public Shareholders

72. Each of the Individual Defendants and the Company’s executive officers are conflicted and in breach of their fiduciary duties because they will receive benefits from the Proposed Transaction not available to Plaintiffs and other public shareholders of Supertex.

73. Each of the directors holds stock options and restricted stock awards that, upon consummation of the Proposed Transaction, will no longer be subject to the restrictions and will be automatically converted to cash allowing the directors to receive material financial benefits from converting their stock options. The Company’s executive officers stand to receive a collective $2,758,050 in connection with the cancellation of their 227,000 vested options and non-employee directors stand to receive an aggregate payment of $1,415,010. Defendants Pao and Choy will each receive $607,500 in connection with the cancellation of their vested options.

74. Rather than act in the best interests of Supertex shareholders, in approving the Proposed Transaction with Microchip, the executive officers and directors were motivated by the fact that all of their outstanding unvested options will be assumed by Microchip. The Company’s executive officers hold 128,900 unvested options, of which 20,000 are held by each of Defendants Pao and Choy. Each employee director holds 20,000 outstanding unvested options as well.

75. Additionally, each executive officer of the Company, including Defendants Pao and Choy, is entitled to certain benefits under a change of control agreement. Specifically, the benefits include:

a.	Salary continuation for one year or until such executive officer finds another position, whichever is sooner;

b.	Earned but unpaid profit share which the executive officer would have received at the next profit sharing payment date had there been no change of control and the executive officer had continued to be employed by Supertex until such payment date;

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c.	Full vesting of any outstanding options (with the ability to exercise such vested options until the earlier of the original normal expiration date of the options or one year after termination); and

d.	COBRA premium reimbursement for one year or until the officer is covered by the medical and dental plans of another employer, whichever is sooner.

76. The Company’s officers will also be entitled to “golden parachute” compensation upon the consummation of the Proposed Transaction and the officer’s respective qualified employment terminations. The following table sets forth the additional “golden parachute” compensation that each executive officer stands to receive:

Total Golden Parachute Compensation

Named Executive Officers	Severance (S)(1) (a)	Profit Sharing (S)(2) (b)	Total Cash (S) (a+b)	Equity (S)(3)	Pension/ NQDCP (S)(4)	Perquisites/ Benefits (S)(5)	Total (S)
Henry C. Pao	298,241	83,258	381,499	877,300	4,447,032	21,626	5,727,457
President and Chief Executive Officer
Phillip A. Kagel	289,231	71,730	360,961	614,400	365,901	21,815	1,363,077
Vice President, Finance and Chief Financial Officer
Michael Lee	269,930	71,730	341,660	744,975	31,101	2,244	1,119,980
Vice President, I.C. Design and Vice President, Marketing
Michael Tsang	230,214	62,764	292,978	373,310	699,174	10,335	1,375,797
Vice President, Operations and Product Engineering
William Petersen	164,865	10,000	174,865	438,650	307,342	17,740	938,597
Vice President, Worldwide Sales

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77. These potential lucrative benefits for themselves and other Supertex insiders provided adequate incentive for Supertex’s Board to approve the transaction with Microchip, regardless of the fairness of the terms of the transaction for Supertex shareholders.

F.	The Materially Misleading Proxy

78. Compounding the unfair process and inadequacy of the consideration offered to Supertex shareholders under the Proposed Transaction, on February 25, 2014, the Company filed its Proxy with the SEC and disseminated it to the Company’s public shareholders in an attempt to convince shareholders to vote in favor of the Proposed Transaction. The Proxy fails to provide the Company’s shareholders with material information and/or provides them with materially misleading information critical to the total mix of information available to the Company’s shareholders concerning the financial and procedural fairness of the Proposed Transaction. Without such information, Supertex shareholders cannot make a fully informed decision about whether or not to vote in favor of the Proposed Transaction.

1. Materially Misleading Disclosures Concerning the Flawed Process

79. The Proxy fails to disclose the following material information concerning the sales process discussed on pages 15-20:

a.	When did Supertex make its stock repurchases and on-time dividend payment, and what was the market’s reaction to each;

b.	How discussions with the five strategic parties in 2012 and 2013 came about, when these discussions were held, the nature of these discussions, whether any of these parties submitted a bid for the Company, and whether any additional parties were contacted during this time;

c.	Any non-binding offers submitted by Company A in 2012 or 2013 and the reasons why Company A and Supertex “appeared to be far apart on the value of Supertex”;

d.	The terms of the non-disclosure agreement entered into between Supertex and Company A on August 12, 2012;

e.	The reasons why negotiations between Supertex and Microchip Technology, Inc. (“Microchip”) were abandoned in 2009;

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f.	Whether Supertex and Microchip had any discussions regarding a potential transaction between December 2010 and December 9, 2013;

g.	The circumstances behind Steve Sanghi (“Sanghi”) contacting Henry C. Pao (“Pao”) regarding a potential transaction on December 9, 2013 and whether they had communicated prior to this conversation;

h.	The basis for Pao believing Microchip was worth more than Sanghi’s December 9, 2013 offer of $30.00 per share, the basis for Pao concluding the Company was worth $33.00 or higher after consulting with Benedict C.K. Choy (“Choy”), and the reasons for not consulting with a financial advisory before conveying a price to Microchip;

i.	The reason Pao engaged Oppenheimer & Co., Inc. (“Oppenheimer”) as Supertex’s financial advisor on January 14, 2014 without Board approval, whether other financial advisors were considered, and the reasons the Board later ratified Oppenheimer’s engagement on February 7, 2014;

j.	The basis for believing that Oppenheimer had “knowledge of Supertex’s business and affairs,” the identities and number of representatives from Oppenheimer who previously discussed Supertex’s strategic position while working at another firm, the names of the prior firm(s) each of the representatives worked at, a description of the work that was performed by these representatives pertaining to Supertex, including when the work was performed and any compensation that was received for these services;

k.	The reason Pao requested that the January 12, 2014 non-disclosure agreement with Microchip not contain an exclusivity provision;

l.	The basis for Pao concluding that a sale of the Supertex was in the Company’s best interest, when he decided this, whether Pao considered any strategic alternatives and, if not, why he did not, and the reasons for not informing the Board of his decision to engage in negotiations with Microchip until January 17 and 22, 2014;

m.	The date(s) that Oppenheimer advised the Company on the value of Supertex’s worth and whether the January 30, 2014 preliminary analysis was the first valuation advice Oppenheimer provided to Supertex;

n.	When the Company determined that a sale of Supertex was in the Company’s best interest, the basis for determining that a sale to Microchip was in the Company’s best interest, and the other strategic alternatives it considered or discussed, if any;

o.	The financial due diligence that Microchip requested;

CLASS ACTION COMPLAINT FOR BREACH OF

FIDUCIARY DUTY

p.	The reason Supertex never contacted any potential parties to see if there was an interest in a potential transaction with the Company, including the five strategic parties from 2012 and 2013;

q.	The reason for ultimately accepting Microchips bid of $33.00 without attempting to negotiate a higher price; and

r.	The representatives at Oppenheimer who had previously provided services to Supertex, the company with which those representatives were previously employed when providing services to Supertex, the nature of the prior services provided to Supertex and the amount of compensation the representatives or their prior employer received for such services.

80. The above material disclosures concerning the sales process are necessary for Supertex’s public shareholders to assess the credibility of the process the Board employed to sell the Company and the weight to give its decision-making process in deciding whether to vote for the Proposed Transaction.

2. Materially Misleading Disclosures Concerning Oppenheimer’s Financial Analyses

81. The Proxy fails to disclose certain methodologies, data, inputs, and multiples underlying the financial analyses supporting the fairness opinion of the Company’s financial advisor, Oppenheimer. In addition, the Proxy fails to disclose information relating to Oppenheimer’s potential conflicts of interest in rendering its fairness opinion so that shareholders are not able to appropriately assess the credibility of Oppenheimer’s opinion.

82. With respect to the Selected Companies Analysis, the Proxy fails to disclose various material aspects of Oppenheimer’s analysis, including the objective selection criteria used by Oppenheimer to select the sample of public companies, the company-by-company pricing multiples, and any other multiples that were examined. It also fails to disclose the number of fully diluted shares outstanding assumed by Oppenheimer.

83. With respect to Selected Precedent Transactions Analysis, the Proxy fails to disclose various material aspects of Oppenheimer’s analysis, including the objective selection criteria used by Oppenheimer to select the sample of precedent transactions, the transaction-by-transaction aggregate values and pricing multiples, and any other multiples that were examined.

CLASS ACTION COMPLAINT FOR BREACH OF

FIDUCIARY DUTY

84. With respect to the Discounted Cash Flow Analysis, the Proxy fails to disclose various material aspects of Oppenheimer’s analysis, including the identity, quantity and source of the assumptions underlying the weighted average cost of capital.

85. With respect to the Other Factors, the Proxy fails to disclose various aspects regarding premiums paid, including the following the specific industries examined, including what industries are “related to” technology. Further, it should disclose the summary statistics, including at least the upper and lower quartiles.

86. In addition, the Proxy fails to provide a valuation summary with the Company’s fully diluted shares outstanding, cash, debt, equity value (at the unaffected price and the offer), and enterprise value (at the unaffected price and the offer). If the pricing multiples were calculated, they should be disclosed as well.

3. Materially Misleading Disclosures Concerning the Projections Prepared by the Company’s Management

87. With respect to the projections for Supertex that were prepared by the Company’s management, the Proxy fails to disclose various material information, including whether other projections were prepared besides the “management case” projections. The Company fails to disclose the “publicly available forecasts” provided to Microchip, when the 2014 budget had been approved by the Board, and whether the 2015 budget is available.

88. With respect to the selected unaudited prospective financial information portrayed in the formation on page 42 of the Proxy, the Company must disclose unlevered free cash flows UFCF in the detailed figures/assumption necessary to calculate UFCF) , synergies, and earnings per share.

CLASS ACTION COMPLAINT FOR BREACH OF

FIDUCIARY DUTY

CLAIMS FOR RELIEF

COUNT I

Breach of Fiduciary Duties

(Against All Individual Defendants)

89. Plaintiffs repeat all previous allegations as if set forth in full herein.

90. The Individual Defendants have knowingly and recklessly and in bad faith violated fiduciary duties of care and loyalty owed to the public shareholders of Supertex and have acted to put their personal interests ahead of the interests of Supertex shareholders.

91. The Individual Defendants’ recommendation of the Proposed Transaction will result in change of control of the Company which imposes heightened fiduciary responsibilities to maximize Supertex’s value for the benefit of the stockholders and requires enhanced scrutiny by the Court.

92. The Individual Defendants have breached their fiduciary duties of loyalty and due care owed to the shareholders of Supertex because, among other reasons:

a.	they failed to take steps to ensure the financial and procedural fairness of the transaction for Supertex shareholders and took steps to avoid competitive bidding;

b.	they failed to properly value Supertex; and

c.	they ignored or did not protect against the numerous conflicts of interest resulting from the directors’ own interrelationships or connection with the Proposed Transaction.

93. As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiffs and the Class will suffer irreparable injury in that they have not received and will not receive their fair portion of the value of Supertex’s assets and will be prevented from benefiting from a value-maximizing transaction.

CLASS ACTION COMPLAINT FOR BREACH OF

FIDUCIARY DUTY

94. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiffs and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class.

95. Plaintiffs and the Class have no adequate remedy at law.

COUNT II

Breach of Fiduciary Duty — Disclosure

(Against All Individual Defendants)

96. Plaintiffs repeat all previous allegations as if set forth in full herein.

97. The fiduciary duties of the Individual Defendants in the circumstances of the Proposed Transaction require them to disclose to Plaintiffs and the Class all information material to the decisions confronting Supertex’s shareholders.

98. As set forth above, the Individual Defendants have breached their fiduciary duty through materially inadequate disclosures and material disclosure omissions.

99. As a result, Plaintiffs and the Class members are being harmed irreparably.

100. Plaintiffs and the Class have no adequate remedy at law.

COUNT III

Aiding and Abetting

(Against Supertex, Microchip and Merger Sub)

101. Plaintiffs repeat all previous allegations as if set forth in full herein.

102. As alleged in more detail above, Defendants Supertex, Microchip and Merger Sub have aided and abetted the Individual Defendants’ breaches of fiduciary duties. In so doing, they intended to and did benefit their own financial interest.

103. As a result, Plaintiffs and the Class members are being harmed.

104. Plaintiffs and the Class have no adequate remedy at law.

CLASS ACTION COMPLAINT FOR BREACH OF

FIDUCIARY DUTY

WHEREFORE, Plaintiffs demand judgment against Defendants, jointly and severally, as follows:

(A) declaring this action to be a class action and certifying Plaintiffs as the Class representatives and their counsel as Class counsel;

(B) enjoining, preliminarily and permanently, the Proposed Transaction;

(C) in the event that the Proposed Transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiffs and the Class rescissory damages;

(D) directing that Defendants account to Plaintiffs and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(E) awarding Plaintiffs the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiffs’ attorneys and experts; and

(F) granting Plaintiffs and the other members of the Class such further relief as the Court deems just and proper.

JURY DEMAND

Plaintiffs demand a trial by jury.

Dated: March 6, 2014	Respectfully submitted,

Evan J. Smith (SBN242352) 9595 Wilshire Boulevard, Suite 900 Beverly Hills, CA 90212 Telephone: (877) 534-2590 Facsimile: (310) 247-0160

LEVI & KORSINSKY, LLP Shannon L. Hopkins, Esq. 30 Broad Street, 24th Floor New York, New York 10004 T: (212) 363-7500 F: (212) 363-7171 Counsel for Plaintiffs

CLASS ACTION COMPLAINT FOR BREACH OF

FIDUCIARY DUTY

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SUPERTEX, INC. 1235 BORDEAUX DRIVE SUNNYVALE, CA 94089	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time the day before the cut-off date or meeting date, March 31, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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The Board of Directors recommends you vote FOR proposals 1, 2 and 3:					For	Against	Abstain

1.

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 9, 2014, by and among Microchip Technology Incorporated, Orchid Acquisition Corporation and Supertex, Inc. (the “Merger Agreement”), and approve the principal terms of the merger as contemplated by the Merger Agreement (the “Merger”).

					☐	☐	☐

2.	To consider and vote upon a proposal to approve, by an advisory (non-binding) vote, certain of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, as well as the agreements pursuant to which such compensation may be paid or become payable.				☐	☐	☐

3.	To consider and vote upon a proposal to approve the grant of authority to vote your shares to adjourn the Special Meeting to a later time and date, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval of the principal terms of the Merger and adoption of the Merger Agreement.				☐	☐	☐

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

SUPERTEX, INC. Special Meeting of Shareholders April 1, 2014 10:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Henry C. Pao and Stephen M. Wurzburg, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Supertex, Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting of shareholder(s) to be held at 10:00 AM, local time on April 1, 2014, at 1235 Bordeaux Dr. Sunnyvale, CA 94089, and any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side